Exhibit 99.1

IRON AGE CORPORATION
IRON AGE HOLDINGS CORPORATION
IAC HOLDINGS, INC.

Exchange Offer and Consent Solicitation Statement for all outstanding
9 7/8% Senior Subordinated Notes due 2008 of Iron Age Corporation and
12 1/8% Senior Discount Notes due 2009 of Iron Age Holdings Corporation

Each holder of:		Is offered the opportunity to exchange such notes for the following consideration:

9 7/8% Senior		For each $1,000 principal amount held:
Subordinated Notes due 2008 of Iron Age Corporation (CUSIP No. 462745AC4) (“Iron Age Notes”)	• •	$123.077 principal amount of new 15% Subordinated Convertible Secured Notes (“New Notes”) of Iron Age Corporation having substantially the terms described herein (an aggregate of $8.0 million principal amount of New Notes, assuming all outstanding Iron Age Notes are validly tendered and accepted for exchange); and 14.61538 shares of common stock of IAC Holdings, Inc. (an aggregate of approximately 95% of the shares of common stock outstanding as of the closing of the Iron Age Notes Exchange Offer (defined below), assuming all outstanding Iron Age Notes are validly tendered and accepted for exchange). In the event not all outstanding Iron Age Notes are validly tendered and accepted for exchange, the number of shares of common stock that each exchanging holder of Iron Age Notes is entitled to receive will be appropriately increased such that each holder receives a pro rata portion (with respect to all exchanging holders of Iron Age Notes) of approximately 95% of the common stock of IAC Holdings, Inc. outstanding as of the closing of the Iron Age Notes Exchange Offer.

12 1/8% Senior		For each $1,000 principal amount held:
Discount Notes due 2009 of Iron Age Holdings Corporation (CUSIP No. 462749AC6) (“Holdings Notes”)	•	1.42312 shares of common stock of IAC Holdings, Inc. held by Iron Age Holdings Corporation as of the closing of the Iron Age Notes Exchange Offer (an aggregate of approximately 5% of the common stock outstanding as of the closing of the Iron Age Notes Exchange Offer).

     The tender of either issue of notes in the exchange offers and related consent solicitations described herein (with respect to the Iron Age Notes, the “Iron Age Notes Exchange Offer”, with respect to the Holdings Notes, the “Holdings Notes Exchange Offer”, and together, the “Exchange Offers”) will constitute consent to certain amendments to the indenture under which that issue of notes was issued. The proposed amendments to each of the indentures under which each issue of notes was issued would delete substantially all of the covenants and events of default contained in such indenture. The proposed amendments to each indenture are discussed in this Exchange Offer and Consent Solicitation Statement beginning on page 45.

     Consummation of the Exchange Offers is subject to a number of conditions as discussed in this Exchange Offer and Consent Solicitation Statement beginning on page 34.

     The terms of the Exchange Offers have been developed in negotiations with an ad hoc committee of holders of the 12 1/8% Senior Discount Notes due 2009 of Iron Age Holdings Corporation (the “Holdings Notes”) and the 9 7/8% Senior Subordinated Notes due 2008 of Iron Age Corporation (the “Iron Age Notes”, and together with the Holdings Notes, the “Old Notes”) representing approximately 47% of total principal amount outstanding of the Holdings Notes and approximately 63% of the total principal amount outstanding of the Iron Age Notes (the “Steering Committee”). We have been advised by the Steering Committee that holders representing 100% of the total principal amount outstanding of the Holdings Notes and approximately 98% of the total principal amount outstanding of the Iron Age Notes have expressed their present intent to tender their Old Notes pursuant to these Exchange Offers, based on their understanding of the material terms thereof.

     Each of the Exchange Offers and consent solicitations will expire at 12:00 midnight, New York City time, on November 25, 2003, unless extended.

     A determination whether or not to participate in the Exchange Offers involves risks which are described in the “Risk Factors” section beginning on page 16.

     Questions and requests for assistance or additional copies of this Exchange Offer and Consent Solicitation Statement may be directed to FTI Corporate Recovery (the “Information Agent”), 333 West Wacker Drive, Suite 600, Chicago, IL 60606, Attention: Paul Andrews, telephone number (312) 606-2605.

     The Exchange Agent for the Exchange Offers is JPMorgan Chase Bank, ITS Bond Events, address for registered or certified mail: 2001 Bryant Street, 9th Floor, address for regular mail: P.O. Box 2320, Dallas, TX 75221, Attention: Frank Ivins, telephone number (800) 275-2048, and fax: (214) 468-6494 (for eligible institutions only).

The date of this Exchange Offer and Consent Solicitation Statement is October 27, 2003.

     This Exchange Offer and Consent Solicitation Statement does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this Exchange Offer and Consent Solicitation Statement nor any sale made hereunder of the securities described herein shall under any circumstances imply that the information herein is correct as of any date subsequent to the date hereof.

     The securities offered hereby have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. As a result, these exchange offers and consent solicitations are being made in reliance upon an exemption from registration under the Securities Act for an offer and sale of securities which does not involve a public offering. Accordingly, this Exchange Offer and Consent Solicitation Statement is being distributed only to holders believed by Iron Age Holdings Corporation (“Holdings”), IAC Holdings, Inc. (“New Holdings”) and Iron Age Corporation (“Iron Age” or the “Company”, and together with Holdings and New Holdings, the “Companies”) to be “accredited investors” (as defined in Regulation D under the Securities Act). In the event that this Exchange Offer and Consent Solicitation Statement is delivered to a person that is not an accredited investor, such delivery shall be for informational purposes only and no offer of securities is made to such person. Each holder that tenders its Old Notes pursuant to the Exchange Offers will, in making such tender, be deemed to have made certain acknowledgements, representations and agreements as set forth in the Letter of Transmittal and Consent. Holders of Old Notes should be aware that they may be required to bear the financial risks of their investment for an indefinite period of time.

     Because the securities offered hereby have not been registered under the Securities Act or any state or foreign securities laws, none of such securities may be offered or sold or otherwise transferred except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state or foreign securities laws. Accordingly, the resale of the securities offered hereby by holders participating in the Exchange Offers will be restricted. In addition, holders of the securities offered hereby will be required to become parties to a stockholders agreement that imposes transfer restrictions on those securities. See “Description of the New Holdings Common Stock — Stockholders Agreement” for more information.

     Each holder that tenders its Old Notes in the Exchange Offers represents that it is basing its decision solely on this Exchange Offer and Consent Solicitation Statement and its own examination of the Companies and the terms of the offering of the securities offered hereby, including the merits and risks involved.

     Holders of Old Notes are hereby offered the opportunity, prior to tendering their Old Notes in the Exchange Offers, to ask questions and receive answers concerning the terms and conditions of the Exchange Offers and to obtain from us additional information, to the extent that we possess such information or can acquire it without unreasonable effort or expense, that is necessary to verify the accuracy of the information contained herein.

     Each holder that tenders its Old Notes in the Exchange Offers acknowledges and agrees that no person other than the Companies has been authorized to give any information or to make any representation concerning the Exchange Offers, the Companies or the securities offered hereby, and, if given or made, any other such information or representation will not be, and is not being, relied upon in connection with the transactions contemplated hereby.

     The securities offered hereby have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy of the information contained herein or determined the adequacy of this document. Any representation to the contrary is a criminal offense.

     No representation is made to any holder of Old Notes regarding the legality of an investment by such holder in the securities offered hereby under any applicable legal investment or similar laws or regulations. The contents of this Exchange Offer and Consent Solicitation Statement are not to be construed as legal, business or tax advice. Each holder of Old Notes should consult his or her own attorney and business and tax advisors as to legal, business and tax advice.

TABLE OF CONTENTS

SUMMARY
Iron Age Corporation
Iron Age Holdings Corporation
IAC Holdings, Inc.
Subsidiaries
Background and Reasons for the Exchange Offer
Interest of Certain Persons in the Exchange Offer
The Iron Age Notes Exchange Offer and Consent Solicitation
The Holdings Notes Exchange Offer and Consent Solicitation
Procedures for Tendering Notes and Consents
Conditions to Exchange Offers; Miscellaneous
Terms of the New Notes
Terms of New Holdings Common Stock
RISK FACTORS
Failure to Consummate the Exchange Offers
Effect of Exchange Offers on Operations
Risks for Holders Tendering in the Exchange Offer
Risks for Holders Not Tendering in the Exchange Offer
Risks Related to Our Business
UNAUDITED PRO FORMA FINANCIAL DATA
Consolidated Pro Forma Balance Sheet
Consolidated Pro Forma Statements Of Operations
THE EXCHANGE OFFERS
Terms of the Exchange Offers
Release of Claims by Holders of Old Notes
Conditions of the Exchange Offers
EXCHANGE OFFERS AND CONSENT PROCEDURES
Tendering Notes and Delivering Consents
Withdrawal of Tenders; Revocation of Consents
Absence of Appraisal Rights
Expiration Date; Extension; Amendment; Termination
Acceptance of Notes for Exchange; Delivery of New Notes and/or New Holdings Common Stock
Proposed Amendments to the Old Notes Indentures
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
Tax Consequences of the Exchange Offers to Holders
Tax Consequences of Holding New Notes and New Holdings Common Stock
Other Considerations
Tax Consequences to Holders Not Participating in the Exchange
Tax Consequences to the Company and Holdings
DESCRIPTION OF NEW NOTES
Principal, Maturity and Interest
Ranking and Subordination
Collateral Agency Agreement
Conversion
Transfer Restrictions
Events of Default
Amendments and Waivers
Register
DESCRIPTION OF NEW HOLDINGS COMMON STOCK
General Terms
Stockholders Agreement
Registration Rights Agreement
Delivery and Form
DESCRIPTION OF NEW CREDIT AGREEMENT AND OTHER INDEBTEDNESS
New Credit Agreement
Other Indebtedness
WHERE YOU CAN FIND MORE INFORMATION
Exchange Offer

i

Ranking and Subordination	55
Collateral Agency Agreement	57
Conversion	58
Transfer Restrictions	60
Events of Default	60
Amendments and Waivers	61
Register	62
DESCRIPTION OF NEW HOLDINGS COMMON STOCK	63
General Terms	63
Stockholders Agreement	64
Registration Rights Agreement	72
Delivery and Form	73
DESCRIPTION OF NEW CREDIT AGREEMENT AND OTHER INDEBTEDNESS	75
New Credit Agreement	75
Other Indebtedness	76
WHERE YOU CAN FIND MORE INFORMATION	77

Annex A	New Notes Agreement

Annex B	Stockholders Agreement

Annex C	Registration Rights Agreement

Annex D	Collateral Agency Agreement

Annex E	Iron Age Holdings Corporation filings: Annual Report on Form 10-K for the fiscal year ended January 25, 2003, Quarterly Reports on Form 10-Q for the quarters ending July 26, 2003 and April 26, 2003, Reports on Form 8-K filed with, or furnished to, the Securities and Exchange Commission on September 9, 2003, September 26, 2003 (two Reports), and October 24, 2003 (two Reports).

Annex F	Iron Age Corporation filings: Annual Report on Form 10-K for the fiscal year ended January 25, 2003, Quarterly Reports on Form 10-Q for the quarters ending July 26, 2003 and April 26, 2003, Reports on Form 8-K filed with, or furnished to, the Securities and Exchange Commission on September 9, 2003, September 26, 2003 (two Reports ), and October 24, 2003 (two Reports).

ii

SUMMARY

     This summary may not contain all the information that may be important to you. You should read the entire Exchange Offer and Consent Solicitation Statement, including the exhibits hereto, before determining to tender your Old Notes in the related Exchange Offers. The terms “we, “us”, “our”, “the Company” and “Iron Age” refer to Iron Age Corporation and its subsidiaries.

Iron Age Corporation

     We are a leading distributor of safety shoes in the United States. We were founded in 1817 and have specialized in safety footwear since the popularization of steel toe shoes during the 1940s. Our primary business is the specialty distribution of safety, work and uniform-related shoes primarily under the Iron Age®, Knapp® and Grabber® brand names. In addition, we offer safety, work and uniform shoes under other third-party consumer brands, primarily Timberland® and Dr. Martens™. Distributions are made primarily through mobile and store centers and direct mail catalogs. We also distribute footwear directly to retail and wholesale customers through our wholesale division and manufacturing subsidiary, Falcon Shoe Mfg. Co. We distribute over 300 styles of footwear directly to our customers under the Iron Age, Knapp, Grabber, Timberland, Rockport and Dr. Martens brand names. The Iron Age, Knapp and Grabber products and services are marketed principally to industrial, service and government employers, most of which require safety shoes to be worn at the workplace and provide purchase subsidies under employer safety programs to the end-user employee. Revenues for the fiscal year ended January 25, 2003 were $100.4 million.

Iron Age Holdings Corporation

     Iron Age Holdings Corporation (“Holdings”) is the parent corporation of the Company and owns 100% of the outstanding common stock of the Company. Holdings was formed on February 26, 1997 by Fenway Partners Capital Fund, L.P., together with certain investors, in partnership with certain members of management, in order to effect the acquisition of all of the outstanding stock of the predecessor to Holdings.

IAC Holdings, Inc.

     IAC Holdings, Inc. (“New Holdings”, and together with Holdings and the Company, the “Companies”) is a newly formed holding company which, following the consummation of the Exchange Offers, will own 100% of the Company’s outstanding common stock. New Holdings’ sole asset will be its ownership interest in the Company. New Holdings does not expect to conduct any operations and will remain uncapitalized until the closing of the Exchange Offers. Holders of Iron Age Notes and Holdings Notes who tender their notes in the Exchange Offers will own 100% of the common stock of New Holdings (“New Holdings Common Stock”) upon consummation of the Exchange Offers.

Subsidiaries

     The Company’s subsidiaries include the following:

     Iron Age Canada Ltd. and Iron Age Mexico S.A. de C.V.

     Iron Age Canada Ltd. (“Iron Age Canada”) and Iron Age Mexico S.A. de C.V. (“Iron Age Mexico”) are wholly-owned subsidiaries of the Company and represent the Company’s international business operations. Iron Age Canada and Iron Age Mexico distribute safety shoes and accessories in Canada and Mexico, respectively, primarily through mobile and store centers. Revenues for the fiscal year ended January 25, 2003 were $5.6 million and $0.6 million for Iron Age Canada and Iron Age Mexico, respectively.

     Falcon Shoe Mfg. Co.

     Falcon Shoe Mfg. Co. (“Falcon”) is a wholly-owned subsidiary of the Company and is the Company’s sole manufacturing facility. Falcon manufactures safety and work shoes for the Company and other private label customers. Approximately 89% of Falcon’s revenues for the fiscal year ended January 25, 2003 were for products sold to the Company. Revenues associated with sales to other customers for the fiscal year ended January 25, 2003 were $1.5 million.

     Iron Age Investment Company

     Iron Age Investment Company (“Investco”) is a wholly-owned subsidiary of the Company. Investco is a Delaware holding company that was organized in 1991 to own the majority of the Company’s subsidiary trademarks. Investco has no activities other than serving as a holding company for the Company’s subsidiary trademarks.

Background and Reasons for the Exchange Offer

     The Exchange Offers are part of an overall plan to restructure the Company’s balance sheet and to significantly lower its debt service obligations.

     In April 2003, the Company initiated discussions with Wells Fargo Foothill Inc. (formerly known as Foothill Capital Corporation), the agent (the “Agent”) for the lenders party to that certain Loan and Security Agreement dated as of September 23, 2002 (the “Senior Lenders”), among the Agent, the Senior Lenders, the Company, Holdings and Falcon (as amended or modified, the “Senior Credit Agreement”) regarding certain financial covenants contained in the Senior Credit Agreement. Although in compliance at fiscal year ended January 25, 2003, the Company did not believe that it would be in compliance with certain financial covenants at the end of its first fiscal quarter ending on April 25, 2003, and thereafter for the remainder of 2003. The failure to meet the financial covenants contained in the Senior Credit Agreement was primarily due to the continued economic downturn in the United States and the impact it has had on industrial employment, which represents the Company’s primary customer base. The business plan presented to the Senior Lenders on which the covenants in the Senior Credit Agreement were based, assumed that there would be a modest improvement in sales volume in the Company’s current fiscal year, which has not occurred. Furthermore, in looking at the balance of the current fiscal year, the Company concluded that it would not have sufficient liquidity to make the November 1, 2003 interest payment of approximately $5.3 million due to the holders of the Old Notes (the “Old Note Holders”), $3.2 million of which is due to the holders of Iron Age Notes and $2.1 million of which is due to the holders of Holdings Notes.

     During the first quarter of 2003, the Company engaged the Senior Lenders in discussions regarding an amendment to the Senior Credit Agreement that would provide the Company with covenant relief. Although those discussions addressed financial covenant issues, the Senior Lenders were primarily focused on the total amount of indebtedness of the Company and on developing a plan to significantly reduce such indebtedness. On May 12, 2003, the Company and the Senior Lenders entered into the First Amendment to the Loan Agreement and Limited Waiver (the “First Amendment”) among the Company, certain of its subsidiaries, Holdings, the Senior Lenders and the Agent, which provided certain covenant relief to the Company and allowed the Company to continue to operate under the Senior Credit Agreement through June 26, 2003 (the “Waiver Period”). The First Amendment required the Company to retain a consultant to assist in exploring strategic alternatives with respect to the Company’s financial condition. In this regard, the Company retained the services of FTI Consulting, as well as the services of Peter J. Solomon Company. The Company and its advisors, along with Fenway Partners, Inc. (“Fenway”), an affiliate of the Company’s principal stockholders, developed a plan, including alternatives, that would significantly reduce the Company’s indebtedness. Prior to the expiration of the Waiver Period provided under the First Amendment, the Company, its advisors and Fenway presented the restructuring plan to the Senior Lenders.

     To fully explore and subsequently execute upon one of the strategies in the aforementioned plan, the Company requested a second waiver from the Senior Lenders for an additional period of 120 days. On June 26, 2003, the Senior Lenders and the Company entered into a Letter Agreement (the “Letter Agreement”) which extended the Waiver Period through October 31, 2003. The Letter Agreement required the Company to demonstrate to the Senior Lenders that a committed deal had been reached with all parties by August 25, 2003 regarding an acquisition/equity investment and a refinancing of the debt under the Senior Credit Agreement (the “Senior Debt”). Initially, the Company explored this acquisition/equity investment scenario which, from the Company’s perspective, would have required the Old Note Holders to convert the Old Notes into some form of new debt and equity securities. This alternative did not materialize, as the specific acquisition parameters could not be agreed upon among the various parties. As a result, the Company reported to the Senior Lenders on August 22, 2003 that it would pursue a consensual out-of-court restructuring with the Old Note Holders that would not include an acquisition.

     In late August 2003, the Company began to discuss an out-of-court restructuring of the Company with the Steering Committee. To help facilitate the process, the Steering Committee retained, during the third week of September 2003, Sheffield Merchant Banking Group (a business group of CRT Capital Group LLC) (“Sheffield”), as its financial advisor and Sidley Austin Brown & Wood LLP as its legal counsel. By the end of September 2003, the Company, the Senior Lenders, Fenway and the Steering Committee agreed on the principal terms of the financial restructuring described in this Exchange Offer and Consent Solicitation Statement.

     In connection with the Exchange Offers, the Senior Lenders have agreed to extend the Waiver Period through November 30, 2003, and have further agreed to extend the Waiver Period through December 5, 2003, provided that holders of at least 76% of outstanding principal amount of the Iron Age Notes and holders of at least 76% of the outstanding principal amount of the Holdings Notes have agreed to forbear from exercising any of such holders’ rights or remedies under the indenture governing the Iron Age Notes (the “Iron Age Notes Indenture”), or the indenture governing the Holdings Notes (the “Holdings Notes Indenture”, and together with the Iron Age Notes Indenture, the “Old Notes Indentures”), as applicable, at law or otherwise, with respect to any default existing or arising under the Iron Age Notes Indenture or the Holdings Note Indenture, as applicable, until December 10, 2003.

     If holders of 98% of the aggregate principal amount of Iron Age Notes and 100% of the aggregate principal amount of Holdings Notes have not tendered such Old Notes on or before November 21, 2003, or provided evidence satisfactory to the Agent and the Senior Lenders that they will tender, then the Company is required to pay to the Agent, for the account of the Senior Lenders, a fee in the amount of 0.5% of the aggregate principal amount then outstanding under the Senior Credit Agreement.

     The Company strongly believes that the consummation of the Exchange Offers for the Old Notes is critical to its continuing viability. The proposed transaction would significantly reduce the Company’s indebtedness and debt service obligations. If the Exchange Offers are not consummated, the Company may be forced to seek bankruptcy protection under Title 11 of the United States Code (the “Bankruptcy Code”) and attempt to restructure pursuant to a bankruptcy court supervised process. There can be no assurance that any alternative restructuring arrangement or plan can be accomplished, or, if accomplished, would result in a successful reorganization, or that any reorganization or liquidation would be on terms as favorable to the Old Note Holders as the terms of the Exchange Offers. In addition, there is a risk that distributions to the Old Note Holders under a bankruptcy court supervised process would be substantially delayed and potentially diminished.

Interest of Certain Persons in the Exchange Offer

     An Advisory Director of Sheffield who is actively engaged in advising the Steering Committee owns $500,000 in principal amount of the Iron Age Notes and $150,000 in principal amount of the Holdings Notes. Additionally, the Company will pay Sheffield a cash success fee upon consummation of the Exchange Offers.

     Affiliates of Fenway own an aggregate of $1,000,000 in principal amount of the Iron Age Notes and $17,340,000 in principal amount of the Holdings Notes.

The Iron Age Notes Exchange Offer and Consent Solicitation

The Iron Age Notes Exchange Offer	We are offering, upon the terms and subject to the conditions contained in this Exchange Offer and Consent Solicitation Statement and in the accompanying Letter of Transmittal and Consent for the Iron Age Notes, to exchange for each outstanding $1,000 principal amount of the Iron Age Notes, the following:
•	$123.077 principal amount of New Notes having substantially the terms described herein (an aggregate of $8 million principal amount of New Notes assuming all outstanding Iron Age Notes are validly tendered and accepted for exchange).
•	14.61538 shares of common stock, $0.01 par value per share, of New Holdings (the “New Holdings Common Stock”) having substantially the terms described herein (an aggregate of approximately 95% of the New Holdings Common Stock outstanding as of the closing of the Iron Age Notes Exchange Offer, assuming all outstanding Iron Age Notes are validly tendered and accepted for exchange); and
In the event not all outstanding Iron Age Notes are validly tendered and accepted for exchange, the number of shares of New Holdings Common Stock that each exchanging holder of Iron Age Notes is entitled to receive will be appropriately increased such that each holder receives a pro rata portion (with respect to all exchanging holders of Iron Age Notes) of approximately 95% of the New Holdings Common Stock outstanding as of the closing of the Iron Age Notes Exchange Offer. No fractional shares will be issued to a holder who tenders Iron Age Notes, and any fractional shares which would otherwise be issuable to a holder based upon the aggregate principal amount of Iron Age Notes tendered by such holder will be disregarded.
The Iron Age Notes Exchange Offer will not affect our obligation to pay principal and interest on the Iron Age Notes that remain outstanding following consummation of the Exchange Offer. However, if the Iron Age Notes Exchange Offer is consummated, the covenants and certain other terms in the Iron Age Notes Indenture will be substantially less restrictive and will afford significantly reduced protections to the holders of the Iron Age Notes. As amended, the Iron Age Notes Indenture will no longer require the Company to file reports pursuant to Section 13 and Section 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the trading market for the unexchanged Iron Age Notes could become more limited or nonexistent due to the reduction in the aggregate amount of Old Notes remaining outstanding. See “Risk Factors—Risks for Holders Not Tendering in the Exchange

Offers.”
Iron Age Notes Consent Solicitation; Forbearance	Concurrently with the Iron Age Notes Exchange Offer, we are soliciting consents to certain proposed amendments to the Iron Age Notes Indenture and waivers to certain provisions contained in the Iron Age Notes Indenture (such consents and waivers being referred to collectively as the “Iron Age Consents”). The tender of Iron Age Notes will constitute the delivery of an Iron Age Consent. The proposed amendments to the Iron Age Notes Indenture would eliminate substantially all of the covenants and events of default contained in the Iron Age Notes Indenture. The consent will not be effective and the Iron Age Notes Indenture will not be amended unless the Iron Age Notes Exchange Offer is consummated. We need Iron Age Consents from holders of a majority of the outstanding Iron Age Notes in order to amend the Iron Age Notes Indenture. See “The Exchange Offers” and “Proposed Amendments to the Old Notes Indentures.”
Additionally, the tender of Iron Age Notes shall constitute such tendering holder’s agreement to forbear from exercising any of such holder’s rights or remedies under the Iron Age Notes Indenture, at law or otherwise, with respect to any default existing or arising under the Iron Age Notes, until December 10, 2003, subject to receipt of the tenders required to satisfy the conditions to the consummation of the Exchange Offers.

The Holdings Notes Exchange Offer and Consent Solicitation

The Holdings Notes Exchange Offer		We are offering, upon the terms and subject to the conditions contained in this Exchange Offer and Consent Solicitation Statement and in the accompanying Letter of Transmittal and Consent for the Holdings Notes, to exchange for each outstanding $1,000 principal amount of the Holdings Notes, the following:
	•	1.42312 shares of New Holdings Common Stock held by Holdings as of the closing of the Iron Age Notes Exchange Offer having substantially the terms described herein (an aggregate of approximately 5% of the New Holdings Common Stock outstanding as of the closing of the Iron Age Notes Exchange Offer).

Holdings Notes Consent Solicitation; Forbearance	No fractional shares will be issued to a holder who tenders Holdings Notes, and any fractional shares which would otherwise be issuable to a holder based upon the aggregate principal amount of Holdings Notes tendered by such Holder will be appropriately adjusted, such that the total number of shares issued to all Holders tendering their Holdings Notes equals 50,000 shares of New Holdings Common Stock. Concurrently with the Holdings Notes Exchange Offer, we are soliciting consents to certain proposed amendments to the Holdings Notes Indenture and waivers of certain provisions contained in the Holdings Notes Indenture (such consents and waivers being referred to collectively as the “Holdings Consents” and together with the Iron Age Consents, the “Consents”). The tender of the Holdings Notes will constitute the delivery of a Holdings Consent. The proposed amendments to the Holdings Notes Indenture would eliminate substantially all of the covenants and events of default contained in the Holdings Notes Indenture, including the covenant requiring that Holdings file reports pursuant to Section 13 and Section 15(d) of the Exchange Act. The consent will not be effective and the Holdings Notes Indenture will not be amended unless the Iron Age Notes Exchange Offer is consummated. We need Holdings Consents from holders of a majority of the outstanding Holdings Notes in order to amend the Holdings Notes Indenture. See “The Exchange Offers” and “Proposed Amendments to the Old Notes Indentures.”
Additionally, the tender of Holdings Notes shall constitute such tendering holder’s agreement to forbear from exercising any of such holder’s rights or remedies under the Holdings Notes Indenture, at law or otherwise, with respect to any default existing or arising under the Iron Age Notes, until December 10, 2003, subject to receipt of the tenders required to satisfy the conditions to the consummation of the Exchange Offers.

Procedures for Tendering Notes and Consents

Procedures for Tendering Old Notes and Consents	If you wish to accept either of the Exchange Offers with respect to either issue of Old Notes, tender a consent to the proposed amendments to the Old Notes Indenture under which your issue of Old Notes was issued, and agree to forbear, you must:
	•	complete, sign and date the accompanying Letter of Transmittal and Consent related to that issue of notes, or a facsimile thereof, and all documents required thereby, including, without limitation, the signature page to the Stockholders Agreement, the Registration Rights Agreement (each defined below in “Description of New Holdings Common Stock”) and, with respect to holders of Iron Age Notes, the Collateral Agency Agreement (described below in “Description of New Notes”); or
	•	arrange for The Depository Trust Company to transmit certain required information to JPMorgan Chase Bank, as Exchange Agent (as defined below) in connection with a book-entry transfer.
You must mail or otherwise deliver such documentation and your Old Notes to the Exchange Agent, at the address set forth on the cover page of this Exchange Offer and Consent Solicitation Statement.
Special Procedures for Beneficial Owners		If you beneficially own Old Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Old Notes in the applicable Exchange Offer, you should contact such registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the Letter of Transmittal and Consent for the applicable Exchange Offer and delivering your Old Notes and related Consent, either arrange to have your Old Notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and, therefore, may not be advisable.
Guaranteed Delivery Procedures		You may comply with the procedures described in this Exchange Offer and Consent Solicitation Statement under the heading “The Exchange Offer and Consent Procedures —Guaranteed Delivery” if you wish to tender your Old Notes and related Consent and agreement to forbear and:
	•	time will not permit your required documents to reach the Exchange Agent by the Expiration Date (as defined below);
•	you cannot complete the procedure for book-entry transfer on time; or
•	your Old Notes are not immediately available

Conditions to Exchange Offers; Miscellaneous

Conditions to the Exchange Offers and Consent Solicitations	The Exchange Offers are subject to a number of conditions, including the tender of at least 100% of the outstanding principal amount of the Holdings Notes and at least 99% of the outstanding principal amount of the Iron Age Notes and the amendment and restatement of the Senior Credit Agreement on substantially the terms described herein. See “The Exchange Offers—Conditions of the Exchange Offers.”
Expiration Date	The Exchange Offers will expire at 12:00 midnight, New York City time, on November 25, 2003 (the “Expiration Date”). We reserve the right, subject to the approval of the Steering Committee, to extend the expiration date for the Exchange Offers.
Senior Lender Fee	If holders of 98% of the aggregate principal amount of Iron Age Notes and 100% of the aggregate principal amount of Holdings Notes have not tendered such Old Notes on or before November 21, 2003, or provided evidence satisfactory to the Agent and the Senior Lenders that they will tender, then the Company is required to pay to the Agent, for the account of the Senior Lenders, a fee in the amount of 0.5% of the aggregate principal amount then outstanding under the Senior Credit Agreement.
Failure to Exchange May Affect You Adversely	In the event that the Exchange Offers are consummated, holders of Iron Age Notes or Holdings Notes who do not elect to participate may be adversely affected in several ways. See “Risk Factors—Risks for Holders Not Tendering in the Exchange Offers.”
Exchange Agent	JPMorgan Chase Bank (the “Exchange Agent”). The address and telephone number of the Exchange Agent are set forth on the cover page of this Exchange Offer and Consent Solicitation Statement.

Terms of the New Notes

Securities Offered	15% Subordinated Convertible Secured Notes due 2008 of Iron Age Corporation.

Maturity Date	April 30, 2008.

Interest; Interest Payment Dates	Interest on the New Notes will accrue at a rate of 15% per annum and will be payable in kind semi-annually on April 30 and October 31 of each year, commencing on April 30, 2004, to holders of record at the close of business on the April 15 or October 15 immediately preceding the interest payment date; provided that on each interest payment date occurring after January 31, 2007, a portion of the accrued interest at the rate of 5% per annum will be payable in cash if (a) no default or event of default exists under the New Credit Agreement (described below in “Description of New Credit Agreement and Other Indebtedness”) or will exist after giving effect to such payment, (b) the Company’s EBITDA (as defined in the New Credit Agreement) for the twelve consecutive fiscal month period ending in the month immediately preceding the interest payment date is equal to or greater than the projected EBITDA of the Company for the applicable twelve consecutive month period set forth in the projections delivered by the Company to the Senior Lenders under, and in accordance with, the New Credit Agreement and (c) the Company’s excess availability under its New Revolving Credit Facility (defined below in “Description of New Credit Agreement and Other Indebtedness”) has been at least $3 million for the thirty consecutive day period immediately preceding such interest payment date and would not fall below $3 million immediately following any such payment.

Ranking	The New Notes will be secured by a junior lien and will be subordinated in right of payment to all indebtedness evidenced by the New Credit Agreement. The New Notes will be senior, to the extent of the collateral securing the New Notes, to all unsecured indebtedness of the Company, including the Iron Age Notes, if any, that remain outstanding after the consummation of the Exchange Offers. See “Description of New Notes—Ranking and Subordination.”

Guarantees	The New Notes will be guaranteed by certain of the Company’s existing and future subsidiaries, as determined by the holders of 60% of the aggregate principal amount of the New Notes outstanding. The subsidiary guarantees will be secured by substantially all of the assets of such subsidiary and subordinated in right of payment to all indebtedness evidenced by the New Credit Agreement.

Mandatory Conversion	At any time on or prior to December 31, 2005, upon the request of the holders of 60% or more of the aggregate principal amount of the New Notes outstanding, the New Notes (including all accrued interest thereon) will be convertible in whole into approximately 1,000,000 shares of New Holdings Common Stock (subject to adjustment for reclassifications, recapitalizations, stock splits and similar events affecting the New Holdings Common Stock), assuming all Iron Age Notes are exchanged in the Iron Age Notes Exchange Offer. See “Description of New Notes—Conversion.”

Optional Conversion	On and after November 1, 2005, and on or prior to December 31, 2005, a holder of New Notes will be entitled to convert such holder’s New Notes into shares of New Holdings Common Stock representing such holder’s pro rata portion (with respect to all holders of New Notes originally issued) of 1,000,000 shares of New Holdings Common Stock as of the closing of the Exchange Offers (subject to adjustment for reclassifications, recapitalizations, stock splits and similar events affecting the New Holdings Common Stock), assuming all Iron Age Notes are exchanged in the Iron Age Notes Exchange Offer. See “Description of New Notes—Conversion.”

Transfer Restrictions	The New Notes and the shares of New Holdings Common Stock issuable upon conversion of the New Notes will not be registered under the Securities Act and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. See “Risk Factors—Absence of Public Market; Restrictions on Transfer.”

Furthermore, prior to January 1, 2006, transfers of the New Notes will be subject to compliance with the provisions of the Stockholders Agreement among New Holdings and holders of New Holdings Common Stock which among other things, provides that a holder of New Notes may not transfer its New Notes, unless it transfers a proportionate amount of the New Holdings Common Stock received by such holder in the Exchange Offers. See “Description of New Holdings Common Stock—Stockholders Agreement.”

Amendment and Waiver	An amendment of, or waiver of compliance with, any term of the New Notes requires the approval of the Company and the holders of at least 60% of the outstanding principal amount of the New Notes. However, certain amendments and waivers that might be unfavorable to a holder of New Notes require the prior written consent of the holders of all of the New Notes. See “Description of New Notes—Amendments and Waivers.”

     The Company does not intend to apply for a listing of the New Notes on any national securities exchange.

Terms of New Holdings Common Stock

Securities Offered	Up to 1,000,000 shares of common stock, par value $.01 per share, of IAC Holdings, Inc.

Board of Directors	The holders of New Holdings Common Stock agree to vote their shares with respect to election of the board of directors of New Holdings, in accordance with the provisions of the Stockholders Agreement, which provides that the board of directors of New Holdings (or any of its direct or indirect subsidiaries) shall initially consist of five members: two members designated by HY I Investments, L.L.C. and HY II Investments, L.L.C., which are affiliates of Equity Group Investments L.L.C., (“HY”), one member designated by certain affiliates of GSC Partners (“GSC”), the president or the chief executive officer of New Holdings, as determined by HY and GSC, and one member designated by the majority of the other members of the board.

Transfer Restrictions	The shares of New Holdings Common Stock are not registered under the Securities Act and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, subject to certain opinion delivery requirements as set forth in the Stockholders Agreement. Holders of New Holdings Common Stock will be bound by the provisions of the Stockholders Agreement, including provisions restricting the transfer of those shares. In addition, holders of New Holdings Common Stock may not transfer their shares of New Holdings Common Stock unless the transferee agrees to be bound by the terms and conditions of the Stockholders Agreement.

Furthermore, New Holdings Common Stock received by the holders of Iron Age Notes upon closing of the Iron Age Notes Exchange Offer may not be transferred prior to January 1, 2006 unless such holders also transfer a proportionate principal amount of their New Notes.

First Refusal Rights	Transfers of shares of New Holdings Common Stock are subject to the first refusal rights of the other holders of New Holdings Common Stock party to the Stockholders Agreement. Such first refusal rights do not apply in the case of certain transfers to affiliates. See “Description of New Holdings Common Stock—Stockholders Agreement.”

Tag-Along Rights	In connection with transfers of shares by one or more stockholders in a single transaction or related series of transactions of at least 20% of the shares of New Holdings Common Stock outstanding immediately after the closing of the Exchange Offers which shares have not been sold pursuant to the first refusal rights described above, the Stockholders Agreement provides holders with certain tag-along rights, subject to certain exceptions. See “Description of New Holdings Common Stock—Stockholders Agreement.”

Drag- Along Rights	Subject to certain exceptions, holders of New Holdings Common Stock are subject to certain drag-along rights in connection with transfers of 100% of the shares of New Holdings Common Stock, which shares have not been sold pursuant to the first refusal rights described above, and other voting capital stock of the Company, if any, initiated by 60% or more of the holders of New Holdings Common Stock, as described in more detail under “Description of New Holdings Common Stock—Stockholders Agreement.”

Pre-emptive Rights	Holders of New Holdings Common Stock are entitled to pre-emptive rights in connection with certain new issuances of common stock or common stock equivalents. See “Description of New Holdings Common Stock — Stockholders Agreement.”

Negative Covenants	The Stockholders Agreement imposes certain negative covenants, which may be waived only with the prior written consent of the holders of 60% or more of the number of shares of New Holdings Common Stock outstanding immediately after the closing of the Exchange Offers (the “Required Holders”). These negative covenants restrict, among other things, the ability of New Holdings to incur indebtedness, other than the New Notes or pursuant to the terms of the New Credit Agreement, to incur liens, pay or declare dividends, redeem or purchase its equity securities, acquire any business or enter into any joint venture, make expenditures in excess of $1,000,000 in any transaction or series of related transaction in any calendar year, borrow money in excess of $1,000,000 in any calendar year, enter into the ownership, active management or operation of any business other than those businesses of the nature currently conducted by New Holdings, merge with another person, liquidate, dissolve, effect a recapitalization or reorganization, issue equity or debt with equity features, or allow its subsidiaries to issue equity or debt securities, or sell or transfer more than 10% of its consolidated assets in any transaction or series of related transactions.

Registration Rights	Holders of New Holdings Common Stock will be entitled to exercise certain registration rights with respect to such New Holdings Common Stock in the event the Company has conducted an initial public offering. See “Description of New Holdings Common Stock—Registration Rights Agreement.”

Amendment and Waiver	Except as otherwise provided in the Stockholders Agreement, no modification, amendment or waiver of any provision of the Stockholders Agreement will be effective (i) against New Holdings unless approved in writing by New Holdings or the Required Holders or (ii) against the Stockholders unless approved in writing by the Required Holders. However, no modification, amendment or waiver that adversely affects (A) the tag-along or drag-along rights of any holder of New Holdings Common Stock will be enforceable against such holder unless approved in writing by such holder or (B) a current or former director’s or officer’s right under the Stockholders Agreement to the benefits of certain indemnity insurance coverage shall be effective unless approved in writing by such director or officer.

The Registration Rights Agreement may be amended with

the consent of New Holdings and the written consent of Required Holders. However, no amendment of the Registration Rights Agreement will be permitted if such amendment affects any holder of New Holdings Common Stock subject thereto disproportionately in relation to the other holders of New Holdings Common Stock, unless the holder so affected consents to such amendment in writing.

     New Holdings does not intend to apply for a listing of the New Holdings Common Stock on any national securities exchange.

RISK FACTORS

     You should carefully consider the following risk factors before deciding to tender your Old Notes in the related Exchange Offers. These risks are not intended to represent a complete list of the general or specific risks that may affect holders who tender or fail to tender in the Exchange Offers or that relate to the Companies.

Failure to Consummate the Exchange Offers

     We believe that the completion of the Exchange Offers is critical to our continuing viability. The Companies determined that unless a restructuring takes place, they will not be able to comply with certain financial covenants in the Senior Credit Agreement or to make certain interest payments due to Old Note Holders. If the Exchange Offer is not consummated, we may seek to accomplish an alternative out-of-court or bankruptcy court approved restructuring of our balance sheet and our obligations to our creditors and equity holders or liquidation pursuant to the Bankruptcy Code. There can be no assurance that any alternative restructuring arrangement or plan can be accomplished, or, if accomplished, would result in a successful reorganization of the Companies, or that any reorganization or liquidation would be on terms as favorable to the Old Note Holders as the terms of the Exchange Offers. Moreover, any subsequent commencement of a case under Chapter 11 of the Bankruptcy Code could materially and adversely affect the relationships between us and our employees, customers and suppliers. In addition, there is a risk that distributions to Old Note Holders under a liquidation or under another form of reorganization would be substantially delayed and diminished.

Effect of Exchange Offers on Operations

     We believe that the Exchange Offers should not materially adversely affect our relationships with customers, employees and suppliers, provided that we can demonstrate sufficient liquidity to continue to operate our business. There is a risk that, due to uncertainty about our future, (a) employees could be distracted from performance of their duties or more easily attracted to other career opportunities, (b) customers could seek alternative sources of supply or require financial assurances of future performances and (c) suppliers could restrict ordinary credit terms or require financial assurances of performance. If such relationships were adversely affected, our working capital position, financial condition and results of operations could materially deteriorate. This deterioration could adversely affect our ability to complete the Exchange Offers. There can be no assurance as to the time period which it may take to consummate the Exchange Offers.

Risks for Holders Tendering in the Exchange Offer

Claims by Non-Tendering Holders of Old Notes

     It is a condition to the consummation of the Exchange Offers (which condition may be waived by the Company, subject to the approval of the Steering Committee) that at least 99% of the outstanding Iron Age Notes and 100% of the outstanding Holdings Notes be validly tendered and not withdrawn in the Exchange Offers. There can be no assurance that holders of such percentages will validly tender and not withdraw their Old Notes in the Exchange Offers or that we, with the approval of the Steering Committee, will not waive these conditions and consummate the Exchange Offers with lower percentages or that non-tendering holders will not seek to assert claims for damages and/or injunctive relief in connection with the Exchange Offers or otherwise against the Companies or their respective officers, directors or stockholders. While we believe that any such claims would be without merit, we cannot assure you that any such claims would not have a material adverse effect on the consummation of the Exchange Offers and/or the Companies.

Liquidity of New Notes and New Holdings Common Stock; No Prior Public Market for New Notes or New Holdings Common Stock

     We do not plan to list the New Notes or the New Holdings Common Stock to be issued upon the closing of the Exchange Offers on any national securities exchange or interdealer quotation system sponsored by a national securities association. Although the Old Notes are not so listed, there is currently a limited trading market for the Old Notes. The New Notes and New Holdings Common Stock are new securities for which there is currently no market. Further, holders of New Holdings Common Stock will be bound by the Stockholders Agreement which includes provisions restricting the transfer of those shares. These transfer restrictions provide, among other things, that prior to January 1, 2006, the New Holdings Common Stock received by the holders of Iron Age Notes upon closing of the Iron Age Notes Exchange Offer may not be transferred unless such holders also transfer a proportionate principal amount of their New Notes, and the New Notes may not be transferred unless such holders transfer a proportionate amount of their New Holdings Common Stock. See “Description of New Holdings Common Stock – Stockholders Agreement.” There can be no assurance that an active trading market for the New Notes or the New Holdings Common Stock will develop or, if such market develops, as to the liquidity or sustainability of any such market.

Absence of Public Market; Restrictions on Transfer

     The New Notes and New Holdings Common Stock have not been registered under the Securities Act or under the securities laws of any state and may not be resold by purchasers thereof unless the New Notes and the New Holdings Common Stock are subsequently registered or an exemption from the registration requirements of the Securities Act or applicable state securities laws is available.

Subordination of the New Notes

     The New Notes and any subsidiary guarantees are subordinated in right of payment to the payment in full in cash of all indebtedness under the New Credit Agreement (described below in “Description of New Credit Agreement and Other Indebtedness”), which will be secured by substantially all of the assets of New Holdings and its subsidiaries, including, without limitation, all of the capital stock of each subsidiary of New Holdings. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to Iron Age or its subsidiaries or their property, the lenders under the New Credit Agreement will be entitled to be paid in full under the New Credit Agreement before any payment may be made with respect to the New Notes, other than payment consisting of securities subordinated to indebtedness under the New Credit Agreement to the same extent as the New Notes. In addition, all payments on the New Notes will be blocked in the event of a default under the New Credit Agreement.

Ranking of New Notes

     The indebtedness under the New Notes will be secured by a junior lien on substantially all of the assets of the Company and any subsidiary required by holders of 60% in outstanding principal amount of New Notes to guaranty such indebtedness. To the extent that the collateral securing the New Notes is insufficient to satisfy the indebtedness thereunder, the New Notes will be ranked pari passu with all other future or existing unsecured indebtedness of the Company, including the Iron Age Notes, if any, which remain outstanding after the consummation of the Exchange Offers and any trade indebtedness.

Conversion of New Notes

     All of the outstanding New Notes are convertible by holders of 60% of the outstanding principal amount of New Notes on or prior to December 31, 2005. Upon conversion, the holders are entitled to receive approximately 1,000,000 shares of New Holdings Common Stock representing approximately 50% of the fully diluted outstanding number of shares of New Holdings Common Stock as of the closing of the Exchange Offers. Accordingly, upon such conversion, the interests of holders of New Holdings Common Stock in New Holdings will be diluted. Such conversion would result in former holders of the Holdings Notes owning approximately 2.5% of the outstanding shares of New Holdings Common Stock and the former holders of the Iron Age Notes owning approximately 97.5% of the outstanding shares of New Holdings Common Stock.

Recognition of Income to Holders Accepting Exchange Offer

     The exchange of the Old Notes for New Holdings Common Stock generally will not be a taxable transaction for United States federal income tax purposes. The exchange of the Iron Age Notes for the New Notes is expected to be a taxable transaction for United States federal income tax purposes. See “Certain Federal Income Tax Consequences.”

Preferential Transfer; Fraudulent Conveyance

     If we were to become subject to a petition for relief under the Bankruptcy Code within 90 days after the consummation of the Exchange Offers or, with respect to certain insiders specified in the Bankruptcy Code, within one year, and certain other conditions are met, the consideration paid to any holder of Old Notes in the Exchange Offers, absent the presence of one of the Bankruptcy Code defenses to avoidance, could be avoided by the trustee in bankruptcy as a preferential transfer and, to the extent avoided, the value of such consideration could be recovered from such holder and from subsequent transferees. Further, if any payment of the principal of, and/or accrued interest on, the New Notes was made during the 90-day time period (or one year with respect to certain insiders) prior to the filing of a bankruptcy petition and Bankruptcy Code defenses to avoidance were unavailable and certain other conditions were met, such payment could constitute a preferential transfer if the consideration paid to such holder is greater than the amount such holder would have received upon liquidation and could be avoided by the trustee in bankruptcy and, to the extent avoided, could be recovered from such holder.

     Under relevant federal and state fraudulent conveyance statutes, generally stated and subject to certain exceptions, if a court found that at the time the Exchange Offer was consummated, (a) Holdings, New Holdings, or Iron Age, as applicable, effected the Exchange Offers with the intent of hindering, delaying or defrauding creditors, or (b) Holdings, New Holdings, or Iron Age, as applicable, received less than reasonably equivalent value or fair consideration in the Exchange Offer and Holdings, New Holdings, or Iron Age, as applicable, (i) was insolvent or rendered insolvent by reason of the Exchange Offers, (ii) was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured, such court could avoid some or all of the transactions effected by the Exchange Offers, with uncertain consequences to the holders. We do not believe the Exchange Offers will constitute a fraudulent conveyance, but there is no assurance a court would agree with such belief.

Risks for Holders Not Tendering in the Exchange Offer

Proposed Amendments to the Old Notes Indentures

     In the event that the Company Consents or the Holdings Consents are obtained with respect to the respective Old Notes Indentures, the covenants and certain other terms in the respective Old Notes Indentures will be substantially less restrictive, and will afford significantly reduced protections to the holders of Old Notes governed by the respective Old Notes Indentures, than those currently set forth in the Old Notes Indentures. The proposed amendments to the respective Old Notes Indentures that would be adopted if the requisite number of Consents are obtained would, among other things, eliminate the covenants in the Old Notes Indentures that restrict our and Holdings’ ability to consolidate or merge, consummate certain asset sales, engage in transactions with affiliates, incur debt, make restricted payments (including payment of dividends), effect a change of control, issue equity securities, incur liens, and allow subsidiaries to make guarantees, and would also eliminate covenants that require us to maintain corporate existence, pay taxes prior to delinquency, maintain properties, maintain insurance, deliver certificates reporting an event of default, provide financial statements and file reports pursuant to Section 13 and Section 15(d) of the Exchange Act.

     In the event the proposed amendments are adopted with respect to either of the Old Notes Indentures, each non-exchanging holder of the Old Notes governed by such Old Notes Indenture will be bound by the proposed amendments even if such holder did not consent to the proposed amendments. The elimination or modification of the covenants contemplated in the proposed amendments would, among other things, permit the company issuing Old Notes governed by each of the Old Notes Indentures to take actions that could increase its credit risk, and might adversely affect the liquidity, market price and price volatility of the Old Notes or otherwise be adverse to the interest of the Old Notes Holders.

Reduced Liquidity of Old Notes

     The trading market for Old Notes, if any, that remain outstanding following consummation of the Exchange Offers could become even more limited or nonexistent due to the reduction in the amount of Old Notes outstanding upon consummation of the Exchange Offers, which could adversely affect the liquidity, market price and price volatility of the Old Notes. There can be no assurance that a market in the Old Notes, if any, that remain outstanding following consummation of the Exchange Offers will exist and no assurance as to the prices at which the Old Notes that remain outstanding following consummation of the Exchange Offers may be traded.

Ranking of Iron Age Notes

     The Iron Age Notes which remain outstanding after the consummation of the Exchange Offers will be subordinated in right of payment to the payment in full of all the indebtedness evidenced by the New Credit Agreement, which indebtedness will be secured by substantially all assets of New Holdings, Iron Age and their subsidiaries. Additionally, the indebtedness under the New Notes will be secured by a junior lien on substantially all of the assets of the Company and any subsidiary required by holders of 60% in outstanding principal amount of New Notes to guaranty such indebtedness.

Risks Related to Our Business

Substantial Leverage and Inability to Service Indebtedness

     As of July 26, 2003, we had $136,215,000 of debt, and an accumulated deficit of $133,090,000. After the consummation of the Exchange Offers, we will continue to have a significant amount of indebtedness; on a pro forma basis, we would have had $43,602,000 of debt as of July 26, 2003. We are highly leveraged and have significant debt service obligations. In addition, subject to the restrictions in the New Credit Agreement (as defined below in “Description of New Credit Agreement and Other Indebtedness”), the Company and its subsidiaries may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other purposes.

     The Company’s high degree of leverage could have important consequences to holders of the New Notes, including (i) a substantial portion of the cash flow from operations must be dedicated to debt service and will not be available for other purposes, such as operations, acquisitions, future business opportunities and increasing our vulnerability to adverse general economic and industry conditions and competitive pressures, (ii) funds available for working capital, capital expenditures, acquisitions and general corporate purposes may be limited and our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may also be limited, (iii) our leveraged position and the covenants that are contained in the New Credit Agreement could limit our ability to expand (including through acquisitions) and to make capital improvements, (iv) the financial covenants and other restrictions contained in the New Credit Agreement will require us to meet certain financial tests and will restrict our ability to borrow additional funds, to dispose of assets or to pay cash dividends on, or repurchase, common stock, (v) we may be more leveraged than certain of our competitors, which may place us at a competitive disadvantage and limit our flexibility to plan for, or react to, changes in our business or the industry, (vi) our ability to refinance the New Notes in order to pay the principal of the New Notes at maturity may be adversely affected (vii) our debt service obligations may make it more difficult for us to satisfy our obligations with respect to the New Notes, (viii) if we fail to comply with the covenants and New Credit

Agreement, such failure could result in an event of default which, if not cured or waived, could result in a substantial amount of our indebtedness becoming immediately due and payable, and (ix) our high degree of leverage may render us unable to continue as a going concern.

     The Company’s ability to pay principal and interest on the New Notes and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control, as well as the availability of revolving credit borrowings under the New Credit Agreement or successor facilities. If the Company is unable to service its indebtedness, it will be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness (which could include the New Notes), or seeking additional equity capital. There is no assurance that any of these remedies can be effected on satisfactory terms, if at all. In addition, unforeseen problems, delays, expenses and difficulties, as well as changes in economic and regulatory or competitive conditions, may lead to cost increases that would make our current cash flow and borrowings under the New Credit Agreement insufficient to meet our capital needs. Our business could be materially and adversely affected.

See “Description of New Credit Agreement and Other Indebtedness” and “Description of New Notes.”

Future Capital Needs; Uncertainty of Additional Financing

     Our ability to borrow funds under the New Credit Agreement may not be sufficient to meet our anticipated working capital, capital expenditure and financing requirements. We may need to raise additional funds through the issuance of public or private debt or equity securities in order to take advantage of unanticipated opportunities, including acquisitions of complementary businesses, or otherwise respond to unanticipated competitive pressures. Additional financing may not be available on favorable terms, or at all.

Restrictions Imposed by the New Credit Agreement and Event of Default

     The New Credit Agreement restricts, among other things, our ability to incur additional indebtedness, prepay other indebtedness (including the New Notes), incur liens, pay or declare dividends or make certain other restricted payments, enter into any transaction not in the usual course of business, guarantee or otherwise become in any way liable with respect to the obligations of another party or entity, merge or consolidate with another person or sell or transfer any collateral (except for the sale of inventory in the ordinary course of our business). The New Credit Agreement also requires the Company to maintain specified financial ratios and satisfy certain financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and there can be no assurance that the Company will meet those ratios and tests. A breach of any of these covenants could result in a default under the New Credit Agreement. Upon the occurrence of an “event of default” (as defined in the New Credit Agreement), the lenders could elect to declare all amounts outstanding under the New Credit Agreement, together with accrued interest, to be immediately due and payable. If we were unable to pay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. If payment of indebtedness under the New Credit Agreement were to be accelerated, our assets may not be sufficient to repay such indebtedness, the other indebtedness of the Company, including the New Notes, and other liabilities in full. Substantially all of New Holdings’, each of its present and future domestic subsidiaries’, and, to the extent that no adverse tax consequence would result therefrom, each of its present and future foreign subsidiaries’ assets, including, without limitation, the capital stock of each subsidiary of New Holdings, are pledged as security under the New Credit Agreement. The restrictions described above, in combination with our leveraged capital structure, may limit our ability to obtain financing in the future or may otherwise restrict corporate activities. In addition, it may also limit assets available to other debt and equity holders.

See “Description of New Credit Agreement and Other Indebtedness.”

Negative Covenants Imposed by the Stockholders Agreement

     The Stockholders Agreement imposes certain negative covenants, which may be waived only with the prior written consent of the holders of 60% or more of the number of shares of New Holdings Common Stock outstanding immediately after the closing of the Exchange Offers. These negative covenants restrict, among other things, the ability of New Holdings to incur indebtedness, other than the New Notes or pursuant to the terms of the New Credit Agreement, to incur liens, pay or declare dividends, redeem or purchase its equity securities, acquire any business or enter into any joint venture, make expenditures in excess of $1,000,000 in any transaction or series of related transaction in any calendar year, borrow money in excess of $1,000,000 in any calendar year, enter into the ownership, active management or operation of any business other than those businesses of the nature currently conducted by New Holdings, merge with another person, liquidate, dissolve, effect a recapitalization or reorganization, issue equity or debt with equity features, or allow its subsidiaries to issue equity or debt securities, or sell or transfer more than 10% of its consolidated assets in any transaction or series of related transactions. The restrictions described above may limit our ability to obtain financing in the future or may otherwise restrict corporate activities.

See “Description of New Holdings Common Stock—Stockholders Agreement.”

Economic Conditions in the Safety Shoe Market

     The Company primarily services industrial companies throughout North America. During the past 24 months, our customer base was significantly affected by the general economic downturn, which included plant closings and employee layoffs, resulting in significant reductions in the industrial workforce that require safety shoes. From the US Department of Labor, according to the Bureau of Labor Statistics on Laborers, total unemployment continues to approximate 6%. Further, unemployment in the Durable Goods Manufacturing sector remained at approximately 7% in September 2003. The continued economic downturn has had a significant adverse impact on the Company’s results of operations, and we expect that our results of operations will continue to be negatively impacted unless and until the economic conditions affecting the safety shoe market improve. In addition, the work shoe market is a mature industry that has experienced limited growth in the recent past.

Reliance on Suppliers; Economic Developments in Asia

     The Company relies on broad-based sourcing for its footwear products. We have developed key supply arrangements with 35 leading footwear manufacturers in twelve countries: the United States, China, Italy, Canada, Malaysia, the Dominican Republic, the United Kingdom, Thailand, Vietnam, Myanmar, Macao and the Netherlands. In fiscal 2003, 68% of our total pairs sold were produced by foreign suppliers. The Company believes that its relationships with third-party manufacturing facilities provide it with a competitive advantage; thus, our future results will partly depend on maintaining our close working relationships with our principal manufacturers. If the Company’s relationship with any of our principal manufacturers materially deteriorates, there can be no assurance that such deterioration will not have a material adverse effect on our business, financial condition or results of operations.

     The Company relies heavily on independent manufacturing facilities located in China. In fiscal 2003, 61% of our total pairs sold were produced in China and approximately 27% of the total pairs sold were manufactured by one supplier in China. Historically, the trade relationship between the United States and China has not had a material adverse effect on the Company’s business, financial condition or results of operations. However, there have been, and may be in the future, threats to deny Most Favored Nation trade status to China. There can be no assurance that the trade relationship between the United States and China will not worsen. The Company has not experienced any material adverse effects as a result of any economic downturn in Asia. However, the economic climate could have an adverse effect on our suppliers located in Asia. We do not believe that we are dependent upon any specific supplier for our product manufacturing. We believe that we could find alternative manufacturing sources for those products that the Company currently sources from Asia, including our largest supplier in China, through our existing relationships with independent third-party manufacturing facilities located outside of Asia. However, the loss of a substantial portion of this manufacturing capacity or the inability of Asian suppliers to provide products on schedule or on terms satisfactory to the Company, could have a material adverse effect on our business, financial condition or results of operations during the transition to alternative manufacturing facilities.

     As is common in the industry, the Company does not have any long-term contracts with its independent manufacturers. There can be no assurance that we will not experience difficulties with such manufacturers, including reduction in the availability of production capacity, failure to meet production deadlines or increases in manufacturing costs. Foreign manufacturing is subject to a number of risks, including work stoppages, transportation delays and interruptions, political instability, expropriation, nationalization, foreign currency fluctuations, changing economic conditions, the imposition of tariffs, import and export controls and other non-tariff barriers and changes in governmental policies. Any of these events could have a material adverse effect on the our business, financial condition or results of operations. We cannot predict whether additional United States or foreign customs quotas, duties, taxes or other charges or restrictions will be imposed in the future upon the importation of products produced outside the United States or what effect such charges or restrictions could have on our business, financial condition or results of operations.

Sensitivity to Price Increases of Certain Raw Materials

     We and our competitors are vulnerable to price increases for raw materials. Increases in the cost of raw materials essential to our product production, such as leather and rubber, would increase our product costs. During the fiscal year ended January 25, 2003, product costs accounted for approximately 49% of net sales. If our product costs increase, we may not be able to pass these costs on to our customers in the form of higher prices for our products.

Limitations on Ability to Implement the Company’s Acquisition Strategy

     We have pursued, and we intend to continue to pursue acquisitions, particularly acquisitions of additional safety shoe distributors, as an important component of the Company’s strategy. No assurance can be given that in the future other suitable acquisition candidates can be acquired on acceptable terms or that future acquisitions, if completed, will be successful. Future acquisitions by the Company could result in the incurrence of additional debt and contingent liabilities, which could materially adversely affect our business, operating results and financial condition. The success of any completed acquisition will depend on our ability to integrate effectively the acquired business into the Company. The process of integrating acquired businesses may involve numerous risks, including difficulties in the assimilation of operations and products, the diversion of management’s attention from other business concerns, risks of entering markets in which the Company has limited or no direct prior experience and the potential loss of key employees of the acquired businesses.

Competition

     The work shoe market is highly competitive. The Company believes that participants in the work shoe market compete on the basis of distribution capabilities, retail presence, brand name recognition, corporate relationships, systems, service, product characteristics, product quality and price. Our major competitors in the safety shoe sector of the work shoe industry are Lehigh Safety Shoe, Inc., Hy-Test (a subsidiary of Wolverine World Wide, Inc.) and Red Wing Shoe Co. According to the SATRA-World Safety Market Overview and the Occupational Safety & Industrial Hygiene Market reports, sales in the safety footwear market are more than $800 million. We sell in the $350 million industrial sector of the safety footwear market. The Company’s market share of the industrial sector is believed to be approximately 28%. Some of the Company’s competitors have greater financial and other resources than the Company. In addition, the work shoe market is a mature industry that could experience limited growth. The level of competition in the markets in which we operate can adversely impact the Company’s revenues and profitability.

     Additional factors that may influence our competitive position in one or more of the sectors of the market in which we compete, and therefore our results of operations and financial condition, include (i) our ability to maintain sufficient volume through our manufacturing facilities, (ii) the extent to which the Company is able to capitalize on opportunities presented by industry consolidation, (iii) retail buying patterns, (iv) consolidation in the retail sector, (v) uncertainties relating to changes in demand for the Company’s products, (vi) changes in consumer preferences or spending patterns, (vii) popularity of particular designs and categories of footwear, (viii) the ability of the Company to manage and forecast its growth and inventories,

(ix) the ability to retain rights to brands licensed by the Company, (x) the ability to secure and protect trademarks, patents and other intellectual property, (xi) the success of our current and future attempts to diversify our line of products within the sectors of the market in which we have traditionally sold our products, and to expand to other sectors of the safety footwear market, (xii) current and future changes in the distribution mechanics in the safety footwear industry and our ability to profitably adapt to such changes, (xiii) heightened competition, including intensification of price and service competition, (xiv) the entry of new competitors into the market and (xv) the introduction of new products by existing competitors.

Requirements of and Dependence on Government Contracts

     Approximately 6% of the Company’s sales in fiscal 2003 were made to the General Service Administration (“GSA”), a purchasing organization of the federal government. We must continue to meet certain qualification criteria in order to continue to sell our products to the GSA. There can be no assurance that we will continue to be in material compliance with all such criteria. The failure of the Company to continue to meet GSA requirements, or a material reduction in the amount of GSA purchases, could have a material adverse effect on our business, financial condition or results of operations.

Litigation

     Iron Age has been served with a complaint (the “Complaint”) in Adversary Proceeding No. 03-88619, entitled Chief Litigation Officer on Behalf of Quality Stores, Inc. v. Iron Age Corporation, in In re Quality Stores, Inc. et al., Chapter 11 Case No. GG-01-10662, pending in the United States Bankruptcy Court for the Western District of Michigan (Southern Division). The Complaint asserts claims under Sections 547 and 550 of the Bankruptcy Code for the avoidance and recovery of alleged preferential transfers and claims under Sections 544, 548 and 550 of the Bankruptcy Code and Michigan state law for the avoidance and recovery of alleged fraudulent transfers. The Complaint seeks judgment against Iron Age in the amount of at least $2,157,406.54, plus interest, costs and attorneys’ fees. Iron Age has been granted an extension of time to respond to the Complaint. Iron Age believes that it has substantial factual and legal defenses to some or all of the alleged claims. Because of the early stage of the litigation and in the absence of any meaningful discovery, Iron Age is unable to predict the probability of a favorable or unfavorable outcome or the amount of potential loss with any degree of certainty.

Costs of Compliance with Environmental Laws and Regulations

     The Company’s operations, primarily manufacturing, are subject to federal, state, local, and foreign laws and regulations relating to the storage, handling, generation, treatment, emission, release, transportation, discharge and disposal of certain substance and waste materials. Permits are required for certain of our manufacturing operations, and these permits are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violations may result in the payment of fines or the entry of injunctions, or both. The requirements of such laws and enforcement policies have generally become stricter in recent years. Accordingly, the Company is unable to predict the ultimate cost of compliance with environmental laws and enforcement policies. We do not believe that the Company will be required under existing environmental laws and enforcement policies to expend amounts that will have a material adverse effect on its results of operations or financial condition, but there can be no assurance that the Company will not incur significant costs to remediate violations of currently existing environmental laws and regulations or to comply with changes in existing laws and regulations (or the enforcement thereof). Such costs could have a material adverse effect on the Company’s business, financial condition or results of operations.

Controlling Stockholders

     Upon consummation of the Exchange Offers, HY I Investments, L.L.C. and HY II Investments, L.L.C., which are affiliates of Equity Group Investments, L.L.C., (“HY”), and affiliates of GSC Partners (“GSC”) together will own approximately 63% of the voting power of the outstanding capital stock of New Holdings. Through such ownership and pursuant to the terms of the Stockholders Agreement, HY and GSC will have the power to elect the majority of the board of directors of New Holdings and its subsidiaries and to determine the outcome of various corporate transactions.

Dependence on Key Management

     The Company’s success will continue to depend to a significant extent on its executive and other key management personnel. There can be no assurance that we will be able to retain our executive officers and key personnel or attract additional qualified management in the future. In addition, the success of certain acquisitions contemplated by the Company may depend, in part, on our ability to retain management personnel of the acquired companies.

Potential Plant Closure Liability

     The Company operates one of the few remaining U.S. safety footwear factories (the “Falcon Factory”) in Lewiston, Maine under the name of Falcon Shoe Company through its subsidiary, Falcon. Over the last several years, the Company has been challenged to maintain sufficient volume throughput in the Falcon Factory as an increasingly greater portion of the Company’s safety shoes and boots have been sourced from Asia. The dramatic shift to off-shore production has been driven by competitive price pressures in the marketplace given the relative cost of a shoe produced in the U.S. versus Asia, as well as a decrease in the demand for “made in the USA” footwear from general industry labor. As such, there are no assurances that the Company will be able to maintain adequate volume in the future to continue to operate the Falcon Factory. If a decision were to be made to close the Falcon Factory, the Company would be subject to both federal and Maine statutes which would potentially cause the Company to incur a significant severance obligation. Additionally, a closure of the Falcon Factory would subject the Company to other closure costs, which may be significant.

Product Liability Exposure

     The Company faces an inherent business risk of exposure to product liability claims. There can be no assurance that we will not experience any material unindemnified or uninsured losses due to product liability and other claims in the future. A successful claim brought against the Company for which we do not receive indemnification or which is in excess of available insurance coverage, or any claim or product recall that results in significant expense or adverse publicity against the Company, may have a material adverse effect on our business, financial condition or results of operations.

Employee Matters: Minimum Wage and Collective Bargaining Agreements

     As of July 26, 2003, the Company employed 773 people in sales and distribution, manufacturing and administration. We are subject to the Fair Labor Standards Act as well as various federal, state and local regulations that govern such matters as minimum wage requirements, overtime and working conditions. A large number of our employees are paid just above the federal minimum wage level and, accordingly, changes in the minimum wage laws, as well as other regulations or ordinances, could have a material adverse effect on our production costs. None of the Company’s employees is presently covered by collective bargaining agreements. If employees were to become unionized and covered by collective bargaining agreements, the terms of such agreements could be such that they would have a material adverse effect on our production costs.

UNAUDITED PRO FORMA FINANCIAL DATA

     THE UNAUDITED PRO FORMA FINANCIAL DATA IS BASED UPON ASSUMPTIONS THAT WE BELIEVE ARE REASONABLE, BUT IS SUBJECT TO YEAR-END AUDIT AND TAX ADJUSTMENTS AND AN INDEPENDENT VALUATION OF THE COMPANY AND ITS ASSETS.

Consolidated Pro Forma Balance Sheet

Iron Age Holdings Corporation
Consolidated Balance Sheet

	Actual	Proforma	Proforma
	7/26/2003	Adjustments	7/26/2003

	(unaudited)	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$23		$23
Accounts receivable, net	12,877		12,877
Inventories	34,510		34,510
Prepaid expenses	2,778		2,778

Total current assets	50,188	—	50,188
Property and equipment, net	12,182		12,182
Other noncurrent assets	171		171
Intangible assets, net (a) (h) (i)	13,728	(11,253)	2,475

Total assets	$76,269	$(11,253)	$65,016

Liabilities and stockholders’ (deficit) equity
Current liabilities:
Long-term debt and revolving credit facilities (c) (d) (e) (f) (h)	$136,215	$(116,546)	$19,669
Current maturities of long-term debt (e) (f)	—	1,366	1,366
Accounts payable	4,479		4,479
Accrued expenses (b) (c)	7,857	(2,749)	5,108

Total current liabilities	148,551	(117,929)	30,622
New term loan A (e)	—	2,275	2,275
New term loan B (e)	—	12,292	12,292
Subordinated debt (d)	—	8,000	8,000
Other noncurrent liabilities (f) (j)	316	5,113	5,429

Total liabilities	148,867	(90,249)	58,618
Commitments and contingencies
Holdings’ Series B redeemable preferred stock (g)	11,115	(11,115)	—
Holdings’ Series C redeemable preferred stock (g)	9,122	(9,122)	—
Stockholders’ (deficit) equity
Additional paid-in-capital (d) (i)	40,255	(33,857)	6,398

Iron Age Holdings Corporation
Consolidated Balance Sheet

	Actual	Proforma	Proforma
	7/26/2003	Adjustments	7/26/2003

	(unaudited)	(unaudited)	(unaudited)
Accumulated deficit (i)	(133,090)	133,090	—

Total stockholders’ (deficit) equity	(92,835)	99,233	6,398

Total liabilities and stockholders’ (deficit) equity	$76,269	$(11,253)	$65,016

(a)	Includes the reversal of $0.7 million and $1.6 million of unamortized deferred financing costs related to Holdings Notes and the Iron Age Notes, respectively.

(b)	Includes the reversal of $1.0 million and $1.6 million of accrued interest related to the Holdings Notes and Iron Age Notes, respectively.

(c)	Includes the payment of $0.2 million of accrued interest related to Old Term Loan A, Old Term Loan B and Old Term Loan C.

(d)	Includes the extinguishment of $35.1 million of Holdings Notes and $65.0 million of Iron Age Notes in exchange for $8.0 million of subordinated debt and $6.4 million of equity.

(e)	Includes the reclassification of $0.8 million, $2.4 million and $12.2 million of Old Term Loan A, Old Term Loan B and Old Term Loan C into $3.2 million of New Term Loan A and $12.3 million of New Term Loan B.

(f)	Includes the reclassification of $0.5 million and $0.8 million of capital lease obligations to current and long-term liabilities, respectively.

(g)	Includes the extinguishment of $11.1 million of Holdings’ Series B preferred stock and $9.1 million of Holdings’ Series C preferred stock.

(h)	Includes the Commitment and Closing Fee of $0.2 million on the drawn New Revolving Credit Facility.

(i)	Includes fair value adjustments of $9.2 million decrease to intangible assets and establishment of new capital structure related to the Exchange Offers.

(j)	Includes deferred tax liability related to net assets acquired of $4.3 million.

Consolidated Pro Forma Statements Of Operations

Iron Age Holdings Corporation
Consolidated Statement of Operations (Unaudited)

	Actual		Proforma
	Year ended		Year ended
	January 25	Proforma	January 25
	2003	Adjustments	2003

	(In Thousands)
Net sales	$100,449		$100,449
Cost of sales	49,690		49,690

Gross profit	50,759	—	50,759
Selling, general and administrative	41,200		41,200
Depreciation	2,697		2,697
Amortization of intangible assets (e)	1,150	(936)	214

Operating income	5,712	936	6,648
Interest expense (a) (b) (c) (d)	14,035	(8,902)	5,133

(Loss) income before income taxes	(8,323)	9,838	1,515
Income tax (benefit) expense (g)	(1,785)	2,391	606

(Loss) income before cumulative effect of change in accounting principle and extraordinary item	(6,538)	7,447	909
Cumulative effect of change in accounting principle, net of tax of $1,718 (f)	(77,510)	77,510	—

Net (loss) income	$(84,048)	$84,957	$909

(a)	Excludes $1.9 million for interest expense relating to the Previous Bank Credit Facility, the Existing Revolving Credit Facility, Old Term Loan A, Old Term Loan B and Old Term Loan C.

(b)	Excludes $4.6 million and $6.4 million for interest expense relating to the Holdings Notes and the Iron Age Notes, respectively.

(c)	Excludes $0.8 million for amortization of deferred financing costs related to the Holdings Notes, the Iron Age Notes and the Existing Revolving Credit Facility.

(d)	Includes $0.9 million, $0.3 million, $2.3 million and $1.3 million for interest expense relating to the New Revolving Credit Facility, New Term Loan A, New Term Loan B and Iron Age Notes, respectively.

(e)	Excludes amortization of $0.9 million to reflect fair value of net assets acquired.

(f)	Excludes cumulative effect of change in accounting principle that is not applicable to New Holdings.

(g)	To record income tax expense at 40%.

Iron Age Holdings Corporation
Consolidated Statement of Operations (Unaudited)

	Actual		Proforma
	Six months ended		Six months ended
	July 26	Proforma	July 26
	2003	Adjustments	2003

	(In Thousands)
Net sales	$51,214		$51,214
Cost of sales	25,688		25,688

Gross profit	25,526	—	25,526
Selling, general and administrative	22,176		22,176
Depreciation	1,417		1,417
Amortization of intangible assets (f)	572	(465)	107

Operating income	1,361	465	1,826
Interest expense (a) (b) (c) (d) (e)	7,880	(5,221)	2,659

Loss before income taxes	(6,519)	5,686	(833)
Income tax expense (benefit) (g)	1,341	(1,674)	(333)

Net loss	$(7,860)	7,360	(500)

(a)	Excludes $1.5 million for interest expense relating to the Existing Revolving Credit Facility, Old Term Loan A, Old Term Loan B and Old Term Loan C.

(b)	Excludes $0.5 million for waiver and forbearance fees relating to the Existing Revolving Credit Facility.

(c)	Excludes $2.0 million and $3.2 million for interest expense relating to the Holdings Notes and the Iron Age Notes, respectively.

(d)	Excludes $0.4 million for amortization expense relating to the deferred financing costs of Holdings Notes, the Iron Age Notes and the Existing Revolving Credit Facility.

(e)	Includes adjustment of $0.5 million, $0.1 million, $1.1 million and $0.6 million for interest expense relating to the New Revolving Credit Facility, New Term Loan A , New Term Loan B and Iron Age Notes, respectively.

(f)	Excludes amortization of $0.5 million to reflect fair value of net assets acquired.

(g)	To record income tax benefit at 40%.

THE EXCHANGE OFFERS

Terms of the Exchange Offers

     We are offering, upon the terms and subject to the conditions contained in this Exchange Offer and Consent Solicitation Statement and in the accompanying Letter of Transmittal and Consent for the Iron Age Notes, to exchange for each outstanding $1,000 principal amount of the Iron Age Notes, the following: (i) 14.61538 shares of New Holdings Common Stock, having substantially the terms described herein (an aggregate of approximately 95% of the New Holdings Common Stock outstanding as of the closing of the Iron Age Notes Exchange Offer, assuming all outstanding Iron Age Notes are validly tendered and accepted for exchange), and (ii) $123.077 principal amount of New Notes having substantially the terms described herein (an aggregate of $8 million principal amount of New Notes assuming all outstanding Iron Age Notes are validly tendered and accepted for exchange (collectively referred to herein as the “Iron Age Exchange Offer Consideration”).

     In the event not all outstanding Iron Age Notes are validly tendered and accepted for exchange, the number of shares of New Holdings Common Stock that each exchanging holder of Iron Age Notes is entitled to receive will be appropriately increased such that each holder receives a pro rata portion (with respect to all exchanging holders of Iron Age Notes) of approximately 95% of New Holdings Common Stock outstanding as of the closing of the Iron Age Notes Exchange Offer. No fractional shares will be issued to a holder who tenders Iron Age Notes, and any fractional shares which would otherwise be issuable to a holder based upon the aggregate principal amount of Iron Age Notes tendered by such holder will be disregarded.

     We are also offering, upon the terms and subject to the conditions contained in this Exchange Offer and Consent Solicitation Statement and in the accompanying Letter of Transmittal and Consent for the Holdings Notes, to exchange for each outstanding $1,000 principal amount of the Holdings Notes, 1.42312 shares of New Holdings Common Stock held by Holdings upon consummation of the Iron Age Notes Exchange Offer, having substantially the terms described herein (an aggregate of approximately 5% of the New Holdings Common Stock outstanding as of the closing of the Iron Age Notes Exchange Offer) (collectively referred to herein as the “Holdings Exchange Offer Consideration”, and together with the Iron Age Exchange Offer Consideration, the “Exchange Offer Consideration”). No fractional shares will be issued to a holder who tenders Holdings Notes, and any fractional shares which would otherwise be issuable to a holder based upon the aggregate principal amount of Holdings Notes tendered by such Holder will be appropriately adjusted, such that the total number of shares issued to all Holders tendering their Holders Notes equals 50,000 shares of New Holdings Common Stock.

     The closing of the Iron Age Notes Exchange Offer will occur first. Contemporaneously with the closing of the Iron Age Notes Exchange Offer, Holdings will contribute its capital stock of the Company to New Holdings and an amended and restated credit agreement will be entered into by New Holdings, the Company and the Senior Lenders (the “New Credit Agreement”). The closing of the Holdings Notes Exchange Offer will occur no earlier than the first business day after the closing of the Iron Age Notes Exchange Offer. Following the consummation of the

Exchange Offers, Holdings will not own any interest in the Company or any other assets or liabilities and will be liquidated.

     We need consents from holders of a majority of the outstanding principal amount of notes of each issue in order to amend the related indentures to eliminate substantially all of the covenants and events of default contained therein. The tender of notes will constitute the delivery of such consent with respect to the applicable note issue. Concurrent with the consummation of the Iron Age Notes Exchange Offer, JPMorgan Chase Bank, as the trustee under the Old Notes Indenture, will execute supplemental indentures amending the terms of the Old Notes Indentures. If we do not receive the requisite consents for the proposed amendments then the proposed amendments will not become effective, and we will not accept any Old Notes for exchange.

     The Senior Lenders have agreed to extend the Waiver Period through December 5, 2003, upon the condition that holders of at least 76% of the outstanding principal amount of the Iron Age Notes and holders of at least 76% of the outstanding principal amount of the Holdings Notes have agreed to forbear from exercising any of such holders’ rights or remedies under the Iron Age Notes Indenture, or the Holdings Note Indenture, as applicable, at law or otherwise, with respect to any default existing or arising under the Iron Age Notes Indenture or the Holdings Note Indenture, as applicable, until December 10, 2003. The tender of Old Notes into the applicable Exchange Offer shall constitute such tendering holder’s agreement to forbear from exercising any of such holder’s rights or remedies under the applicable Old Notes Indenture, at law or otherwise, with respect to any default existing or arising under the Old Notes, until December 10, 2003, subject to receipt of the tenders required to satisfy the conditions to the consummation of the Exchange Offers.

     If holders of 98% of the aggregate principal amount of Iron Age Notes and 100% of the aggregate principal amount of Holdings Notes have not tendered such Old Notes on or before November 21, 2003, or provided evidence satisfactory to the Agent and the Senior Lenders that they will tender, then the Company is required to pay to the Agent, for the account of the Senior Lenders, a fee in the amount of 0.5% of the aggregate principal amount then outstanding under the Senior Credit Agreement.

Release of Claims by Holders of Old Notes

     A holder validly tendering any Old Notes, will, by tendering them and upon the acceptance of such notes for exchange, on its own behalf and on behalf of its affiliates, (i) release, waive and covenant not to assert, any claims, debts, obligations, rights, causes of action or liabilities other than Reserved Claims (as defined below) now existing or hereafter arising out of, or relating to, such Old Notes or the Exchange Offers or otherwise relating to Holdings, New Holdings, the Company or its subsidiaries, in each case arising from or relating to any fact or circumstance through the date of consummation of the Exchange Offers, against Holdings, New Holdings, the Company or any of their subsidiaries, the Exchange Agent, Fenway or any of its affiliates, each holder of Old Notes that has validly tendered and not withdrawn its Old Notes pursuant to the Exchange Offers and delivered a Letter of Transmittal and Consent in connection therewith, the Agent, the Senior Lenders, any person who is or was in control of any of the foregoing, and any of the respective present and former officers, directors, shareholders, trustees, partners, members, agents, employees, representatives, financial advisors, accountants, attorneys and other professionals of the foregoing, and (ii) acknowledge, represent to and agree to the matters set forth in this Exchange Offer and Consent Solicitation Statement. As used herein, the term “Reserved Claims” means (i) the obligations of Holdings, New Holdings and the Company to deliver the securities offered pursuant to the Exchange Offers in accordance with the terms thereof, (ii) the obligations of New Holdings and the Company constituting the securities offered hereby and agreements relating to such securities annexed hereto or referred to in this Exchange Offer and Consent Solicitation Statement in accordance with the terms of such agreements, and (iii) claims, if any, against Holdings, New Holdings and the Company under federal securities laws that the Exchange Offer and Consent Solicitation Statement includes any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which the Exchange Offer and Consent Solicitation Statement is to be used, not misleading.

Conditions of the Exchange Offers

     The Exchange Offers will be conditioned upon the following:

     (i) at least 99% of the outstanding principal amount of Iron Age Notes shall have been validly tendered and not withdrawn in the Exchange Offers;

     (ii) at least 100% of the outstanding principal amount of Holdings Notes shall have been validly tendered and not withdrawn in the Exchange Offers;

     (iii) Holdings shall have contributed its ownership interest in Iron Age to New Holdings;

     (iv) the Company shall have forgiven the indebtedness owing under the intercompany note issued by Holdings to the Company (described below under “Description of New Credit Agreement and Other Indebtedness”);

     (v) the Company shall have entered into the New Credit Agreement on substantially all the terms described under “Description of New Credit Agreement and Other Indebtedness” and all amounts outstanding under the Company’s existing credit facility shall have been repaid in full;

     (vi) there shall not have been instituted or be pending any action, proceeding, claim or counterclaim by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that, in the Company’s reasonable judgment, materially and adversely affects Company’s business, condition (financial or other), income, operations or prospects or materially impairs the contemplated benefits of the Exchange Offers to Company; and

     (vii) there shall not have occurred any event or events that, in the Company’s reasonable judgment, have resulted or may result in a material adverse change in the Company’s business, condition (financial or other), income, operations or prospects or materially impair the contemplated benefits of the Exchange Offers to the Company.

     Subject to approval of the Steering Committee, we may waive any condition, in whole or in part, at any time and from time to time in our sole discretion. The New Credit Agreement is subject to a number of conditions that are described under “Description of New Credit Agreement and Other Indebtedness.”

EXCHANGE OFFERS AND CONSENT PROCEDURES

Tendering Notes and Delivering Consents

     The following summarizes the procedures to be followed by all holders of Old Notes in tendering their securities and Consents.

     Holders who tender Old Notes in the Exchange Offers in accordance with the procedures described below will be deemed to have delivered Consents to the proposed amendments to the Old Notes Indenture under which such Old Notes were issued and will be deemed to have agreed to forbear from exercising any of such holders’ rights or remedies under the applicable Old Notes Indenture, until December 10, 2003, subject to receipt of the tenders required to satisfy the conditions to the consummation of the Exchange Offers.

     Tenders of Old Notes; Delivery of Consents. For a holder validly to tender Old Notes pursuant to the Exchange Offers, a properly completed and validly executed Letter of Transmittal and Consent for that issue of Old Notes (or a manually signed facsimile thereof), together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and any other documents required by the Letter of Transmittal and Consent and the instructions thereto (including, without limitation, the signature page to the Stockholders Agreement, the Registration Rights Agreement and, with respect to a holder of Iron Age Notes, the Collateral Agency Agreement) must be received by the Exchange Agent at one of the addresses set forth on the front page of the Letter of Transmittal and Consent and either (i) certificates for tendered Old Notes must be received by the Exchange Agent at such address or (ii) such Old Notes must be transferred pursuant to the procedures for book-entry transfer described below and a confirmation of such book-entry transfer must be received by the Exchange Agent, in either case prior to the expiration date for the Exchange Offers. A holder who desires to tender Old Notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose Old Notes are not immediately available must comply with the procedures for guaranteed delivery described under “Guaranteed Delivery” below and in the accompanying applicable notice of guaranteed delivery.

     Holders must deliver the appropriate Letter of Transmittal and Consent, as follows:

Old Notes Tendered	Color of Letter of Transmittal and Consent

Iron Age Notes	Yellow
Holdings Notes	Blue

     Holders who wish to tender both issues of Old Notes must complete a separate Letter of Transmittal and Consent for each issue of Old Notes.

     A Letter of Transmittal and Consent and certificates for tendered Old Notes should be sent only to the Exchange Agent, and not to the Companies, the trustee or to any book-entry transfer facility. The following is the address for hand deliveries and delivery by overnight courier to the Exchange Agent:

JPMorgan Chase Bank
ITS Bond Events
2001 Bryan Street, 9th Floor
Dallas, TX 75021
Attn: Frank Ivins

     If the certificates for Old Notes are registered in the name of a person other than the signer of a Letter of Transmittal and Consent, then, in order to tender such Old Notes pursuant to the Exchange Offers, the certificates representing the Old Notes must be endorsed or accompanied by appropriate bond powers, signed exactly as the name or names of such holder or holders appear on the certificates, with the signatures on the certificates or bond powers guaranteed as provided below. In the event such procedures are followed by a beneficial owner tendering Old Notes, the holder or holders of the Old Notes must sign a valid proxy pursuant to the Letter of Transmittal and Consent, because Old Notes may not be tendered without also consenting to the proposed amendments and only holders are entitled to deliver Consents. Such holder or holders must also sign a signature page to the Stockholders Agreement, Registration Rights Agreement and, with respect to a holder of Iron Age Notes, the Collateral Agency Agreement.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, or held through a book-entry transfer facility, and who wishes to tender them, deliver a Consent and agree to forbear should contact such registered holder promptly and instruct such registered holder to tender the Old Notes and deliver a Consent and agreement to forbear on such beneficial owner’s behalf. If such beneficial owner wishes to tender the Old Notes himself or herself, such beneficial owner must either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner’s name prior to completing and executing the Letter of Transmittal and Consent and, where applicable, delivering the Old Notes, or follow the procedures described in the immediately preceding paragraph.

     To effectively tender Old Notes that are held through The Depositary Trust Company (“DTC”), DTC participants should transmit their acceptance through the Automated Tender Program (“ATOP”), for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an Agent’s Message (as defined below) to the Exchange Agent for its acceptance. Delivery of tendered Old Notes must be made to the Exchange Agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

     The method of delivery of certificates for Old Notes, a Letter of Transmittal and Consent and all other required documents to the Exchange Agent, including delivery through DTC and any acceptance of an Agent’s Message transmitted through ATOP, is at the election and risk of the holder tendering Old Notes and delivering a Letter of Transmittal and Consent. Delivery of such documents will be deemed made only when actually received by the Exchange Agent. If such delivery is made by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested and that sufficient time should be allowed to assure timely delivery. No alternative, conditional or contingent tenders of Old Notes or deliveries of a Letter of Transmittal and Consent will be accepted.

Holders of Old Notes should read the Letters of Transmittal and Consents carefully.

     Signature Guarantees. Signatures on each Letter of Transmittal and Consent must be guaranteed by a participant in a recognized medallion signature program (hereinafter referred to as a “medallion signature guarantor”), unless the Old Notes tendered thereby are tendered (i) by a registered holder of Old Notes (or by a participant in DTC whose name appears on a security position delivered to the Exchange Agent listing such participant as the owner of the Old Notes) who has not completed either the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the Letter of Transmittal and Consent, or (ii) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. (hereinafter referred to as the “NASD”) or a commercial bank or trust company having an office in the United States (each of the foregoing being referred to as an “Eligible Institution”). If the Old Notes are registered in the name of a person other than the signer of the Letter of Transmittal and Consent or if the Old Notes not accepted for payment or not tendered are to be returned to a person other than the registered holder, then the signatures on the Letter of Transmittal and Consent accompanying the tendered Old Notes must be guaranteed by a medallion signature guarantor as described above.

     Book-Entry Transfer. The Exchange Agent will establish a new account or utilize an existing account with respect to the Old Notes at DTC promptly after the date of commencement of the Exchange Offers, and any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of Old Notes may make a book-entry tender of Old Notes, delivery of Consents and forbearance agreements by causing DTC to transfer such Old Notes into the Exchange Agent’s account in accordance with DTC’s procedures for such transfer. Although tender of Old Notes may be effected through book-entry transfer into the Exchange Agent’s account at DTC, the related Letter of Transmittal and Consent (or a manually signed facsimile thereof), properly completed and validly executed, with any required signature guarantees, or an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and Consent, and any other required documents, must, in any case, be received by the Exchange Agent on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with. The confirmation of a book-entry transfer of Old Notes into the Exchange Agent’s account at DTC as described above is referred to herein as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Exchange Agent.

     The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant in DTC tendering the Old Notes stating (i) the aggregate principal amount of Old Notes which have been tendered by such participant and for which Consents have been thereby delivered, (ii) that such participant has received and agrees to be bound by the terms of the Exchange Offers and (iii) that we may enforce such agreement against the participant. The terms of each Exchange Offer include the terms set forth in the related Letter of Transmittal and Consent.

     Guaranteed Delivery. If a holder desires to tender Old Notes pursuant to the Exchange Offers (which is also deemed to constitute delivery of a related Consent pursuant to the Consent solicitation and an agreement to forbear) and (a) certificates representing such Old Notes are not lost but are not immediately available, (b) time will not permit such holder’s Letter of Transmittal and Consent, certificates representing such holder’s Old Notes and all other required documents to reach the Exchange Agent prior to the Expiration Date, or (c) the procedures for book-entry transfer cannot be completed prior to the Expiration Date, a tender of Old Notes and a delivery of a Consent may be effected if all the following are complied with:

(i)	such tender is made by or through an Eligible Institution;

(ii)	prior to the Expiration Date, the Exchange Agent has received from such Eligible Institution, a properly completed and validly executed notice of guaranteed delivery (by manually signed facsimile transmission, mail or hand delivery) in substantially the form provided with this Exchange Offer and Consent Solicitation Statement (which notice of guaranteed delivery will also be deemed to constitute the Consent and agreement to forbear of such holder, setting forth the name(s) and address(es) of the registered holder(s) and the principal amount of Old Notes being tendered and as to which Consents are being delivered, and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange (“NYSE”) trading days from the date of the notice of guaranteed delivery, the Letter of Transmittal and Consent (or a manually signed facsimile thereof), properly completed and duly executed, or, in the case of a book-entry transfer, an Agent’s Message, together with certificates representing the Old Notes (or confirmation of book-entry transfer of them into the Exchange Agent’s account at a book-entry transfer facility), and any other documents required by the Letter of Transmittal and Consent and the instructions thereto, will be deposited by such Eligible Institution with the Exchange Agent; and

(iii)	such Letter of Transmittal and Consent (or a manually signed facsimile thereof), properly completed and validly executed with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, together with certificates for all Old Notes in proper form for transfer (or a book-entry confirmation with respect to all tendered Old Notes), and any other required documents are received by the Exchange Agent within three NYSE trading days after the date of such notice of guaranteed delivery.

     No Transfers of Ownership After Tendering Old Notes. Holders may not transfer record ownership of any Old Notes validly tendered in the Exchange Offer and not validly withdrawn. Beneficial ownership in tendered Old Notes may be transferred by the holder by delivering to the Exchange Agent an executed Letter of Transmittal and Consent identifying the name of the person who deposited the Old Notes to be transferred, and completing the special payment instructions box with the name of the transferee (or, if tendered by book-entry transfer, the name of the participant in the book-entry transfer facility whose name appears on the security position listing as the transferee of such Old Notes) and the principal amount of the Old Notes to be transferred. If certificates have been delivered or otherwise identified (through a book-entry confirmation with respect to such Old Notes) to the Exchange Agent, the name of the holder who deposited the Old Notes, the name of the transferee and the certificate numbers relating to such Old Notes should also be provided in the Letter of Transmittal and Consent. A person who succeeds to the beneficial ownership of tendered Old Notes pursuant to the procedures set forth herein will be entitled to receive (i) the applicable Exchange Offer Consideration if the Old Notes are accepted for exchange, provided such person executes a signature page to the Stockholders Agreement, the Registration Rights Agreement and, with respect to Iron Age Notes, the Collateral Agency Agreement, or (ii) the receipt of the tendered Old Notes if the Exchange Offers are terminated.

     Lost or Missing Certificates. If a holder desires to tender Old Notes pursuant to the Exchange Offers, but the certificates representing such Old Notes have been mutilated, lost, stolen or destroyed, such holder should write to or telephone the trustee, at the address or telephone number listed below, about procedures for obtaining replacement certificates for such Old Notes, arranging for indemnification or about any other matter that requires handling by the trustee:

JPMorgan Chase Bank
Institutional Trust Services
4 New York Plaza, 15th Floor
New York, NY 10004
Attn: Rosa Ciaccia
(212) 623-6790

     Other Matters. Notwithstanding any other provision hereof, delivery of Exchange Offer Consideration for Old Notes accepted for exchange pursuant to the Exchange Offers will in all cases be made only after timely receipt by the Exchange Agent of (a) certificates for (or timely book-entry confirmation with respect to) such Old Notes, (b) the applicable Letter of Transmittal and Consent (or a manually signed facsimile thereof), properly completed and validly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (c) any other documents required by the applicable Letter of Transmittal and Consent and the instructions thereto. Accordingly, tendering holders may be paid at different times depending upon when certificates for Old Notes or book-entry confirmations with respect to notes are actually received by the Exchange Agent. Under no circumstances will interest be paid on the Exchange Offer Consideration to be paid by us because of any delay in making such delivery or otherwise.

     Tenders of Old Notes and deliveries of Consents and agreements to forbear pursuant to any of the procedures described above, and acceptance thereof by us for exchange, will constitute a binding agreement between us and the tendering and consenting holder, upon the terms and subject to the terms and conditions set forth in this Exchange Offer and Consent Solicitation Statement and the applicable Letter of Transmittal and Consent in effect at the related Expiration Date.

     All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders and withdrawals of Old Notes and deliveries and revocations of Consents or agreements to forbear will be determined by us, in our sole discretion, the determination of which shall be final and binding. Alternative, conditional or contingent tenders of Old Notes or deliveries of Consents and agreements to forbear will not be considered valid. We reserve the absolute right to reject any or all tenders of Old Notes and deliveries of Consents and agreements to forbear that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions as to particular Old Notes and Consents.

     Our interpretation of the terms and conditions of the Exchange Offers (including the instructions in the Letters of Transmittal and Consent) will be final and binding.

     Any defect or irregularity in connection with tenders of Old Notes or deliveries of Consents and agreements to forbear must be cured within such time as we determine, unless waived by us. Tenders of Old Notes and deliveries of Consents and agreements to forbear shall not be deemed to have been made until all defects and irregularities have been waived by us or cured. A defective tender (which defect is not waived by us) will not constitute a valid Consent or agreement to forbear. Neither the Companies, the Exchange Agent, the trustee, nor any other person will be under any duty to give notice of any defects or irregularities in tenders or withdrawals of Old Notes and deliveries or revocations of Consents or agreements to forbear, or will incur any liability to holders for failure to give any such notice.

     Backup Withholding. For a discussion of federal income tax considerations related to back-up withholding, see “Certain Federal Income Tax Considerations—Other Considerations—Backup Withholding.”

Withdrawal of Tenders; Revocation of Consents

     Holders who tender Old Notes pursuant to the Exchange Offers may not withdraw them after the Expiration Date (the “Withdrawal Termination Date”), unless (a) we reduce the Exchange Offer Consideration deliverable to such holders, or (b) we are otherwise required by law to permit withdrawal. In such situations, previously tendered Old Notes may be validly withdrawn until the expiration of five (5) business days after the date that notice of any such reduction is first published, given or sent to holders and the Exchange Agent by us. In addition, tenders of Old Notes may be validly withdrawn if the Exchange Offers are terminated or withdrawn without any Old Notes being exchanged thereunder. In the event of a termination of the Exchange Offers, the Old Notes tendered pursuant to the Exchange Offers will be promptly returned to the tendering holders. If the Exchange Offer is not consummated by December 31, 2003, all Old Notes tendered in the Exchange Offers will be returned to the tendering holders. The valid withdrawal of tendered Old Notes will not constitute the revocation of a Consent or an agreement to forbear with respect to such Old Notes unless the holder indicates its specific intent to revoke such Consent or such agreement to forbear in its notice of withdrawal and such Consent or agreement to forbear is revoked prior to the date of the trustee’s execution of the related supplemental indenture which eliminates substantially all of the covenants and events of default contained in such Old Notes Indenture.

     Notwithstanding the foregoing and the occurrence of the Withdrawal Termination Date, any holder of any Old Notes who has tendered its Old Notes in the Exchange Offers will also have the ability to withdraw its Old Notes if:

(i)	the Exchange Offers and the related transactions contemplated herein are not consummated by December 31, 2003;

(ii)	any of the Companies shall publicly announce its intention not to pursue the Exchange Offers or the New Credit Agreement;

(iii)	any of the Companies shall determine to commence a restructuring transaction on terms and conditions that are not materially consistent with the terms and conditions set forth in this Exchange Offer and Consent Solicitation Statement; or

(iv)	the Waiver Period shall have expired under the Senior Credit Agreement, and the Senior Lenders shall have accelerated the indebtedness outstanding thereunder.

     Any holder who has tendered Old Notes, or who succeeds to the beneficial ownership of Old Notes that have been tendered, may only withdraw such tendered Old Notes by delivering a written notice of withdrawal by mail, hand delivery or manually signed facsimile transmission to the Exchange Agent, which notice must be received by the Exchange Agent at such permissible times as are described herein. In order to be valid, a notice of withdrawal must specify the name of the person who deposited the Old Notes to be withdrawn (the “depositor”), the name in which the Old Notes are registered (or, if tendered by book-entry transfer, the name of the participant in the book-entry transfer facility whose name appears on the security position listing as the owner of such Old Notes), if different from that of the depositor, and the principal amount of Old Notes to be withdrawn. If certificates have been delivered or otherwise identified (through book-entry confirmation with respect to such Old Notes) to the Exchange Agent, the name of the holder and the certificate number or numbers relating to such Old Notes withdrawn (or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited with withdrawn Old Notes) must also be furnished to the Exchange Agent as aforesaid prior to the physical release of the certificates for the withdrawn Old Notes (or prior to the book-entry credit of Old Notes tendered by book-entry transfer). The notice of withdrawal must be signed by the holder in the same manner as the related Letter of Transmittal and Consent (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the Old Notes into the name of the person withdrawing such Old Notes. Withdrawals of tendered Old Notes may not be rescinded, and any Old Notes withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offers. However, validly withdrawn Old Notes may be retendered by following the procedures for tendering described elsewhere in this Exchange Offer and Consent Solicitation Statement at any time prior to the Expiration Date.

     Any holder who has delivered a Consent and agreement to forbear, or who succeeds to ownership of Old Notes in respect to which a Consent and agreement to forbear has previously been delivered, may validly revoke such Consent or such forbearance prior to the Withdrawal Termination Date by delivering a written notice of revocation in accordance with the following procedures. In order to be valid, a notice of revocation of a Consent or agreement to forbear must: (i) contain the name of the person who delivered the Consent and the description of the Old Notes to which it relates; (ii) contain the certificate number or numbers of such Old Notes; (iii) be signed by the holder thereof in the same manner as the original signature on the applicable Letter of Transmittal and Consent (including the required signature guarantees); (iv) if applicable, be accompanied by documents of transfer sufficient to have the trustee register the transfer of the Old Notes into the name of the person revoking such Consent; and (v) be received by the Exchange Agent, prior to the execution of the related supplemental indenture at its addresses set forth on the cover of this Exchange Offer and Consent Solicitation Statement. A purported notice of revocation that lacks any of the required information or is dispatched to an improper address will not validly revoke a Consent or agreement to forbear previously given.

     A withdrawal of Old Notes and a revocation of a Consent or an agreement to forbear can only be accomplished in accordance with the foregoing procedures. The valid revocation of a holder’s Consent or agreement to forbear will constitute the concurrent valid withdrawal of the tendered Old Notes with respect to which the Consent or agreement to forbear was delivered. As a result, a holder who validly revokes a previously delivered Consent or agreement to forbear will not receive the applicable Exchange Offer Consideration.

     All questions as to the form and validity (including time of receipt) of any withdrawal or tender of Old Notes or delivery or revocation of a Consent or an agreement to forbear will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we, Holdings, New Holdings, the trustee, the Exchange Agent, nor any other person will be under any duty to give notification of any defect or irregularity in any tender or withdrawal of any tendered Old Notes or in any delivery or revocation of a Consent or incur any liability for failure to give any such notification.

Absence of Appraisal Rights

     The Old Notes are debt obligations and are governed by the indenture under which they were issued. There are no appraisal or other similar statutory rights available to holders in connection with the Exchange Offers.

Expiration Date; Extension; Amendment; Termination

     Each of the Exchange Offers will expire at 12:00 midnight, New York City time, on November 25, 2003 (the “Expiration Date”). We reserve the right to extend the Expiration Date for the Exchange Offers. During any extension of the Exchange Offers, all Old Notes previously tendered and not accepted for exchange will remain subject to the terms and conditions set forth in this Exchange Offer and Consent Solicitation Statement and may, subject to the terms and conditions set forth herein, be accepted for exchange by us. During any extension of the Exchange Offers, all Consents and agreements to forbear delivered to the Exchange Agent will remain effective unless validly revoked prior to the Withdrawal Termination Date.

     We expressly reserve the absolute right, subject to approval from the Steering Committee, (i) to amend or modify any or all of the terms of either or both of the Exchange Offers, or (ii) to terminate the Exchange Offers and delay acceptance for exchange of, or exchange for, the Old Notes tendered, Consents and/or agreements to forbear delivered pursuant thereto. Any such waiver, amendment or modification with respect to an issue of Old Notes will apply to all Old Notes of that issue tendered, regardless of when or in what order such Old Notes were tendered. Any extension or termination of the Exchange Offers or any amendment or modification of the terms of the Exchange Offers will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner by which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service or such other means of announcement as we deem appropriate.

Acceptance of Notes for Exchange; Delivery of New Notes and/or New Holdings Common Stock

     Upon the terms and subject to the conditions of the Exchange Offers, we will accept for exchange, and promptly deliver New Notes and/or New Holdings Common Stock as Exchange Offer Consideration for, Old Notes validly tendered in the related Exchange Offer (or defectively tendered, if such defect has been waived) and not validly withdrawn as specified in “Withdrawal of Tenders; Revocation of Consents” above after the Expiration Date and the satisfaction or waiver of the conditions specified above under “Conditions of the Exchange Offers and Consent Solicitations.” We will not accept Old Notes for exchange prior to the Expiration Date.

     We expressly reserve the right, in our sole discretion, to delay acceptance for exchange of Old Notes tendered in the Exchange Offer (subject to applicable law), or to terminate the Exchange Offers and not accept for exchange any Old Notes, if any of the conditions set forth above under “Conditions of the Exchange Offers and Consent Solicitations” shall not have been satisfied or waived by us or in order to comply with applicable law. In all cases, delivery of Exchange Offer Consideration for Old Notes accepted for exchange pursuant to the Exchange Offers will be made only after timely receipt by the Exchange Agent of certificates representing Old Notes (or confirmation of a book-entry transfer thereof), and a properly completed and duly executed Letter of Transmittal and Consent (or a manually signed facsimile thereof) or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required thereby.

     For purposes of the Exchange Offers, we will be deemed to have accepted for exchange validly tendered Old Notes (or defectively tendered Old Notes with respect to which we have waived the defect) if, as and when we give oral (confirmed in writing) or written notice thereof to the Exchange Agent. Delivery of the Exchange Offer Consideration for Old Notes accepted for exchange in the Exchange Offers will be made by us by promptly depositing such consideration with the Exchange Agent, which will act as agent for the tendering holders for the purpose of receiving the Exchange Offer Consideration and transmitting the Exchange Offer Consideration to such holders. We will effect the closing of the Exchange Offer relating to the Iron Age Notes prior to effecting the closing of the Exchange Offer relating to the Holdings Notes.

     If any tendered Old Notes are not accepted for exchange for any reason pursuant to the terms and conditions of the Exchange Offers, or if certificates are submitted evidencing more Old Notes than those which are tendered, certificates evidencing untendered Old Notes will be returned, without expense, to the tendering holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent’s account at book-entry, credited to the account maintained at such book-entry transfer facility from which such Old Notes were delivered), unless otherwise requested by such holder under “Special Delivery Instructions” in the applicable Letter of Transmittal and Consent, promptly following the expiration or termination of the Exchange Offers.

     Tendering holders of Old Notes exchanged in the Exchange Offers will not be obligated to pay brokerage commissions, fees or transfer taxes with respect to the exchange of the Old Notes unless the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” in the applicable Letter of Transmittal and Consent has been completed, as described in the instructions thereto. We will pay all other charges and expenses in connection with the Exchange Offers and the Consent Solicitations.

     We believe that the Exchange Offer Consideration to be delivered in exchange for the Old Notes pursuant to the Exchange Offers is for proper purposes and in good faith, and that, based on historical financial information and recent operating history, upon consummation of the Exchange Offers we will be solvent, will have sufficient capital for carrying on our business and will be able to pay our debts as they mature. Notwithstanding such belief, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of such creditor (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time the Exchange Offers were consummated, we (a)(i) were insolvent, and were rendered insolvent by reason of the Exchange Offers, (ii) were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital or (iii) intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they matured, or (b) intended to hinder, delay or defraud our creditors, and that the Exchange Offers were made for less than reasonably equivalent value or fair consideration, then such court could void such payments based on a claim that the Exchange Offers were fraudulent transfers.

Proposed Amendments to the Old Notes Indentures

     The following provides a brief summary of the proposed amendments to each of the Old Notes Indentures. None of the proposed amendments will affect the obligation to pay interest, premium, if any, or principal on either issue of the Old Notes, when due. In addition, subject to, and effective upon the consummation of the Exchange Offers, holders who tender their Old Notes will waive our compliance with any term, covenant, event of default, provision or condition of the Old Notes Indenture under which such Old Notes were issued (i) that would conflict with, be violated by or occur by reason of the consummation of the Exchange Offers and the related transactions or (ii) that would be deleted or that would be amended by the proposed amendments to be less restrictive (to the extent of such proposed amendment) upon the effectiveness of the related proposed amendments.

Deletions from the Holdings Notes Indenture

     The following sections of the Holdings Notes Indenture, which include covenants that are intended to protect holders of the Holdings Notes, will be removed:

1.	SEC Reports (Section 4.02)

2.	Limitation on Indebtedness (Section 4.03)

3.	Limitation on Restricted Payments (Section 4.04)

4.	Limitation on Restrictions on Distributions from Restricted Subsidiaries (Section 4.05)

5.	Limitation on Sales of Assets and Subsidiary Stock (Section 4.06)

6.	Limitation on Affiliate Transactions (Section 4.07)

7.	Limitation on the Issuance or Sale of Capital Stock of Restricted Subsidiaries (Section 4.08)

8.	Change of Control (Section 4.09)

9.	Limitation on Liens (Section 4.10)

10.	Compliance Certificate (Section 4.11)

11.	Further Instruments and Acts (Section 4.12)

12.	Maintenance of Office or Agency (Section 4.13)

13.	Corporate Existence (Section 4.14)

14.	Payment of Taxes (Section 4.15)

15.	When Holdings May Merge or Transfer of Assets (Sections 5.01(ii), (iii) and (iv)).

     The Events of Default in Sections 6.01(iii), (iv), (v), (vi) and (ix) will also be removed.

Deletions from the Iron Age Notes Indenture

     The following sections of the Iron Age Notes Indenture, which include covenants that are intended to protect holders of the Iron Age Notes, will be removed:

1.	SEC Reports (Section 4.02)

2.	Limitation on Indebtedness (Section 4.03)

3.	Limitation on Restricted Payments (Section 4.04)

4.	Limitation on Restrictions on Distributions from Restricted Subsidiaries (Section 4.05)

5.	Limitation on Sales of Assets and Subsidiary Stock (Section 4.06)

6.	Limitation on Affiliate Transactions (Section 4.07)

7.	Limitation on the Issuance or Sale of Capital Stock of Restricted Subsidiaries (Section 4.08)

8.	Change of Control (Section 4.09)

9.	Limitation on Liens (Section 4.10)

10.	Compliance Certificate (Section 4.11)

11.	Further Instruments and Acts (Section 4.12)

12.	Future Guarantors (Section 4.13)

13.	Maintenance of Office or Agency (Section 4.14)

14.	Corporate Existence (Section 4.15)

15.	Payment of Taxes (Section 4.16)

16.	When the Company May Merge or Transfer Assets (Section 5.01 (ii), (iii) and (iv))

17.	When a Subsidiary Guarantor May Merge or Transfer Assets (Section 5.02).

     The Events of Default in Sections 6.01(iii), (iv), (v), (vi) and (ix) will also be removed.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain expected U.S. federal income tax consequences to the beneficial owners of the Iron Age Notes and the Holdings Notes (each a “Holder”) as a result of the Exchange Offers. This summary is general in nature, and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of the Holder’s particular circumstances, or to certain types of Holders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers in securities, and taxpayers holding the Old Notes as part of a hedge, straddle or other risk reduction or constructive sale transaction). In addition, the summary does not consider the effect of any foreign, state, local or other tax laws. This summary assumes that each Holder is (a) a citizen or resident of the United States, (b) an entity treated as a domestic corporation or domestic partnership for U.S. federal income tax purposes, (c) an estate or trust other than a “foreign estate” or “foreign trust” as defined in Section 7701(a)(31) of the Internal Revenue Code of 1986, as amended (the “Code”), or (d) otherwise subject to U.S. federal income tax on a net income basis in respect of the Old Notes. This summary also assumes that Holders hold their Old Notes as “capital assets” within the meaning of Section 1221 of the Code.

     This summary is based on the Code and applicable Treasury Regulations, judicial authority and administrative rulings as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. No ruling has been requested from the Internal Revenue Service (the “IRS”) regarding the tax consequences of the transactions described herein. No assurance can be given that the positions intended to be taken by the Companies described below will be accepted by the IRS.

     EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES TO IT OF THE TRANSACTIONS DESCRIBED HEREIN.

Tax Consequences of the Exchange Offers to Holders

     A Holder’s tax consequences will depend on what issue of Notes the Holder tenders. Each case is discussed below.

Holders of Iron Age Notes.

     A Holder of Iron Age Notes who participates in the Exchange Offers will be deemed to have exchanged some of its Notes for New Holdings Common Stock and the remainder for New Notes. This allocation should be based on the relative fair market values of the New Holdings Common Stock and the New Notes at the time of the Exchange Offers.

     The exchange of Iron Age Notes for New Holdings Common Stock should qualify as a transaction described in section 351 of the Code. Accordingly, except as described below under the heading “Other Considerations,” a Holder of Iron Age Notes should not recognize gain or loss on such an exchange, and a Holder’s adjusted tax basis in the New Holdings Common Stock received in the Iron Age Notes Exchange Offer should equal the Holder’s adjusted tax basis in the Iron Age Notes exchanged therefor. Such a Holder’s holding period for the New Holdings Common Stock will include the Holder’s holding period for the Iron Age Notes exchanged therefor.

     The tax treatment of the exchange of Iron Age Notes for New Notes depends upon whether the New Notes are “securities” for U.S. federal income tax purposes. The term “securities” is not defined in the Code or the Treasury Regulations. Whether an obligation constitutes a security is based on the facts and circumstances surrounding the origin and nature of the obligation and its maturity date. Generally, debt instruments with an original term of at least ten years have been considered to qualify as securities, while debt instruments with terms of five years or less generally do not qualify as securities. The term of the New Notes will be less than five years.

     Assuming that the New Notes do not qualify as securities under these rules, Holders of Iron Age Notes will recognize gain or loss, if any, on the exchange. Except as described below under “Other Considerations,” such gain or loss will be capital gain or loss and will be long-term if the Holder’s holding period in its Iron Age Notes is more than one year. The recognition of loss may be subject to limitations in the case of Holders that are “related” to New Holdings within the meaning of section 267 of the Code. In addition, the deductibility of capital losses is subject to certain limitations. Assuming neither the Iron Age Notes nor the New Notes are traded on an established market, as further described below, a Holder’s adjusted tax basis in the New Notes will equal their stated principal amount, and the holding period for the New Notes will begin on the day following the effective date of the Iron Age Notes Exchange Offer.

     If the New Notes qualified as securities, Holders of Iron Age Notes generally would not recognize gain or loss on the exchange, except possibly to the extent of the fair market value of the conversion privilege associated with the New Notes. A Holder’s adjusted tax basis in the New Notes would equal the adjusted tax basis in the Iron Age Notes exchanged therefor, and the holding period for the New Notes would include the holding period for the Iron Age Notes exchanged therefor.

     The rest of this discussion assumes (except where stated otherwise) that the New Notes do not qualify as securities.

     Regardless of the treatment of the exchange of Iron Age Notes for New Notes, the New Notes are expected to be subject to the original issue discount rules discussed below.

Holders of Holdings Notes.

     The exchange of Holdings Notes for New Holdings Common Stock should be treated as occurring pursuant to a “reorganization” under section 368 of the Code. Accordingly, except as described in “Other Considerations,” the Holders of the Holdings Notes should not recognize gain or loss on the exchange.

     A Holder’s adjusted tax basis in the New Holdings Common Stock received in the Holdings Notes Exchange Offer should equal the Holder’s adjusted tax basis in its Holdings Notes exchanged therefor. The holding period for the New Holdings Common Stock should include the holding period for the Holdings Notes exchanged therefor.

Tax Consequences of Holding New Notes and New Holdings Common Stock

Holders of New Notes.

     Original Issue Discount in the New Notes. It is expected that the New Notes will be issued with original issue discount (“OID”). A New Note will be considered to be issued with OID if its “stated redemption price at maturity” exceeds its “issue price” by more than a de minimis amount (0.25% of the stated redemption price at maturity multiplied by the number of complete years from the issue date to the maturity date). The stated redemption price at maturity is the aggregate of all payments due under the New Note at or before the New Note’s maturity date, other than “qualified stated interest.” Qualified stated interest is interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at fixed intervals of one year or less during the entire term of the note at certain specified rates. It is expected that none of the payments on the New Notes will be treated as qualified stated interest.

     The issue price of the New Notes depends upon whether the Iron Age Notes or the New Notes are considered “traded on an established market” for purposes of Treasury Regulations under Code Section 1273. The Company believes the Iron Age Notes are not traded on an established market within the meaning of these regulations, and the Company does not expect that the New Notes will be traded on such a market. Assuming neither the Iron Age Notes nor the New Notes are traded on an established market, and assuming that the New Notes are issued with adequate stated interest, the issue price of the New Notes should equal the stated principal amount of the New Notes. The New Notes will generally have adequate stated interest if the interest is payable at a rate at least equal to the appropriate applicable federal rate, published by the IRS. The Company expects that the New Notes will have adequate stated interest. In addition, because the Company and New Holdings are treated as related parties within the meaning of the applicable regulations, no portion of the issue price of the New Notes will be allocated to the conversion privilege of the New Notes. Accordingly, the Company expects that the New Notes will be issued with an amount of OID equal to the difference between the aggregate of all payments due under the New Notes and the stated principal amount of the New Notes.

     If the Iron Age Notes were determined to be traded on an established market, the issue price of the New Notes would be determined by reference to the issue price of the “investment unit” composed of the New Notes and New Common Stock. The issue price of the investment unit would equal the fair market value of the Iron Age Notes exchanged therefor immediately prior to the effective date of the exchange. The issue price of the investment unit would be allocated between the New Notes and the New Common Stock based on their relative fair market values. If the New Notes were deemed to be traded on an established market, the issue price of the New Notes would be equal to their fair market value as of the time of the exchange.

     The remainder of this discussion assumes that neither the Iron Age Notes nor the New Notes will be deemed to be traded on an established market.

     Because it is expected that the New Notes will be issued with OID, Holders of the New Notes will be required to include the OID in income as interest over the term of the New Notes. The amount of OID allocable to an accrual period will be an amount equal to the excess, if any, of (a) the product of the New Note’s “adjusted issue price” at the beginning of such accrual period and its yield-to-maturity over (b) the sum of any qualified stated interest on the New Note allocable to the accrual period. The “adjusted issue price” of a New Note at the start of any accrual period will equal its issue price increased by the accrued OID for each prior accrual period and reduced by any prior payments with respect to such note that are not qualified stated interest payments.

     Sale, Exchange or Retirement of the New Notes. Upon the sale, exchange (other than by certain conversions – see “Conversion” below) or retirement of the New Notes, a Holder generally will have a taxable gain or loss equal to the difference between the amount received by such Holder (other than amounts representing accrued and unpaid interest, as discussed in “Other Considerations” below) and the Holder’s adjusted tax basis in the New Notes. Except as described below in “Other Considerations,” such gain or loss generally will be a capital gain or loss and will be long-term if the Holder’s holding period in the New Notes is more than one year. The deductibility of capital losses is subject to certain limitations.

     Conversion. If Holders holding a majority of the outstanding principal amount of New Notes elect to convert their New Notes into New Holdings Common Stock during the permissible period, and as a result all of the New Notes are converted into New Holdings Common Stock, the conversion may qualify as a transaction described in section 351 of the Code. In this case, the converting Holders would not recognize any income, gain or loss upon conversion, except as described below under “Other Considerations.” Each Holder’s adjusted tax basis in the New Holdings Common Stock received on conversion of New Notes would be the same as the Holder’s adjusted tax basis in the New Notes at the time of conversion, and the holding period for the New Holdings Common Stock would generally include the holding period of the New Notes so converted.

     If a conversion of New Notes into New Holdings Common Stock does not qualify as a transaction described in section 351 of the Code, which is expected to be the case if less than 80% of the New Notes are converted into New Holdings Common Stock, then the conversion will be a taxable event to a converting Holder. In that case, the Holder will recognize gain or loss equal to the difference between the fair market value of the New Holdings Common Stock received in the conversion and such Holder’s adjusted tax basis in their New Notes. Except as described below under “Other Considerations,” any such gain or loss generally will be capital gain or loss and will be long-term if the Holder’s holding period in its New Notes is more than one year. The recognition of loss may be subject to limitations in the case of Holders that are “related” to New Holdings within the meaning of section 267 of the Code. A converting Holder’s adjusted tax basis in the New Holdings Common Stock received in the conversion will equal the fair market value of such stock, as determined on the date of conversion, and the holding period for the New Holdings Common Stock will begin on the day following the effective date of the conversion.

     The terms of the New Notes allow for changes in the conversion price of the New Notes in certain circumstances. A change in conversion price may result in a constructive stock dividend taxable to the Holder of the New Notes. However, changes in the conversion price that do not increase a Holder’s proportionate interest in New Holdings, such as changes in the conversion price to prevent dilution upon a stock split or other change in capital structure, will not be treated as constructive dividends. It is expected that the permitted changes in conversion price under the terms of the New Notes will not result in a constructive dividend to the Holders of New Notes.

     Following a conversion of New Notes into New Holdings Common Stock, a Holder will be taxed as described below in “Holders of New Holdings Common Stock.”

Holders of New Holdings Common Stock.

     Distributions on New Holdings Common Stock. Distributions on the New Holdings Common Stock (including following a conversion of New Notes into New Holdings Common Stock) will be treated as dividends to the extent of New Holdings’ current and accumulated earnings and profits. Any distributions in excess of current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of the Holder’s adjusted tax basis in the New Holdings Common Stock, and thereafter as gain from the sale or exchange of that stock. For individual Holders, until December 31, 2008, dividend distributions from New Holdings generally will be taxed at the rates applicable to long-term capital gain. Corporate Holders generally will be able to deduct a portion of the amount of any distribution qualifying as a dividend. Special rules may apply to corporate Holders upon the receipt of any “extraordinary dividends” with respect to the New Holdings Common Stock.

     Sale, Exchange or Other Disposition of New Holdings Common Stock. Upon the sale, exchange or other taxable disposition of the New Holdings Common Stock, a Holder generally will recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the disposition and (ii) the Holder’s adjusted tax basis in the New Holdings Common Stock. Except as described below in “Other Considerations,” such gain or loss generally will be a capital gain or loss and will be long-term if the Holder’s holding period in the New Common Stock is more than one year. The deductibility of capital losses is subject to certain limitations.

Other Considerations

     Accrued Interest. Regardless of whether or not a Holder recognizes gain on the Exchange Offers or upon a conversion of New Notes into New Holdings Common Stock, each Holder will be treated as receiving an interest payment to the extent that a portion of the consideration received by such Holder in the Exchange Offers or upon a conversion of New Notes is allocable to accrued but unpaid interest, and such interest exceeds the amount of accrued but unpaid interest that was previously included in income by the Holder. If an amount received in the Exchange Offers or upon a conversion of New Notes is allocable to accrued interest that a Holder has previously included in income, such Holder will recognize gain or loss equal to the difference between the Holder’s basis in such interest (i.e., the amount of such accrued interest that such Holder recognized as income) and the amount of the payment. To the extent accrued interest is not paid in the Exchange Offers or upon a conversion of New Notes, Holders that have accrued the interest into income will recognize a loss, which loss should be an ordinary loss. The Companies intend to take the position that no portion of the consideration received by the Holders in the Exchange Offers is properly allocable to interest.

     Market Discount. Holders who acquired their Iron Age Notes or Holdings Notes for a price below the adjusted issue price of such Notes have “market discount” with respect to such Notes. Market discount is generally not required to be included in income on a current basis unless the Holder elects to do so. However, subject to a de minimis exception, gain realized on the maturity or the sale, involuntary conversion or exchange of a debt instrument is treated as ordinary income to the extent of any accrued market discount on the instrument not previously recognized.

     Participants in the Iron Age Notes Exchange Offer generally will be required to treat any gain realized on the Iron Age Notes Exchange Offer as ordinary income to the extent of any accrued market discount not previously recognized as of the date of the exchange. Participants in the Holdings Notes Exchange Offer should not recognize any accrued market discount as a result of the Holdings Notes Exchange Offer. However, gain subsequently realized on a disposition of the New Holdings Common Stock received in the Holdings Notes Exchange Offer will be treated as ordinary income to the extent of any accrued market discount not previously recognized as the date of such disposition.

     Bad Debt Deduction. If a Holder has claimed a bad debt deduction with respect to its Iron Age Notes or Holdings Notes, gain recognized on the Exchange Offers will be treated as ordinary income to the extent of any such bad debt deduction. In addition, gain on the subsequent disposition of New Notes or New Holdings Common Stock may be treated as ordinary income to the extent of the excess of the bad debt deduction taken over the gain recognized as ordinary income on the Exchange Offers.

     Backup Withholding. Certain non-corporate Holders may be subject to backup withholding with respect to certain “reportable payments” which include interest payments, dividend payments, and, under certain circumstances, payments received on the disposition of the New Notes or New Holdings Common Stock, unless the Holder provides certain certifications required by the IRS. Backup withholding will not apply to a Holder who furnishes a taxpayer identification number in the manner prescribed by the IRS or who otherwise certifies in the manner prescribed by the IRS that the holder is exempt from backup withholding.

Tax Consequences to Holders Not Participating in the Exchange

     While not free from doubt, the Exchange Offer should not be a taxable event for a Holder that does not tender Iron Age Notes in the Exchange Offer. However, the IRS could contend that the modifications to the terms of the Iron Age Notes result in the constructive exchange of Iron Age Notes for new instruments reflecting such modifications. If the IRS were to take this position, the constructive exchange should qualify as a “recapitalization” under section 368(a)(1)(E) of the Code, and the non-participating Iron Age Holders should not recognize any gain or loss on the constructive exchange. However, the new instruments would be deemed to be issued with OID to the extent that the stated redemption price at maturity exceeded their issue price by more than a de minimis amount. Assuming that the Iron Age Notes are not “traded on an established market,” as described above, the issue price of the new instruments would equal their stated principal amount.

Tax Consequences to the Company and Holdings

     No Gain or Loss on the Exchange Offers. None of the Company, Holdings and New Holdings will recognize gain or loss with respect to the Exchange Offers.

     Cancellation of Indebtedness Income. Where a debtor exchanges property for its own debt obligation or a party related to the debtor exchanges property for a debt obligation of the debtor, and the fair market value of such property is less than the amount of the debt, the debtor generally recognizes cancellation of indebtedness income (“COI”) in the amount by which the adjusted issue price of the debt exceeds the value of such property. As described below, this general rule is subject to an exception for insolvent debtors.

     It is expected that the adjusted issue price of the Iron Age Notes will exceed the sum of (a) the fair market value of the New Holdings Common Stock exchanged therefor, and (b) the issue price of the New Notes exchanged therefor. It is also expected that the adjusted issue price of the Holdings Notes will exceed the fair market value of the New Holdings Common Stock exchanged therefor.

     Under the “insolvency” exception to the COI rules, COI is excluded from a taxpayer’s gross income to the extent the taxpayer’s liabilities exceed the fair market value of its assets immediately prior to the discharge of indebtedness. If an insolvent taxpayer avoids recognizing COI, the taxpayer must generally reduce its tax attributes (such as its net operating losses, tax credits, and the basis of its assets) by an amount equal to the debt cancelled. Whether the Company and Holdings are insolvent is a fact-intensive question. Any determination that the Company and Holdings make with respect to their insolvency is not binding on the IRS. Nevertheless, each of the Company and Holdings expects to be treated as insolvent to the full extent of the liabilities discharged in the Exchange Offers, and therefore does not expect to recognize COI as a result of the Exchange Offers.

     In the event that the Company or Holdings are deemed to recognize COI in the Exchange Offers, certain of the net operating losses of the Company and Holdings will be available to offset their respective COI. However, only 90 percent of available net operating losses may be used to offset income, including COI, for purposes of the alternative minimum tax. In addition, because some states do not permit the carryforward of net operating losses, the Company and/or Holdings might owe state tax on account of the COI it recognizes.

     To the extent the Company and/or Holdings offsets its COI with net operating losses, or such net operating losses are otherwise reduced under the rules described above, these losses will be unavailable to offset future income and gains. The Company and Holdings expect that their net operating loss carryforwards will be substantially eliminated as a result of the Exchange Offers. As a result, the Company and/or Holdings, as applicable, may owe more taxes in future periods than it would otherwise have owed.

DESCRIPTION OF NEW NOTES

     The following is a summary of certain material provisions of the New Notes. This summary does not purport to be complete and is subject to, and qualified in its entirety by, all of the provisions of the New Notes and the Intercreditor and Subordination Agreement referred to below (the “Intercreditor Agreement”). We suggest that you read the form of the New Notes for the complete text of the provisions that are summarized below as well as for the provisions that are not summarized but may be important to you. A copy of the form of New Notes is attached as Annex A.

     The New Notes will be issued in the form of registered definitive certificates. The New Notes will not be issued under an indenture and will not have a trustee.

Principal, Maturity and Interest

     If the Exchange Offers are closed and all of the Iron Age Notes are exchanged pursuant to the Exchange Offers, $8 million aggregate principal amount of New Notes will be issued pursuant to the Iron Age Notes Exchange Offer. They will mature on April 30, 2008.

     Interest on the New Notes will accrue at the rate of 15% per annum. Interest will be payable in kind and, under specified circumstances, in cash, semiannually on April 30 and October 31 of each year, commencing April 30, 2004, until the principal balance of the New Notes is paid in full. Interest will be paid to the holders of record of the New Notes on the April 15 and October 15 immediately preceding the April 30 and October 31 interest payment dates, respectively. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Except as provided in the following paragraph, interest on the New Notes will be paid in kind (“PIK Interest”). That payment will be effected by increasing the then outstanding principal amount of the New Notes on each interest payment date by the amount of the PIK Interest. That increase will be effected without any action by the Holders of the New Notes. At any time following an interest payment date on which PIK Interest has been paid, a Holder of a New Note may request that the Company issue a replacement note reflecting all additions to the principal balance of that Holder’s New Note as a result of the payment of PIK Interest since the issuance of that New Note.

     A portion of the interest at the rate of 5% per annum will be payable on the New Notes on and after April 30, 2007 in cash if the following conditions are met:

•	No default or event of default under the New Credit Agreement shall have occurred and be continuing before or after giving effect to such payment,

•	the Company’s EBITDA (as defined in the New Credit Agreement) for the twelve consecutive fiscal month period ending in the month immediately preceding the interest payment date, is equal to or greater than the projected EBITDA of the Company for the applicable twelve consecutive month period set forth in the projections delivered by the Company to the Senior Lenders under, and in accordance with, the New Credit Agreement,

•	the Company has Excess Availability (as defined in the New Credit Agreement) under the New Credit Agreement of at least $3,000,000 for the thirty day period immediately preceding the interest payment date and

•	the cash payment of that interest would not cause the Excess Availability to fall below $3,000,000 immediately after that payment is made.

     Payments of principal and, to the extent payable in cash as described above, interest shall be made at the office or agency of the Company maintained for that purpose or, at the option of the Company, payment of interest may be made by check mailed to the address of each Holder as such address appears in the New Note register maintained by the Company. A holder may request payments of principal and, to the extent payable in cash as described above, interest by wire transfer of immediately available funds by notice to the Company.

Ranking and Subordination

     The New Notes will be subject to the Intercreditor Agreement. In general, the indebtedness evidenced by the New Notes and related documents (the “Junior Indebtedness”) will be subordinated to the indebtedness evidenced by the New Credit Agreement and related documents (the “Senior Indebtedness”). The liens securing the Junior Indebtedness will also be subordinated to the liens securing the Senior Indebtedness. The following description is a summary of the material provisions of the Intercreditor Agreement, which will be entered into among the Agent, HY II Investments, L.L.C., as the collateral agent for the Holders of the New Notes, the Company and New Holdings and their subsidiaries.

     The Intercreditor Agreement will have the following material terms:

•	Upon a default or an event of default under the New Credit Agreement, the holders of the New Notes will not be entitled to be paid until all Senior Indebtedness is paid in full in cash.

•	Upon any payment or distribution of assets of New Holdings or any of its subsidiaries following a bankruptcy or insolvency proceeding, all amounts due or to become due upon the Senior Indebtedness shall be first paid in full in cash before any payment is made on account of any of the Junior Indebtedness. Following the commencement of a bankruptcy or insolvency proceeding, any payment or distribution of assets of New Holdings or any of its subsidiaries to which the Holders of the New Notes would be entitled (excluding securities that are subordinated to the Senior Indebtedness to the same extent as, or more deeply than, the Junior Indebtedness is subordinated to the Senior Indebtedness pursuant to the Intercreditor Agreement), will be paid by New Holdings or its subsidiaries, or by the Holders of the New Notes if received by them, directly to the Agent and the Senior Lenders until the Senior Indebtedness is paid in full in cash.

•	During a bankruptcy or insolvency proceeding, (a) the Agent and the Senior Lenders will be permitted to file claims and proofs of claims in respect of the Junior Indebtedness if there shall remain not more than 30 days before such action is barred, prohibited or otherwise cannot be taken and (b) the Holders of the New Notes will take such actions as the Agent and the Senior Lenders may reasonably request to collect the Junior Indebtedness for the account of the Agent and the Senior Lenders and file claims or proof of claims with respect thereto, to execute such documents or instruments to enable the Agent and the Senior Lenders to enforce any and all claims and the liens and security interests securing payment of the Junior Indebtedness and to collect and receive for the account of the Agent and the Senior Lenders any and all payments or distributions which may be payable or deliverable upon or with respect to the Junior Indebtedness.

•	Any payment or other distribution of assets of New Holdings or any of its subsidiaries received by the Holders of the New Notes prior to the payment in full of the Senior Indebtedness will be held by the Holders of the New Notes in trust and paid over to the Agent and the Senior Lenders.

•	As between the Agent and the Senior Lenders and the Holders of the New Notes, the liens and security interests of the Agent and the Senior Lenders securing the Senior Indebtedness will be a first priority lien on and security interest in all of the property and assets of New Holdings and its subsidiaries (the “Collateral”) and the liens and security interests of the Holders of the New Notes securing the Junior Indebtedness will be a second priority lien on and security interest in the Collateral. The foregoing priorities of the liens (a) shall be applicable irrespective of the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a lien in any Collateral, and notwithstanding any conflicting terms or conditions which may be contained in the New Credit Agreement or the New Notes and (b) shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement, replacement or refinancing of the Senior Indebtedness or the Junior Indebtedness, or by any action or inaction which any of the Agent or the Senior Lenders may take or fail to take in respect of the Collateral, or by any invalidity, unenforceability or lack of perfection of the liens of the Agent and the Senior Lenders. The Holders of the New Notes will not challenge or contest the validity, legality, perfection, priority, availability or enforceability of the security interests and liens of the Agent and the Senior Lenders upon the Collateral or seek to have the same avoided, disallowed, set aside, or otherwise invalidated in any judicial proceeding or otherwise.

•	Until the payment in full in cash of the Senior Indebtedness, the Agent and the Senior Lenders shall have the exclusive right to exercise and enforce all privileges and rights to the Collateral and to manage the disposition of the Collateral and the Holders of the New Notes will not accelerate the Junior Indebtedness, exercise any rights or remedies or commence any suit, action, bankruptcy, insolvency or other proceeding against New Holdings or any of its subsidiaries with respect to the Junior Indebtedness or the Collateral. The Holders of the New Notes will waive any and all rights to affect the method or challenge the appropriateness of any action by the Agent and the Senior Lenders with respect to the Collateral. Upon an event of default with respect to the Senior Indebtedness, the Holders of the New Notes will, immediately upon the request of the Agent, release or otherwise terminate their liens and security interests upon the Collateral, to permit the Agent and the Senior Lenders or New Holdings or its subsidiaries (with the consent of the Agent and the Senior Lenders) to sell or otherwise dispose of the Collateral to the extent the proceeds of such sale or other disposition is used to repay in full in cash the Senior Indebtedness. If the disposition of the Collateral by the Agent and the Senior Lenders or New Holdings or its subsidiaries (with the consent of the Agent and the Senior Lenders) results in a surplus after the payment in full in cash of the Senior Indebtedness, such surplus will be paid to the Holders of the New Notes.

•	The Intercreditor Agreement will remain applicable if New Holdings or any of its subsidiaries is subject to a bankruptcy or insolvency proceeding.

•	The Holders of the New Notes will not (a) object to the use of cash collateral permitted by, or post-petition financing provided by, the Agent and the Senior Lenders during any bankruptcy or insolvency proceeding of New Holdings or any of its subsidiaries, (b) seek adequate protection for their liens and security interests in the Collateral in connection with any such proceeding or (c) object to a motion for relief from the automatic stay in any proceeding to foreclose on and sell the Collateral.

•	The Agent and the Senior Lenders will have absolute power and discretion, without notice to the Holders of the New Notes, to deal in any manner with the Senior Indebtedness including, without limitation, amendments, modifications, supplements, refinancings, renewals, refundings, extensions or terminations of the documents related to the Senior Indebtedness (including increases in the principal amount thereof). The Holders of the New Notes will not amend, modify or supplement any terms of the documents related to such notes in a manner adverse to the Agent and the Senior Lenders without the prior written consent of the Agent and the Senior Lenders.

•	Until the payment in full of the Senior Indebtedness, the Holders of the New Notes will not cancel or otherwise discharge any of the Junior Indebtedness or subordinate such indebtedness to any other indebtedness of New Holdings or any of its subsidiaries, other than the Senior Indebtedness.

•	Nothing in the Intercreditor Agreement shall in any way impair or otherwise alter the rights of the Holders of the New Notes to convert the New Notes pursuant to the terms thereof and to receive or retain the New Holdings Common Stock upon any such conversion.

Collateral Agency Agreement

     Holders of the New Notes, by virtue of their acceptance of those New Notes, will be deemed parties to, and to be bound by, the Collateral Agency Agreement. Under the Collateral

Agency Agreement, HY II Investments, L.L.C., an affiliate of Equity Group Investments, L.L.C., is appointed as collateral agent and authorized, on behalf of the Holders of the New Notes, to enter into and to perform the Intercreditor Agreement and the Security Agreements. The Collateral Agency Agreement sets forth the duties and obligations of the Collateral Agent and contains provisions for indemnification and reimbursement of expenses of the Collateral Agent. Reference is made to the copy of the Collateral Agency Agreement, which is attached as Annex D, for the complete text of the agreement.

Conversion

     The New Notes (including all accrued interest thereon) shall be convertible in whole into shares of New Holdings Common Stock upon the request of Holders holding 60% or more of the outstanding principal amount of the New Notes at any time on or prior to December 31, 2005. To the extent that those Holders have not elected to convert all of the outstanding New Notes, each Holder of New Notes shall have the right to convert that Holder’s New Notes (including all accrued interest thereon) into shares of New Holdings Common Stock on and after November 1, 2005 and on or prior to December 31, 2005. Upon any such conversion, each Holder will be entitled to receive, upon surrender of the certificates representing that Holder’s New Notes, a number of shares of New Holdings Common Stock equal to the product of (i) 1,000,000 (less, if applicable, any shares previously issued as a result of any permitted conversions by individual Holders) and (ii) a fraction whose numerator is the principal amount (including all accrued interest thereon) of that Holder’s New Notes and whose denominator is the aggregate principal amount (including all accrued interest thereon) of all then outstanding New Notes. The number of shares of New Holdings Common Stock initially issuable upon conversion (1,000,000) will be adjusted downward on a pro rata basis if less than all of the Iron Age Notes are exchanged in the Exchange Offers. Assuming all Holdings Notes and all Iron Age Notes are exchanged in the Exchange Offer and all of the New Notes are converted into New Holdings Common Stock, the maximum number to be issued will represent approximately 50% of the fully-diluted outstanding number of shares of New Holdings Common Stock and former holders of the Holdings Notes and Iron Age Notes will own approximately 2.5% and 97.5%, respectively, of the outstanding shares of New Holdings Common Stock. The number of shares of New Holdings Common Stock into which the aggregate principal amount of New Notes may be converted does not represent, and should not be interpreted to imply, a determination of the valuation of New Holdings or the Company. The number of shares issuable upon a conversion is subject to adjustment in the case of reclassifications, recapitalizations, stock splits and certain other major corporate transactions affecting the number of outstanding shares of New Holdings Common Stock. Any fractional shares issuable upon a conversion will not be issued and will be disregarded.

     Effect of Reclassifications, Consolidation; Merger, Sale or Transfer. The number of shares of New Holdings Common Stock issuable upon the conversion of the New Notes shall be subject to adjustment in the event of:

•	any reclassification or change of outstanding New Holdings Common Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination),

•	any consolidation or merger of New Holdings and another corporation (other than a consolidation or merger in which New Holdings is the continuing corporation and which does not result in any reclassification or change of outstanding New Holdings Common Stock) or

•	any sale or transfer to another corporation of the property of New Holdings as an entirety or substantially as an entirety

In any such case, New Holdings, or such successor or purchasing corporation, as the case may be, shall promptly prepare and mail to each Holder of an outstanding New Note, at his last address appearing on the New Note register, an undertaking providing that the Holder of each New Note then outstanding shall have the right thereafter to convert such Note into the kind and amount of shares and other securities and property receivable upon such reclassification, change, consolidation, merger, sale or transfer by a Holder of the number of shares of New Holdings Common Stock into which such New Note could have been converted immediately prior to such reclassification, change, consolidation, merger, sale or transfer. This provision shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales or transfers.

     Conversion Mechanics and Transfer Taxes. New Holdings shall effect any such conversion as to a Holder as soon as practicable following its receipt of such Holder’s New Notes and the payment of the associated transfer taxes, if any. Such conversion shall be deemed to have been made immediately prior to the close of business on the date such New Note shall have been surrendered in satisfactory form for conversion and such transfer taxes, if any, shall have been received by New Holdings, as aforesaid, so that the rights of the Holder of such New Note as a Holder thereof shall cease with respect to such New Note at such time, and the person or persons entitled to receive New Holdings Common Stock deliverable upon conversion of such New Note shall be treated for all purposes as having become the record owner or owners of such New Holdings Common Stock at such time.

     The issuance of certificates for New Holdings Common Stock upon the conversion of the New Notes shall be made without charge to the converting Holders for such certificates or for any tax in respect of the issuance of such certificates or the securities represented thereby, except that the Holder shall be responsible for the payment of any taxes due in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder.

     Company to Reserve Shares. New Holdings will at all times reserve and keep available such number of shares of New Holdings Common Stock as shall then be issuable upon the conversion of all outstanding New Notes. Any shares so issued will be duly and validly issued and fully paid and nonassessable.

     Shares Subject to Stockholders Agreement. Shares of New Holdings Common Stock issuable upon conversion of the New Notes will be subject to the terms of the Stockholders Agreement. See “Description of New Holdings Common Stock—Stockholders Agreement.

Transfer Restrictions

     Prior to January 1, 2006, transfers of the New Notes (other than in connection with the issuance of a replacement note reflecting the payment of PIK Interest or any conversion of a New Note) shall be subject to compliance with the provisions of the Stockholders Agreement among New Holdings and the holders of New Holdings Common Stock. See “Description of New Holdings Common Stock—Stockholders Agreement” below for a description of these transfer restrictions, including a requirement that a principal amount of the New Notes may only be transferred together with a proportionate amount of the shares of New Holdings Common Stock received by a Holder in the Iron Age Exchange Offer. Each New Note will bear the legends set forth under “Description of New Holdings Common Stock—Delivery and Form.”

Events of Default

     The New Notes provide that any one or more of the following conditions or events constitute an event of default:

•	failure to pay any principal of, or any interest on, any New Note for more than five days after notice to the Company that the same has become due and payable; or

•	failure to observe or perform any other term contained in the New Notes for more than thirty days after notice thereof to the Company; or

•	failure to pay any other indebtedness of the Company within any applicable grace period after final maturity or the acceleration of such indebtedness by the holders thereof due to a default, if the total amount of that indebtedness unpaid or accelerated exceeds $10 million and such failure continues for ten business days after notice; or

•	the making of an assignment for the benefit of creditors; a written admission by the Company of its inability to pay its debts as they become due; the filing by the Company of a petition in voluntary bankruptcy or any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by the Company of any answer admitting or not contesting the material allegations of a petition filed against the Company in any such proceeding, or the Company seeking or consenting to or acquiescing in the appointment of any trustee, receiver, conservator or liquidator of the Company or of all or any material part of its properties or if the Company or its Board of Directors or the holders of a majority of the outstanding capital stock of the Company shall take any action looking to the dissolution or liquidation of the Company; or

•	the entry of any order for relief under the Bankruptcy Code (or any successor statute) with respect to the Company; the court-ordered sequestration of any material part of its properties that remains in effect for more than sixty days, or the failure to achieve dismissal, within 60 days after its commencement, of any action against the Company seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation; or the failure to vacate the appointment (whether or not contested by any person) of any trustee, receiver, conservator or liquidator of the Company or of all or any part of the properties of the Company within 60 days of such appointment.

     If an event of default occurs and is continuing, then Holders of 60% of the outstanding principal amount of the New Notes (exclusive of New Notes owned by the Company or New Holdings) may, subject in all respects to the terms of the Intercreditor Agreement, declare all of the New Notes to be due and payable. The Holders of 60% or more of the outstanding principal amount of the New Notes (exclusive of New Notes held by the Company or New Holdings) may rescind and annul such declaration if:

•	each and every event of default shall be remedied or waived and

•	no judgment or decree has been entered for the payment of any moneys due under any of the Notes.

     No rescission and annulment of such a declaration shall extend to or affect any subsequent event of default or impair any right consequent thereon.

     Any exercise of remedies by a Holder or Holders of the New Notes will be subject in all respects to the terms of the Intercreditor Agreement

Amendments and Waivers

     An amendment of, or waiver of compliance with, any term of the New Notes requires the approval of the Company and the Holders of at least 60% of the outstanding principal amount of the New Notes (excluding any New Notes then owned by the Company or New Holdings). Without the prior written consent of the Holders of all of the New Notes, no amendment or waiver can be made that would:

•	extend the Maturity Date or reduce the principal amount of, or reduce the rate or extend the time of payment of interest on, any New Note,

•	other than in connection with a reverse stock split or other combination of the outstanding shares of New Holdings Common Stock, reduce the number of shares of New Holdings Common Stock into which the New Notes are convertible,

•	increase the aggregate principal amount of New Notes required to declare the New Notes to be due and payable upon an event of default,

•	reduce the aggregate principal amount of New Notes required to rescind and annul an acceleration of the New Notes or

•	change the amendment provisions of the New Notes.

     Any amendment to any of the terms of the New Notes will be subject to the terms of the Intercreditor Agreement.

Register

     The Company will maintain a register for the registration of ownership and transfer of the New Notes. The person in whose name a New Note is registered shall be deemed and treated as the owner and holder thereof, and the obligations of the Company under the New Notes shall not be affected by notice or knowledge to the contrary.

DESCRIPTION OF NEW HOLDINGS COMMON STOCK

     The following is a summary of the material terms of the New Holdings Common Stock as of the closing of the Exchange Offers, including the rights and obligations pertaining to such New Holdings Common Stock and the material restrictions to which such New Holdings Common Stock is subject. This summary is not meant to be complete and is qualified by reference to New Holdings’ Certificate of Incorporation (the “Certificate of Incorporation”), New Holdings’ Bylaws (the “Bylaws”), the 2003 Stockholders Agreement to be executed in connection with the Exchange Offers (the “Stockholders Agreement”) and the Registration Rights Agreement to be executed in connection with the Exchange Offers (the “Registration Rights Agreement”). Copies of the Stockholders Agreement and the Registration Rights Agreement are incorporated by reference and attached to this Exchange Offer and Consent Solicitation Statement as Annexes B and C.

General Terms

     Authorized and Outstanding Shares. The Certificate of Incorporation authorizes New Holdings to issue 3,000,000 shares of New Holdings Common Stock, par value $0.01 per share. As of the date hereof, there are issued and outstanding 50,000 shares of New Holdings Common Stock, all of which are owned by Iron Age Holdings Corporation. Pursuant to the Exchange Offers, approximately 950,000 shares of New Holdings Common Stock will be issued to the holders of the Iron Age Notes, representing approximately 95% of all of the issued and outstanding shares of New Holdings Common Stock, and the shares of New Holdings Common Stock currently held by Iron Age Holding Corporation will be issued to the holders of the Holdings Notes, representing approximately 5% of all of the issued and outstanding shares of New Holdings Common Stock. Therefore, effective upon the closing of the Exchange Offers, the authorized, issued and outstanding capital stock of New Holdings will consist of approximately 1,000,000 shares of New Holdings Common Stock, $0.01 par value per share. The shares of New Holdings Common Stock to be issued pursuant to the Exchange Offers will be duly authorized, validly issued, fully paid, and non-assessable. Each holder of New Holdings Common Stock (“Stockholder”) will be entitled to a certificate representing the number of shares owned by such Stockholder.

     Voting Rights. Each Stockholder is entitled to one vote for each share held on all matters submitted to a vote of Stockholders. With respect to the election of directors, the Stockholders Agreement will obligate the Stockholders to vote their shares in favor of certain designees to the Board as set forth under the caption “Stockholders Agreement—Board of Directors.”

     Dividend Rights; Rights Upon Liquidation. Subject to preferences that may be applicable to outstanding shares of preferred stock, if any, the holders of New Holdings Common Stock are entitled to receive dividends, if any, as may be declared by New Holdings’ board of directors out of funds legally available for the payment of dividends. New Holdings does not expect to declare or pay cash dividends to holders of New Holdings Common Stock in the foreseeable future. Upon the liquidation, dissolution or winding up of New Holdings, the holders of New Holdings Common Stock are entitled to share pro rata in the net assets of New Holdings legally available after the payment of all debts and other liabilities, and the liquidation preference of holders of any outstanding preferred stock.

     No Registration or Stock Exchange Listing. Upon issuance in connection with the Exchange Offers, the New Holdings Common Stock will not be registered under the Securities Act of 1933, as amended, (the “Securities Act”) nor listed for trading on any national securities exchange. Accordingly, the New Holdings Common Stock will be subject to certain restrictions on transfer under US securities laws, but also will be entitled to registration under certain circumstances as discussed below. See “Stockholders Agreement—Restrictions on Transfer” and “Registration Rights Agreement”.

Stockholders Agreement

     Holders tendering Old Notes in the Exchange Offers will be deemed to have executed the Stockholders Agreement and will be bound by the terms thereof, which contains certain rights and restrictions applicable to the New Holdings Common Stock summarized herein.

     Board of Directors. Upon closing of the Exchange Offers, the board of directors of New Holdings (the “New Holdings Board”) and the board of directors of any direct or indirect subsidiary of New Holdings (each a “Sub Board”) will consist of five directors. An increase or decrease in the initial number of directors constituting New Holdings Board or any Sub Board will require the prior written consent of HY I Investments, L.L.C. and HY II Investments, L.L.C., which are affiliates of Equity Group Investments, L.L.C., (“HY”), and certain affiliates of GSC.

     New Holdings Board and, unless agreed in writing by HY and GSC or otherwise restricted by applicable law, each Sub Board will, upon closing of the Exchange Offers, initially be composed of the following five members: (1) two members designated by HY (initially Mark A. Radzik and Matthew Zell) (the “HY Designees”); (2) one member designated by GSC (initially Daniel Lukas) (the “GSC Designee”); (3) the president or chief executive officer of New Holdings, as determined by HY and GSC (the “Management Designee”); and (4) one member mutually agreed upon by a majority of all the other members of New Holdings Board or Sub Board, as applicable (the “Initial Member Designee”). If the size of the New Holdings Board or Sub Board is increased, any additional members will be mutually agreed upon by a majority of all the other members of New Holdings Board or Sub Board, as applicable (“Additional Member Designees” and together with the Initial Member Designee, the “Member Designees”).

     An HY Designee or GSC Designee may not be removed from New Holdings Board or any Sub Board without cause unless such removal is at the written request of HY or GSC, respectively. The Management Designee and the Member Designees may be removed with or without cause by the written consent of HY and GSC. Vacancies will be filled by the parties entitled to make such designation as set forth above, provided that a failure by either HY or GSC to designate an HY Designee or GSC Designee, respectively, within one year after the vacancy occurs will result in forfeiture by HY or GSC, respectively, of the right to make a designation with respect to such vacancy and all such future vacancies, in which case such vacancies will be filled in accordance with the Bylaws and applicable law.

     The foregoing rights of HY and GSC will be transferable to a purchaser, or group of purchasers acting in concert, of all, but not less than all, of the New Holdings Common Stock held by HY or GSC, respectively, as of the closing of the Exchange Offers.

     In the event HY, together with its affiliates who are parties to the Stockholders Agreement, collectively own a number of shares of New Holdings Common Stock which is less than 50% but equal to or greater than 25% of the shares of New Holdings Common Stock originally issued to HY pursuant to the Exchange Offers, HY will lose its right to designate one of the HY Designees and will cause one of the HY Designees to resign from the New Holdings Board and any Sub Board upon which he or she serves. In the event HY, together with its affiliates who are parties to the Stockholders Agreement, collectively own a number of shares of New Holdings Common Stock which is less than 25% of the shares of New Holdings Common Stock originally issued to HY pursuant to the Exchange Offers, HY will lose its right to designate both HY Designees and will cause each of the HY Designees to resign from the New Holdings Board and any Sub Board upon which he or she serves. In the event GSC, together with its affiliates who are parties to the Stockholders Agreement, collectively own a number of shares of New Holdings Common Stock which is less than 25% of the shares of New Holdings Common Stock originally issued to GSC pursuant to the Exchange Offers, GSC will lose its right to designate the GSC Designee and will cause the GSC Designee to resign from the New Holdings Board and any Sub Board upon which he or she serves. Any resulting vacancy may be filled in accordance with the Bylaws and applicable law.

     Each Stockholder will be obligated to vote all of its New Holdings Common Stock and any other securities which may be issued by New Holdings and entitled to vote in the election of directors, whether owned upon closing of the Exchange Offers or subsequently acquired, over which the Stockholder has voting control and to take all other necessary or desirable action within its control to effectuate the foregoing.

     Restrictions on Transfer of Securities. As indicated above, the New Holdings Common Stock will not be registered under the Securities Act and will constitute restricted securities for US securities law purposes. As such, the New Holdings Common Stock may not be offered or sold except pursuant to an exception from, or in a transaction not subject to, the registration requirements of the Securities Act, subject to certain opinion delivery requirements as set forth in the Stockholders Agreement. In addition, Stockholders are prohibited from transferring New Holdings Common Stock unless the transferee of such New Holdings Common Stock agrees to be bound by the terms and conditions of the Stockholders Agreement.

     New Holdings Common Stock received by the holders of Iron Age Notes upon closing of the Exchange Offers (“Tandem Common Stock”) or any New Notes may not be transferred prior to January 1, 2006 (the “Conversion Expiration Date”) by a Stockholder holding Tandem Common Stock and New Notes (other than to issue a replacement certificate or note or upon exercise of the conversion right associated with the New Note) unless the Stockholder transfers both Tandem Common Stock and a proportionate principal amount of New Notes (“New Note Required Principal Amount”). The New Note Required Principal Amount will be equal to the aggregate principal amount of all New Notes held by such Stockholder multiplied by a fraction, the numerator of which is the number of shares of Tandem Common Stock to be transferred by such Stockholder and the denominator of which is the aggregate number of all shares of Tandem Common Stock held by such Stockholder.

     Any transfer of New Holdings Common Stock that is not a transfer to a “permitted transferee” (as defined in the Stockholders Agreement) is also subject to certain first refusal rights, tag-along rights and drag-along rights as discussed below. Transfers of New Holdings Common Stock constituting Tandem Common Stock prior to the Conversion Expiration Date pursuant to such first refusal rights, tag-along and drag-along rights must include the concurrent transfer of New Notes in an amount equal to the New Note Required Principal Amount as discussed above and the calculation of the per-share consideration to be paid in connection with such transfers will be calculated as though all shares of New Holdings Common Stock issuable upon conversion of the New Notes to be transferred have been issued.

     First Refusal Rights. If one or more Stockholders (the “Initiating Stockholders”) desire to transfer any New Holdings Common Stock other than to a permitted transferee of the applicable Initiating Stockholder (a “Proposed Transfer”), then such Initiating Stockholders must provide a written notice (the “Sale Notice”), containing specific information with respect to the terms and conditions of such transfer of shares (the “Offered Shares”) as set forth in the Stockholders Agreement, to each other Stockholder (the “Non-Initiating Stockholders”) prior to consummating such Proposed Transfer. Each Non-Initiating Stockholder may elect to purchase from the Initiating Stockholders (A) all or any portion of such Non-Initiating Stockholder’s Pro Rata Share (defined below) of the Offered Shares (collectively the “Basic Offered Shares”), plus (B) subject to cut-back as described below, all or any portion of such additional number of Offered Shares not elected to be purchased by the other Non-Initiating Stockholders (collectively “Additional Offered Shares”), for the consideration and on the other terms and conditions specified in the Sale Notice by delivering written notice of such election (“Purchase Notice”) to the representative of the Initiating Stockholders identified in the Sale Notice (“Initiating Stockholders Representative”) at the address specified in the Sale Notice within 10 business days after delivery of the Sale Notice (the “Election Period”). “Pro Rata Share” means, with respect to any Non-Initiating Stockholder, a fraction, the numerator of which is the number of shares of New Holdings Common Stock held by such Non-Initiating Stockholder and the denominator of which is the aggregate number of shares of New Holdings Common Stock held by all Non-Initiating Stockholders, in each case, as of the date of delivery of the Sale Notice.

     Each Purchase Notice must specify the total number of Basic Offered Shares and Additional Offered Shares the Non-Initiating Stockholder is electing to purchase. If the total number of Additional Offered Shares elected to be purchased by all Non-Initiating Stockholders specified in their Purchase Notices exceeds the total number of Additional Offered Shares available for purchase by all electing Non-Initiating Stockholders, each electing Non-Initiating Stockholder will be deemed to have elected to purchase a number of available Additional Offered Shares in proportion to the number of Basic Offered Shares such Non-Initiating Stockholder elected to purchase, as specified in its Purchase Notice, but not to exceed the number of Additional Offered Shares elected to be purchased as specified in such Purchase Notice.

     If collectively the Non-Initiating Stockholders have properly and timely elected to purchase all (and not less than all) of the Offered Shares from the Initiating Stockholders, the

Initiating Stockholders will be required to sell to each electing Non-Initiating Stockholder, and each electing Non-Initiating Stockholder will be required to purchase from the Initiating Stockholders, the number of Offered Shares elected (or deemed to have been elected) to be purchased by such electing Non-Initiating Stockholder, all at the purchase price and the other terms and conditions of transfer specified in the Sale Notice.

     If collectively the Non-Initiating Stockholders have not properly and timely elected to purchase all (and not less than all) of the Offered Shares from the Initiating Stockholders within the Election Period, the Initiating Stockholders will be free for a period of ninety (90) days after expiration of the Election Period to complete the Proposed Transfer of the Offered Shares to the purchasers specified in the Sale Notice and for consideration and upon other terms and conditions no more materially favorable to the Initiating Stockholders than those specified in the Sale Notice. If such Proposed Transfer is not consummated within such ninety (90) day period by the Initiating Stockholders, the Offered Shares will again be subject to a right of first offer by the Initiating Stockholders.

     Tag-Along Rights. In connection with any Proposed Transfer where (1) the number of Offered Shares proposed to be Transferred by the Initiating Stockholders in any single or related series of Transfers equals or exceeds an aggregate of 20% of the shares of New Holdings Common Stock outstanding immediately after the closing of the Exchange Offers and (2) the Offered Shares pertaining to such Proposed Transfer are not sold to electing Non-Initiating Stockholders, if any, pursuant to their “first refusal rights”, each Non-Initiating Stockholder will have the right, but not the obligation, to sell in the Proposed Transfer a total number of shares of New Holdings Common Stock equal to such Non-Initiating Stockholder’s Tag-Along Number (defined below), or fewer shares if the Non-Initiating Stockholder so elects, for the same per-share consideration and other terms and conditions as those applicable to the Initiating Stockholders as specified in the Sale Notice, including the same time of sale. “Tag-Along Number” means, with respect to any Non-Initiating Stockholder, the product of the number of shares of New Holdings Common Stock owned by such Stockholder multiplied by a fraction the numerator of which is the number of Offered Shares specified in the applicable Sale Notice and the denominator of which is the aggregate number of shares of New Holdings Common Stock owned by the Initiating Stockholders, in each case, at the time the Sale Notice was delivered.

     A Non-Initiating Stockholder seeking to exercise its rights must give written notice thereof to the Initiating Stockholders Representative within 10 business days from the delivery of the Sale Notice, which notice will specify the number of shares of New Holdings Common Stock that such Non-Initiating Stockholder intends to sell. Each such Non-Initiating Stockholder (1) will bear the same proportion of the expenses of Transfer as the number of shares of New Holdings Common Stock sold in such Proposed Transfer by such Non-Initiating Stockholder bears to the total number of shares of New Holdings Common Stock sold in such Proposed Transfer, and (2) will transfer shares of New Holdings Common Stock on the same terms and conditions as those applicable to the Proposed Transfer by each other participating Stockholder; provided, further, that if such Proposed Transfer is not consummated within 90 days after expiration of the Election Period, then any elections made hereunder will become void and the Offered Shares proposed to be sold pursuant to the Sale Notice will once again become subject to the tag-along provisions.

     Drag-Along Rights. In connection with any Proposed Transfer of 100% of the New Holdings Common Stock and other New Holdings voting securities, if any, outstanding as of the date the Sale Notice is delivered, whether held by Initiating Stockholders or Non-Initiating Stockholders, initiated by Required Holders (defined below), where the Offered Shares pertaining to such Proposed Transfer are not sold to electing Non-Initiating Stockholders, if any, pursuant to their “first refusal rights”, then upon the election of the Required Holders as specified in the Sale Notice, each Non-Initiating Stockholder must sell in the Proposed Transfer, together with the Initiating Stockholders, all of the shares of New Holdings Common Stock and other New Holdings voting securities, if any, held by such Stockholder at the time the Sale Notice is given, for the same per-share consideration and on the same other terms and conditions as those applicable to the Required Holders as specified in the Sale Notice, including the same time of sale. “Required Holders” means Stockholders holding New Holdings Common Stock representing 60% or more of the number of shares of New Holdings Common Stock outstanding immediately after the closing of the Exchange Offers.

     Each such Non-Initiating Stockholder (1) will bear the same proportion of the expenses of Transfer as the number of shares of New Holdings Common Stock sold in such Proposed Transfer by such Non-Initiating Stockholder bears to the total number of shares of New Holdings Common Stock sold in such Proposed Transfer, and (2) will sell shares of New Holdings Common Stock and other New Holdings voting securities, if any, on the same terms and conditions as those applicable to the sale by each other participating Stockholder; provided, further, that if such Proposed Transfer is not consummated within 90 days after expiration of the Election Period, the Non-Initiating Stockholders’ obligations under the drag-along provisions in respect of such Proposed Transfer will become void.

     Each Sale Notice given by an Initiating Stockholder in connection with a Proposed Transfer, and each written election in response thereto by a Non-Initiating Stockholder in connection with the exercise of first refusal rights or tag-along rights, will be irrevocable.

     Pre-emptive Rights. As long as a Stockholder owns any New Holdings Common Stock or Common Equivalent Shares (defined below), such Stockholder will, in connection with any proposed issuance by New Holdings of additional New Holdings Common Stock or Common Equivalent Shares exclusively for cash or cash equivalents, other than in connection with an Excluded Issuance (a “Triggering Issuance”), have the right to subscribe for and purchase from New Holdings its Preemptive Share (defined below) of additional New Holdings Common Stock or Common Equivalent Shares of the same kind, at the same per-share price and form of payment and on such other terms and conditions identical in all material respects to the terms and conditions upon which such New Holdings Common Stock and/or Common Equivalent Shares are offered to any other person pursuant to the Triggering Issuance. Such right to subscribe must be exercised within such reasonable period of time, which will not be less than ten business days, as may be established by the New Holdings Board after the giving of written notice of the proposed issuance to the Stockholders.

     However, New Holdings may, with the approval of a majority of the New Holdings Board, grant additional preemptive rights to any other person in addition to the Stockholders (“Other Preemptive Rights Holder”), at any time, provided such rights are not senior to the preemptive rights granted by the Stockholders Agreement and are not more favorable to Other

Preemptive Rights Holders than the preemptive rights granted by the Stockholders Agreement. If any Stockholder or, if applicable, Other Preemptive Rights Holder, elects to purchase less than the total number of shares of New Holdings Common Stock or Common Equivalent Shares available to such Stockholder or Other Preemptive Rights Holder for purchase, any remaining New Holdings Common Stock or Common Equivalent Shares will be allocated pro rata among subscribing Stockholders and Other Preemptive Rights Holders, based on the initial number of shares of New Holdings Common Stock and Common Equivalent Shares for which each such Stockholder or Other Preemptive Rights Holder subscribed in the Triggering Issuance.

     “Preemptive Share” means, with respect to any Stockholder, a fraction, the numerator of which is the number of shares of New Holdings Common Stock held by such Stockholder plus the number of shares of New Holdings Common Stock issuable to such Stockholder on conversion, exchange or exercise of Common Equivalent Shares held by such Stockholder, and the denominator of which is the number of shares of New Holdings Common Stock held by all other Stockholders and Other Preemptive Rights Holders plus the number of shares of New Holdings Common Stock issuable to all such other Stockholders and Other Preemptive Rights Holders on conversion, exchange or exercise of Common Equivalent Shares held by them.

     “Common Equivalent Shares” means any equity or debt securities of New Holdings convertible, exchangeable or exercisable for New Holdings Common Stock, without additional consideration other than the relinquishment of rights pertaining to such securities.

     “Excluded Issuance” means any issuance or sale of New Holdings Common Stock or Common Equivalent Shares (or options or rights therefor): (i) to officers, directors or employees of, or consultants and advisors to, New Holdings or any subsidiary of New Holdings pursuant to a stock grant, option plan or purchase plan or other stock incentive program or arrangement approved by the New Holdings Board; (ii) in connection with an acquisition by New Holdings or any subsidiary of New Holdings, whether by merger, consolidation, purchase of assets or otherwise; (iii) to a strategic partner in connection with a strategic relationship or similar transaction approved by the New Holdings Board; (iv) to service providers and vendors of New Holdings or any subsidiary of New Holdings, in each case as approved by the New Holdings Board; (v) in connection with a split or subdivision of the outstanding shares of New Holdings Common Stock or Common Equivalent Shares, or a dividend or distribution on New Holdings Common Stock or Common Equivalent Shares; (vi) to financial institutions or lessors in connection with commercial credit arrangements, debt financings, equipment lease financings, real estate leases or similar transactions in each case, as approved by the New Holdings Board; (vii) in connection with an underwritten initial public offering; (viii) solely to Persons who are not then (A) Stockholders or other holders of New Holdings Common Stock or Common Equivalent Shares or their respective affiliates, or (B) officers, directors or employees of New Holdings or any subsidiary of New Holdings and their respective affiliates; and (ix) in connection with the conversion, exercise or exchange of the New Notes or any other debt or equity securities of New Holdings which by their terms are convertible, exercisable or exchangeable for New Holdings Common Stock or Common Equivalent Shares.

     Financial Reporting. New Holdings will be required to deliver certain periodic financial reports and information, which will be subject to provisions contained in the Stockholders Agreement regarding the confidential treatment thereof, to each Stockholder as follows:

          Quarterly Reports. Within forty-five days after the end of each of the first three fiscal quarters in each fiscal year, New Holdings will deliver quarterly reports consisting of the consolidated balance sheet of New Holdings and its subsidiaries as at the end of such period and the related consolidated statements of income and cash flows for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, certified by the chief financial officer of New Holdings. In addition, New Holdings will provide a comparison of the statements of income and cash flows to the same period of the prior year.

          Annual Reports. Within ninety days after the end of each fiscal year, New Holdings will deliver an annual report consisting of the consolidated balance sheet of New Holdings and its subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal year, and in comparative form the corresponding figures for the previous fiscal year, as well as an unqualified audit report of independent certified public accountants of recognized national standing. In addition, the annual report will include a certificate of such accountants regarding defaults by New Holdings under its material agreements and any management letter or similar communication prepared by such accountants.

          Officer’s Certificate. Accompanying each quarterly and annual financial report will be a certificate issued by an officer of New Holdings regarding defaults by New Holdings under its material agreements.

          Budgets. Prior to the beginning of each fiscal year, New Holdings will deliver an annual budget prepared on a monthly basis for New Holdings and its subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows and balance sheets), and any revisions of such annual budget promptly upon the revision thereof.

          Notice of Default. Within five business days after receipt of notice of any default under any material agreement or discovery of any reasonably likely material liability under any applicable environmental law or any other material adverse change, New Holdings will deliver an officer’s certificate describing such matter and New Holdings’ response thereto.

     Negative Covenants. New Holdings will not, without the prior written consent of the Required Holders, directly or indirectly:

•	declare or pay any dividends or make any distributions upon any of its capital stock or other equity securities, except for dividends payable in shares of New Holdings Common Stock issued upon the outstanding shares of New Holdings Common Stock;

•	redeem, purchase or otherwise acquire, or permit any subsidiary to redeem, purchase or otherwise acquire, any of New Holdings’ or any subsidiary’s capital stock or other equity securities (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities), or directly or indirectly redeem, purchase or make any payments with respect to any stock appreciation rights, phantom stock plans or similar rights or plans, except for repurchases of New Holdings Common Stock and options from employees of New Holdings and its subsidiaries upon termination of employment pursuant to arrangements approved by the New Holdings Board;

•	acquire any interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise), enter into any joint venture, or permit any subsidiary to acquire any interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise) or enter into any joint venture or any commitment for the development of any product or series of products;

•	enter into the ownership, active management or operation of any business other than those businesses of the nature currently conducted by New Holdings;

•	incur or agree to incur any indebtedness for borrowed money other than (i) the New Notes and (ii) pursuant to the terms of the New Credit Agreement;

•	authorize or make, or permit any subsidiary to authorize or make, any expenditure in any single transaction or any series of related transactions for, or borrow money in excess of, $1,000,000 or more in the case of any calendar year;

•	fail to maintain in full force and effect with good and responsible insurance companies adequate insurance covering risks of such types and in such amounts as are customary for corporations of similar size engaged in similar lines of business;

•	make any amendment to the Certificate of Incorporation;

•	sell, lease or otherwise dispose of, or permit any subsidiary to sell, lease or otherwise dispose of, more than 10% of the consolidated assets of New Holdings and its subsidiaries (computed on the basis of fair market value, as determined by the New Holdings Board in its reasonable good faith judgment) in any transaction or series of related transactions;

•	liquidate, dissolve or effect a merger, recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes);

•	enter into, amend, modify or supplement, or permit any subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any subsidiary’s officers, directors, employees, holders of equity securities representing 1% or more of the voting power of New Holdings on a fully diluted basis (it being agreed that any transactions with holders of equity securities representing less than 1% of the voting power of New Holdings on a fully diluted basis must in any event be on reasonable, arms-length terms), or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such person or individual owns a beneficial interest, except for customary employment arrangements and benefit programs on reasonable, arms-

length terms and except as otherwise expressly contemplated by or in connection to this Agreement;

•	except as expressly contemplated by the Stockholders Agreement, authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of, (i) additional shares of New Holdings Common Stock, Common Equivalent Shares or other equity securities of the Company, or (ii) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or options or warrants or containing profit participation features) or other hybrid securities;

•	create or establish a Lien (as defined in the Stockholders Agreement) in or over the assets of New Holdings or any subsidiary, except for Permitted Liens (as defined in the Stockholders Agreement); or

•	cause to be issued equity or debt securities by a subsidiary, other than issuances to New Holdings or any direct or indirect wholly-owned subsidiary of New Holdings.

     Amendment and Waiver. Except as otherwise provided in the Stockholders Agreement, no modification, amendment or waiver of any provision of such agreement will be effective (i) against New Holdings unless approved in writing by New Holdings or the Required Holders or (ii) against the Stockholders unless approved in writing by the Required Holders. However, no modification, amendment or waiver that adversely affects (A) any Stockholder’s tag-along or drag-along rights will be enforceable against such Stockholder unless approved in writing by such Stockholder or (B) a current or former director’s or officer’s right under the Stockholders Agreement to the benefits of certain indemnity insurance coverage will be effective unless approved in writing by such director or officer.

     Termination. The Stockholders Agreement will terminate upon the occurrence of (i) an initial public offering by New Holdings of New Holdings Common Stock, (ii) a sale of all or substantially all of the assets of New Holdings, including the outstanding stock of the Company, (iii) a merger of New Holdings in which the Stockholders of New Holdings immediately prior to consummation of the merger do not own more than 50% of the voting securities of the surviving entity immediately after consummation of the merger, or (iv) a transfer of 100% of the New Holdings Common Stock pursuant to an exercise of the drag-along rights discussed above, provided, however, that in the event of the occurrence of an event described in either clause (iii) or (iv) above involving consideration payable to the Stockholders in the form of securities that are not listed for trading on a national exchange or quoted on Nasdaq, the Stockholders shall be entitled to receive tag-along rights with respect to such securities on substantially similar contractual terms to the tag-along provisions of the Stockholders Agreement described above.

Registration Rights Agreement

     Holders tendering Old Notes in the Exchange Offers will be deemed to have executed the Registration Rights Agreement and will be bound by the terms thereof, which provides certain rights to Stockholders to cause New Holdings to register restricted securities pursuant to the Securities Act.

     Demand Registration. The Registration Rights Agreement provides that at any time after there has been an initial public offering of New Holdings Common Stock by New Holdings, one or more Stockholders owning an aggregate of 33% or more of the New Holdings Common Stock then outstanding may demand that New Holdings register such Stockholder’s New Holdings Common Stock under the Securities Act (a “Demand Registration”), subject to certain exceptions explained more fully in the Registration Rights Agreement. The Company will be obligated to effect no more than one Demand Registration during any consecutive 12-month period.

     Shelf Registration. In addition, at any time beginning 180 days after an initial public offering, any Stockholder holding an aggregate of at least 15% or more of the New Holdings Common Stock then outstanding (a “Substantial Holder”) may require New Holdings to effect a shelf registration of such Stockholders New Holdings Common Stock on a delayed or continuous basis pursuant to Rule 415 of the Securities Act (a “Shelf Registration”). The Company will be obligated to effect one Shelf Registration for each Substantial Holder.

     Piggyback Registration. If at any time New Holdings proposes to register securities under the Securities Act in connection with a public offering (excluding an initial public offering) solely for cash on Forms S-1, S-2 or S-3 (or any replacement or successor forms), each Stockholder may request that New Holdings include in such registration statement such Stockholder’s New Holdings Common Stock (a “Piggyback Registration”), subject to certain exceptions explained more fully in the Registration Rights Agreement. The Company will be obligated to effect an unlimited number of Piggyback Registrations.

     Amendment. The Registration Rights Agreement may be amended with the consent of New Holdings and the written consent of Required Holders. However, no amendment of the Registration Rights Agreement will be permitted if such amendment affects any Stockholder subject thereto disproportionately in relation to the other Stockholders unless the Stockholder so affected consents to such amendment in writing.

Delivery and Form

     The New Holdings Common Stock will be issued as certificated securities and will be delivered by the Exchange Agent. Each share certificate will bear the following legends:

     “The holders of the securities represented by this certificate or note are entitled to certain rights and are subject to certain restrictions on transfer and other obligations set forth in the 2003 Stockholders Agreement dated as of      , 2003 and as amended and modified from time to time between IAC Holdings, Inc. (the “Company”) and the Company’s stockholders. A copy of such 2003 Stockholders Agreement will be furnished without charge by the Company to the holder hereof upon written request.”

     “The securities represented by this certificate or note have not been registered under the Securities Act of 1933, as amended, or any state securities law. The securities represented by this certificate or note may not be transferred, sold, assigned, exchanged, mortgaged, pledged, hypothecated or otherwise disposed of or encumbered without compliance with the provisions of, and are otherwise restricted by the provisions of, the Securities Act of 1933, as amended, and the rules and regulations thereunder.”

DESCRIPTION OF NEW CREDIT AGREEMENT AND OTHER INDEBTEDNESS

New Credit Agreement

     Simultaneously with the completion of the restructuring, the Company and its subsidiaries will enter into an amended and restated credit agreement with the Agent and the Senior Lenders for a secured credit facility, consisting of a four-year revolving credit facility of up to $34,000,000 (the “New Revolving Credit Facility”), a four-year Term Loan A of $2,950,000, assuming the Exchange Offers close in November (the “New Term Loan A”), and a three-year Term Loan B of $12,397,402, assuming the Exchange Offers close in November (the “New Term Loan B,” and, together with the New Revolving Credit Facility and the New Term Loan A, the “New Credit Agreement”).

     The New Credit Agreement will be used to refinance the existing credit facility and term loans. The borrowing base under the New Revolving Credit Facility will be substantially the same as the borrowing base under the revolving credit facility contained in the Senior Credit Agreement, and will be based on factors including, but not limited to, the amount of the Company’s eligible accounts, collections with respect to accounts and the Company’s eligible inventory.

     The New Revolving Credit Facility will bear interest, at the Company’s option, at the London interbank offer rate (LIBOR) plus 5.0% or at Foothill’s prime rate plus 3.5%. The New Term Loan A will bear interest, at the Company’s option, at LIBOR plus 8.0% or at Foothill’s prime rate plus 6.0%. The New Term Loan B will bear interest for the first year of the New Credit Agreement at the sum of (i) 14.25% of cash pay interest (the “Cash Pay Component”) and (ii) 4.0% of payable-in-kind interest (the “PIK Component”). The Cash Pay Component will increase to 16.25% after the first anniversary of the New Credit Agreement and 18.25% after the second anniversary of the New Credit Agreement. The PIK Component will remain at 4.0% during these periods. The PIK Component may convert to cash pay interest after the second anniversary of the New Credit Agreement if the Company satisfies certain conditions.

     The New Credit Agreement will contain various mandatory prepayment provisions, including, without limitation, prepayments in respect of asset sales, debt and equity issuances, excess cash flow and other extraordinary events.

     The New Credit Agreement will contain various covenants, including without limitation covenants prohibiting or limiting the incurrence of additional indebtedness, granting of liens, making of guarantees, mergers and acquisitions, capital expenditures, dividends and other distributions, as well as financial covenants and information reporting covenants as well as customary conditions to closing, including, without limitation, conditions relating to the Exchange Offers.

     The New Credit Agreement will contain various events of default, the occurrence and continuance of which would entitle the Lenders under the New Credit Agreement to accelerate the maturity of all loans under the New Credit Agreement and terminate their revolving credit, including, without limitation, (i) failure to pay any principal, interest, fees or other amounts under the New Credit Agreement, (ii) breaches of representations and warranties, (iii) violations of covenants, (iv) bankruptcy or insolvency, and (v) defaults under certain other agreements. Events of default will also give the Lenders the right to possess and sell the collateral security under the New Credit Agreement to obtain funds to satisfy outstanding obligations to the Lenders. The obligations under the New Credit Agreement will be secured by substantially all of the assets of New Holdings and its subsidiaries (including the capital stock of the subsidiaries of New Holdings).

Other Indebtedness

Intercompany Note

     Pursuant to an intercompany note issued to the Company by Holdings, Holdings has borrowed $1.6 million from the Company. The borrowed funds were used to repurchase and subsequently retire $10.0 million of Holdings Notes previously outstanding. The intercompany note will be cancelled and all obligations thereunder will be forgiven by the Company prior to the closings of the Exchange Offers.

Capital Leases

     As of the closing of the Exchange Offers, assuming a closing in November, the Company has other indebtedness, exclusively related to capital lease obligations, of approximately $1,150,000.

WHERE YOU CAN FIND MORE INFORMATION

     The Companies file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. We file our SEC materials electronically with the SEC, so you can also review our filings by accessing the web site maintained by the SEC at http://www.sec.gov. This site contains reports and other information regarding issuers that file electronically with the SEC.

     Our principal executive offices are located at Robinson Plaza Three, Suite 400, Pittsburgh, Pennsylvania 15205. Our telephone number is (412) 787-4100.

ANNEXES TO THE

IRON AGE CORPORATION
IRON AGE HOLDINGS CORPORATION
IAC HOLDINGS, INC.

Exchange Offer and Consent Solicitation Statement for all outstanding
9 7/8% Senior Subordinated Notes due 2008 of Iron Age Corporation and
12 1/8% Senior Discount Notes due 2009 of Iron Age Holdings Corporation

Annex A	New Notes Agreement

Annex B	Stockholders Agreement

Annex C	Registration Rights Agreement

Annex D	Collateral Agency Agreement

Annex E	Iron Age Holdings Corporation filings: Annual Report on Form 10-K for the fiscal year ended January 25, 2003, Quarterly Reports on Form 10-Q for the quarters ending July 26, 2003 and April 26, 2003, Reports on Form 8-K filed with, or furnished to, the Securities and Exchange Commission on September 9, 2003, September 26, 2003 (two Reports), and October 24, 2003 (two Reports).

Annex F	Iron Age Corporation filings: Annual Report on Form 10-K for the fiscal year ended January 25, 2003, Quarterly Reports on Form 10-Q for the quarters ending July 26, 2003 and April 26, 2003, Reports on Form 8-K filed with, or furnished to, the Securities and Exchange Commission on September 9, 2003, September 26, 2003 (two Reports ), and October 24, 2003 (two Reports).

Annex A

This Note is subordinated to certain senior indebtedness of the Company and its affiliates. The Holder of this Note, by such Holder’s acceptance hereof, covenants and agrees that amounts owing with respect to this Note shall be subordinated in accordance with the provisions of the Intercreditor and Subordination Agreement dated as of                   , 2003 among Wells Fargo Foothill, Inc., as agent for certain lenders, the Company, and HY II Investments, L.L.C., as collateral agent for the Holders of the Notes (including this Note); and the Holder accepts and agrees to be bound by such Intercreditor and Subordination Agreement.

The holders of the securities represented by this Note are entitled to certain rights and are subject to certain restrictions on transfer and other obligations set forth in the 2003 Stockholders Agreement dated as of                 , 2003 and as amended and modified from time to time between IAC Holdings, Inc. and IAC Holdings, Inc.’s stockholders. A copy of such 2003 Stockholders Agreement will be furnished without charge by IAC Holdings, Inc. to the holder hereof upon written request.

The securities represented by this Note have not been registered under the Securities Act of 1933, as amended, or any state securities law. The securities represented by this Note may not be transferred, sold, assigned, exchanged, mortgaged, pledged, hypothecated or otherwise disposed of or encumbered without compliance with the provisions of, and are otherwise restricted by the provisions of, the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Iron Age Corporation

15% Subordinated Convertible Secured Note due April 30, 2008

Pittsburgh, Pennsylvania

$	, 2003

          Iron Age Corporation, a Delaware corporation (the “Company”), for value received, hereby promises to pay to                   or registered assigns the principal sum of                   Dollars ($                ) on April 30, 2008 (the “Maturity Date”) and to pay interest at the times and in the manner herein provided on the unpaid principal balance until such principal amount is paid in full. Certain capitalized terms used in this Note are defined in Section 8(f) of this Note.

          1. Issue of Notes. This Note is one of an issue of 15% Subordinated Convertible Secured Notes due April 30, 2008 (such Notes, including any increase therein as a result of the payment of PIK Interest as hereinafter provided, are referred to herein as the “Notes”) issued by the Company in an original aggregate principal amount of $8,000,000. The term “Holder” refers to the registered holder of this Note, and the term “Holders” refers to the registered holders of all of the outstanding Notes.

          2. Payments.

          (a) Generally. Payments of principal and, to the extent payable in cash as hereinafter provided, interest in respect of this Note shall be made at the office or agency of the Company maintained for such purpose within or without the City of Pittsburgh and Commonwealth of Pennsylvania, or, at the option of the Company, payment of such interest may be made by check mailed to the Holder at such Holder’s address as set forth in the register of Holders, provided that payment by wire transfer of immediately available funds will be required with respect to principal and, to the extent payable in cash as hereinafter provided, interest on this Note if the Holder shall have provided wire transfer instructions (once given, any such wire transfer instructions shall remain valid until changed by the Holder or until this Note is transferred) to the Company for such payment. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. If the due date for payment of any amount of principal or interest in respect of this Note is not a Business Day, then the Holder hereof shall not be entitled to payment of the amount due until the next following Business Day and such additional period shall be considered in the calculation of interest due hereunder.

          (b) Interest.

(i) Rate; Payment and Record Dates. Interest on this Note will accrue at the rate of 15% per annum, computed on the basis of a 360-day year comprised of twelve 30-day months, and shall be payable in kind (except as hereinafter provided) semi-annually on each April 30 and October 31 (or, if such day is not a Business Day, on the next succeeding Business Day) (each an “Interest Payment Date”), commencing April 30, 2004, to the holder of record of this Note at the close of business on the April 15 and October 15 immediately preceding such Interest Payment Date.

(ii) PIK Interest. Except as otherwise provided in Section 2(b)(iii), on each Interest Payment Date, interest on this Note shall be paid by increasing the then outstanding principal amount of this Note by the amount of such interest (the “PIK Interest”) and the principal amount of this Note shall be deemed so increased by such amount as of the Interest Payment Date. At any time following an Interest Payment Date on which PIK Interest has been added to the principal balance of this Note, the Holder may make written request to the Company, accompanied by this Note, to issue a new Note reflecting all additions to the principal balance of this Note as a result of the payment of PIK Interest since the issuance of this Note.

(iii) Cash Interest. On each Interest Payment Date after January 31, 2007, a portion of the accrued interest on this Note shall be payable to the Holder in cash at the rate of 5% per annum if:

(w) no Default or Event of Default (as those terms are defined in the New Credit Agreement) shall have occurred and be continuing under the New Credit Agreement before or after giving effect to the proposed cash payment,

(x) the Company’s EBITDA (as defined in the New Credit Agreement) for the twelve consecutive month period ending on the immediately preceding March 31, in the case of an Interest Payment Date on April 30, or the

2

twelve consecutive months period ending on the immediately preceding September 30, in the case of an Interest Payment Date on October 31, is equal to or greater than the projected EBITDA of the Company for the applicable twelve consecutive month period set forth in the projections delivered by the Company to the lenders under, and in accordance with, the New Credit Agreement,

(y) the Company has Excess Availability (as defined in the New Credit Agreement) under the New Credit Agreement of at least $3,000,000 for the thirty (30) consecutive day period immediately preceding the Interest Payment Date and

(z) the payment of such portion of the accrued interest in cash would not cause the level of Excess Availability to fall below $3,000,000 immediately after any such payment is made.

In the event that the Company shall determine that one or more of the conditions set forth in the foregoing clauses (w) through (z), inclusive, shall not be met so that cash interest shall not be payable under this Section 2(b)(iii), it shall deliver to the Holder on or before the affected Interest Payment Date a certificate (the “Interest Calculation Certificate”), signed by an Authorized Officer, setting forth the Company’s computation of the EBITDA for the relevant period for such Interest Payment Date and the amount of the Excess Availability in sufficient detail to show why the condition(s) has not been met. In the event that any cash interest is paid under this Section 2(b)(iii), the amount of PIK Interest otherwise payable and credited to the principal amount of this Note under Section 2(b)(ii) shall be correspondingly reduced.

          3. Transfer; Transfer Restrictions.

          (a) Register. The Company shall keep at its principal office a register in which the Company shall provide for ownership registration and transfer of the Notes. The names and addresses of the Holders of the Notes, the transfer thereof and the names and addresses of the transferees of the Notes shall be registered in such register. The person in whose name a Note shall be so registered shall be deemed and treated as the owner and holder thereof for all purposes of the Notes, and the obligations of the Company under the Notes shall not be affected by notice or knowledge to the contrary.

          (b) Transfer Restriction. On or prior to December 31, 2005, any transfer of this Note (other than in connection with the issuance of a replacement note pursuant to Section 2(b)(ii) or in connection with any conversion of this Note pursuant to Section 5) shall be subject to compliance with the transfer restrictions contained in the 2003 Stockholders Agreement dated as of                    , 2003 among IAC Holdings, Inc., a Delaware corporation (“IAC Holdings”), and the holders of its common stock. A copy of said 2003 Stockholders Agreement may be obtained from IAC Holdings.

          (c) Transfer and Exchange. Subject to Section 3(b) of this Note, upon surrender of this Note at the principal office of the Company, the Company, at the request of the Holder, shall execute and deliver, at the Company’s expense, one or more new Notes in an

3

aggregate principal amount equal to the unpaid principal amount of this Note plus, if not so reflected in such unpaid principal amount, any credited PIK Interest. Each new Note shall be payable to such person as the Holder may request and shall be in substantially the form of this Note. Every Note presented or surrendered for registration of transfer shall be duly endorsed by, or be accompanied by a written instrument of transfer duly executed by, the Holder of such Note or his attorney duly authorized in writing. At the option of the Holder of any Note, such Note may be exchanged for other Notes in an aggregate principal amount equal to the unpaid principal amount of such surrendered Note plus, if not so reflected in such unpaid principal amount, any credited PIK Interest, upon surrender of the Note to be exchanged at the office of the Company. Whenever any Note is so surrendered for exchange, the Company shall execute and deliver, at the Company’s expense, the Note or Notes which the Holder making the exchange is entitled to receive. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall be dated the date to which interest has been credited or paid as provided in Section 2 on such Note surrendered for exchange or transfer (or, if no interest has been paid on such Note surrendered for exchange or transfer, dated the date of such Note surrendered for exchange or transfer), and neither gain nor loss of interest shall result from any exchange or transfer of any Note.

          (d) Replacement. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Note, the Company at its expense will execute and deliver, in lieu thereof, a new Note, dated the date to which interest has been credited or paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest has been credited or paid thereon. Any Note in lieu of which any new Note has been so executed and delivered by the Company shall not be deemed to be an outstanding Note for any purpose.

          4. Subordination. The indebtedness represented by, and the payment of the principal of and interest on each and all of, the Notes (including this Note) is expressly subordinated, to the extent and in the manner set forth in the Intercreditor Agreement, in right of payment to the prior payment in full of all indebtedness evidenced by the New Credit Agreement and the other Loan Documents (as defined in the New Credit Agreement).

          5. Conversion.

          (a) Right to Convert; Exercise of Conversion Right. At any time on or prior to December 31, 2005, the Holders of sixty percent (60%) or more of the outstanding principal amount of the Notes may elect, by written notice to the Company, to convert the unpaid principal amount (including all accrued interest thereon) of all of the outstanding Notes into 1,000,000* shares (subject to adjustment as provided in this Section 5) of the fully paid and nonassessable shares of the authorized common stock (the “IAC Common Stock”) of IAC Holdings. To the extent that those Holders have not elected to convert all of the outstanding Notes, the Holder of

*	Assuming 100% of the outstanding principal amount of the 9-7/8% Senior Subordinated Notes due 2008 of the Company (the “Iron Age Notes” are exchanged for the Notes. If less than 100% of the Iron Age Notes are so exchanged, then the number of shares will be reduced from 1,000,000 to a number equal to 1,000,000 multiplied by a fraction whose numerator is the aggregate principal amount of Iron Age Notes so exchanged and whose denominator is $65,000,000.

4

this Note may elect, by written notice to the Company, to convert the unpaid principal amount of this Note (including all accrued interest thereon) into shares of IAC Common Stock at any time on and after November 1, 2005 and on or prior to December 31, 2005. Upon any such conversion, the Holder will be entitled to receive, upon surrender of the certificate representing that Holder’s Note, a number of shares of IAC Common Stock equal to (i) 1,000,000** (less, if applicable, any shares previously issued as a result of any permitted conversions by individual Holders) multiplied by (ii) a fraction whose numerator is the principal amount (including all accrued interest thereon) of that Holder’s Note and whose denominator is the aggregate principal amount (including all accrued interest thereon) of all then outstanding Notes.

          Following any such exercise, the Holder of this Note may receive the shares of IAC Common Stock into which this Note is converted by surrendering this Note to the Company at its principal office at any time during usual business hours, duly endorsed by, or accompanied by instruments of transfer in form reasonably satisfactory to the Company duly executed by, the Holder or such Holder’s attorney duly authorized in writing, together with (a) written notice specifying the name or names (with address) in which a certificate or certificates for IAC Common Stock are to be issued, and (b) the transfer tax stamps or funds therefor, if any, required pursuant to Section 5(h). For convenience, the conversion of the principal amount of a Note into IAC Common Stock is hereinafter sometimes referred to as the conversion of such Note. All Notes surrendered for conversion shall, if surrendered to the Company or any conversion agent, be cancelled by it and not be reissued.

          (b) Issuance of IAC Common Stock on Conversion. As promptly as practicable after the surrender, as herein provided, of any Note or Notes for conversion, and the receipt of the conversion election notice and transfer tax stamps or funds, if any, referred to in Section 6(a), the Company shall deliver or cause to be delivered at its principal office to or upon the written direction of the Holder of the Note or Notes so surrendered a certificate or certificates representing the number of fully paid and nonassessable shares of IAC Common Stock into which such Note or Notes may be converted in accordance with the provisions of this Section 5. Such conversion shall be deemed to have been made immediately prior to the close of business on the date such Note or Notes shall have been surrendered in satisfactory form for conversion and such notice and transfer tax stamps or funds, if any, shall have been received by the Company, as aforesaid, so that the rights of the Holder of such Note or Notes as a Holder thereof shall cease with respect to such Note or Notes at such time, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Note or Notes shall be treated for all purposes as having become the record owner or owners of such IAC Common Stock at such time.

          (c) Antidilution Adjustments. The number of shares issuable upon the conversion of the Notes shall be subject to adjustment as follows:

          (i) If IAC Holdings shall:

(x) pay a dividend or make a distribution on IAC Common Stock in shares of IAC Common Stock,

**	See previous footnote.

5

(y) subdivide its outstanding shares of IAC Common Stock into a greater number of shares, or

(z) combine its outstanding shares of IAC Common Stock into a smaller number of shares,

then, in each such case, the number of shares of IAC Common Stock into which the Notes may be converted immediately prior thereto shall be adjusted so that the Holder of any Note thereafter surrendered for conversion shall be entitled to receive the number of shares of IAC Common Stock that such Holder would have owned or have been entitled to receive after the happening of any of the events described above had such Note been converted immediately prior to the happening of such event. Such adjustment shall be made successively whenever any such dividend, distribution, subdivision or combination occurs, shall become retroactively effective immediately after the record date in the case of a dividend or distribution, and shall become effective immediately after the effective date in the case of a subdivision or combination.

(ii) No adjustment in the number of shares of IAC Common Stock issuable upon conversion of the Notes shall be required unless such adjustment would require an increase or decrease of at least 1% in such number of shares; provided, however, that any adjustments which by reason of this Section 5(c)(ii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5 shall be made to the nearest one-hundredth of a share.

(iii) Whenever the number of shares into which the Notes may be converted is adjusted, as herein provided, the Company shall promptly prepare a notice of such adjustment setting forth the calculation of such adjustment, the date on which such adjustment becomes effective and a brief statement of the facts requiring such adjustment, and shall mail such notice to the Holder of each Note at his last address appearing on the Note register.

(iv) In any case in which this Section 5(c) provides that an adjustment shall become retroactively effective immediately after a record date for an event, the Company may defer until the occurrence of such event issuing to the Holder of any Note converted after such record date and before the occurrence of such event the additional shares of IAC Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the IAC Common Stock issuable upon such conversion before giving effect to such adjustment.

          (d) No Fractional Shares to be Issued. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note, and any such fractional shares shall be disregarded. If more than one Note shall be surrendered for conversion at one time by the same Holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Notes or portions thereof so surrendered.

6

          (e) Effect of Reclassifications, Consolidation, Merger, Sale or Transfer. In case of:

(i) any reclassification or change of outstanding IAC Common Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination),

(ii) any consolidation or merger of IAC Holdings and another corporation (other than a consolidation or merger in which IAC Holdings is the continuing corporation and which does not result in any reclassification or change of outstanding IAC Common Stock), or

(iii) any sale or transfer to another corporation of the property of IAC Holdings as an entirety or substantially as an entirety,

the Company shall cause IAC Holdings or such successor or purchasing corporation, as the case may be, to prepare and mail promptly, and IAC Holdings or such successor or purchasing corporation, as the case may be, shall, prepare and mail promptly, to each Holder of an outstanding Note at his last address appearing on the Note register an undertaking providing that the Holder of each Note then outstanding shall have the right thereafter to convert such Note into the kind and amount of shares and other securities and property receivable upon such reclassification, change, consolidation, merger, sale or transfer by a holder of the number of shares of IAC Common Stock into which such Note could have been converted immediately prior to such reclassification, change, consolidation, merger, sale or transfer. Such undertaking shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5. The provisions of this Section 5(e) shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales or transfers.

          (f) Notice to Holders Prior to Certain Actions. In case of:

(i) any consolidation or merger to which IAC Holdings is a party and for which approval of any stockholders of IAC Holdings is required, or of the sale or transfer of all or substantially all of the assets of IAC Holdings, or

(2) the voluntary or involuntary dissolution, liquidation or winding up of IAC Holdings,

then the Company shall cause to be mailed to each Holder of Notes at his last address appearing on the Note register, as promptly as possible but in any event at least fifteen days prior to the date on which such consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, a notice stating that expected date and the date as of which it is expected that holders of IAC Common Stock of record shall be entitled to exchange their IAC Common Stock for securities or other property deliverable upon such consolidation, merger, sale, transfer, dissolution, liquidation or winding up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

7

          (g) Company to Reserve Shares. The Company shall cause IAC Holdings to, and IAC Holdings shall, at all times reserve and keep available out of authorized IAC Common Stock (including shares held in its treasury) solely for the purpose of issue or transfer upon conversion of Notes as herein provided, such number of shares of IAC Common Stock as shall then be issuable upon the conversion of all outstanding Notes. All such IAC Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable.

          (h) Taxes on Shares Issued. The issuance of certificates for IAC Common Stock upon the conversion of Notes shall be made without charge to the converting Holders for such certificates or for any tax in respect of the issuance of such certificates or the securities represented thereby, and such certificates shall be issued in the respective names of, or in such names as may be directed by, the Holders of the Notes converted; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder of the Note converted, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuing thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

          6. Security Interest; Intercreditor Agreement. The Notes are entitled to the benefits of the Security Agreement, the Subsidiary Guaranty or Guaranties from time to time in effect, and the Subsidiary Security Agreement or Subsidiary Security Agreements from time to time in effect. The rights of the Holders of the Notes in respect of the collateral covered by the Security Agreement, the Subsidiary Guaranty(ies) and the Subsidiary Security Agreement(s) are subordinate in right to the interests of the lenders under the New Credit Agreement and the other Loan Documents (as defined in the New Credit Agreement) pursuant to the terms of the Intercreditor Agreement, a copy of which is available upon request directed in writing to the Secretary of the Company. By the Holder’s acceptance of this Note, Holder hereby ratifies the appointment of HY II Investments, L.L.C. (or any successor collateral agent appointed under the Collateral Agency Agreement) as the collateral agent under, and pursuant to the provisions of, the Collateral Agency Agreement and confirms such Holder’s agreement to observe, and be bound by, the provisions of such Collateral Agency Agreement; authorizes said collateral agent to execute, deliver and perform the Intercreditor Agreement, the Security Agreement and the Subsidiary Security Agreement(s); and authorizes said collateral agent to act in the name and on behalf of such Holder in accordance with the terms of the Intercreditor Agreement, the Security Agreement and the Subsidiary Security Agreement(s).

          7. Events of Default; Remedies.

          (a) Events of Default; Acceleration. If any of the following conditions or events (“Events of Default”) shall occur:

(i) if the Company shall default in the payment of any principal of or any interest on any Note for more than five days after notice to the Company that the same has become due and payable; or

8

(ii) if the Company shall default in the performance of or compliance with any term contained in any Note and such default shall not have been remedied within 30 days after notice thereof to the Company; or

(iii) if the Company shall fail to pay any indebtedness within any applicable grace period after final maturity or the acceleration of such indebtedness by the holders thereof because of a default, if the total amount of such indebtedness unpaid or accelerated exceeds $10 million and such failure continues for ten Business Days after notice; or

(iv) if the Company shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a petition in voluntary bankruptcy, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting or not contesting the material allegations of a petition filed against the Company in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of the Company or of all or any material part of the properties of the Company or if the Company or its Board of Directors or the holders of a majority of the outstanding capital stock of the Company shall take any action looking to the dissolution or liquidation of the Company; or

(v) if any order for relief under the United States Bankruptcy Code (or any successor statute) is entered with respect to the Company, or if any material part of the properties of the Company is sequestered by court order and such order remains in effect for more than 60 days, or if, within 60 days after the commencement of an action against the Company seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been dismissed, or if, within 60 days after the appointment (whether or not contested by any person) of any trustee, receiver, conservator or liquidator of the Company or of all or any part of the properties of the Company, such appointment shall not have been vacated;

then any Holder or Holders of sixty percent (60%) or more of the principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or IAC Holdings) may, subject in all respects to the terms of the Intercreditor Agreement and unless all Events of Default shall theretofore have been remedied or waived pursuant to Section 8(a), at the option of such Holder or Holders, by written notice or notices given to the Company, declare all of the Notes to be, and all of the Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company forthwith will pay to the Holder or Holders of all of the Notes then outstanding the entire principal of and interest accrued on the Notes. The foregoing provisions of this Section 7(a) are subject to the condition that if, at any time after the Notes shall have become due and payable as a result of a declaration pursuant to the foregoing provisions of this Section 7(a), (x) the Company shall pay all arrears of interest upon each of the Notes, all principal of each of the Notes that is due and payable (other than by reason of such declaration) and all other sums which are due and payable under the Notes, (y) no judgment or decree has

9

been entered for the payment of any moneys due under any of the Notes and (z) each and every Event of Default shall be remedied or waived pursuant to Section 8(a), then the Holder or Holders of sixty percent (60%) or more of the principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or IAC Holdings) may, by written notice given to the Company, rescind and annul such declaration and the consequences thereof. No rescission and annulment of such a declaration shall extend to or affect any subsequent Event of Default or impair any right consequent thereon.

          (b) Remedies on Default, etc. In case any one or more Events of Default shall occur and be continuing, the Holder or Holders of sixty percent (60%) or more of the principal amount of the Notes at the time outstanding may, subject in all respects to the terms of the Intercreditor Agreement, proceed to protect and enforce the rights of the Holders by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in such Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law. No course of dealing and (to the extent permitted by applicable law) no delay on the part of such Holders, or any Holder of any Note, in exercising any right shall operate as a waiver thereof or otherwise prejudice such Holder’s rights, powers or remedies. No right, power or remedy conferred by the Notes upon any Holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

          8. Miscellaneous.

          (a) Amendments and Waivers. Any term of the Notes may, subject in all respects to the terms of the Intercreditor Agreement, be amended and the observance of any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holders of sixty percent (60%) or more of the principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company and IAC Holdings), provided that no such amendment or waiver not otherwise contemplated herein shall, without the prior written consent of the Holders of one hundred percent (100%) of the Notes at the time outstanding,

(i) extend the Maturity Date or reduce the principal amount of, or reduce the rate or extend the time of payment of interest on, any Note,

(ii) other than as a result of the operation of Section 5(d) in connection with a reverse stock split or other combination of the outstanding shares of IAC Common Stock, reduce the number of shares of IAC Common Stock into which the Notes are convertible,

(iii) increase the percentage of the principal amount of the Notes the Holders of which may declare the Notes to be due and payable as provided in Section 7(a),

(iv) reduce the percentage of the principal amount of the Notes the Holders of which may rescind and annul such a declaration as provided in Section 7(a) or

(v) change the provisions of this Section 8(a).

10

Any amendment or waiver effected in accordance with the provisions of this Section 8(a) shall apply equally to all the Holders of the Notes and shall be binding upon them and upon each future Holder of any Note and upon the Company whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

          (b) Notices, etc. All notices and communications hereunder shall be in writing. A notice shall be effective (i) on the next Business Day after being sent by recognized overnight delivery service, delivery charges prepaid, or (ii) on the third Business Day after being sent by first class, certified mail, postage prepaid. Any such notice shall be addressed (i) if to any Holder of any Note, at the registered address of such Holder as set forth in the register kept by the Company pursuant to Section 3(a) or at such other address as such Holder shall have furnished to the Company in writing, or (ii) if to the Company, to it at Three Robinson Plaza – Suite 400, Pittsburgh, Pennsylvania 15205, Attention: Chief Financial Officer, or at such other address as the Company shall have furnished to each Holder of any Note in writing.

          (c) Reports. To the extent not received by a Holder as a stockholder of IAC Holdings, the Company will deliver to such Holder, so long as such Holder or the nominee of such Holder shall hold any of the Notes, copies of all financial statements sent by IAC Holdings to its stockholders, promptly upon their becoming available.

          (d) Governing Law. This Note is governed by, and shall be construed and enforced in accordance with, the laws of the State of Delaware.

          (e) Successors and Assigns. This Note shall be binding upon and inure to the benefit of and be enforceable by the Company, any Holder or Holders at the time of the Notes or any part thereof and their respective successors and assigns.

          (f) Interpretation. The headings of Sections of this Note are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. As used herein, the following terms shall have the respective meanings set forth below:

“Authorized Officer”; means any of the Chief Executive Officer, the Chief Financial Officer or Treasurer of the Company.

“Business Day” means a day (other than a Saturday or Sunday) which is not a legal holiday for banking institutions in Pittsburgh, Pennsylvania.

“Collateral Agency Agreement” means the Collateral Agency Agreement dated as of , 2003 among the Holders and HY II Investments, L.L.C., as collateral agent.

“Intercreditor Agreement” means the Intercreditor and Subordination Agreement dated as of , 2003 among Wells Fargo Foothill, Inc., as agent for certain lenders, the Company and HY II Investments, L.L.C., as collateral agent for the Holders, as the same may be amended, restated, renewed or replaced from time to time, including, without limitation, any successor or replacement agreement, whether with the same

11

lenders or group of lenders or any other lenders or group of lenders, as such successor agreement may be amended, restated, renewed or replaced from time to time.

“New Credit Agreement” means the Amended and Restated Loan and Security Agreement dated as of , 2003 by and among, on the one hand, the lenders identified on the signature pages thereof, and Wells Fargo Foothill, Inc., as the arranger and administrative agent for such lenders, and on the other hand, the Company and Falcon Shoe Mfg. Co., as borrowers, and IAC Holdings, Inc., as guarantor; as the same may be amended, restated, renewed or replaced from time to time, including, without limitation, any successor or replacement agreement, whether with the same lenders or group of lenders or any other lenders or group of lenders, as such successor agreement may be amended, restated, renewed or replaced from time to time.

“Security Agreement” means the Security Agreement dated as of , 2003 between the Company and HY II Investments, L.L.C., as collateral agent, pursuant to which the Company grants HY II Investments, L.L.C., as collateral agent for the benefit of the Holders, a security interest in and lien upon substantially all of the assets and property owned by the Company, including any equity interests in any subsidiaries of the Company, subject to the terms of the Intercreditor Agreement.

“Subsidiary Guaranty” means a guaranty agreement to be entered into by a subsidiary of the Company as may be requested by Holders of sixty percent (60%) or more of the principal amount of the Notes at the time outstanding (exclusive of the Notes then owned by the Company or IAC Holdings).

“Subsidiary Security Agreement” means a security agreement between a subsidiary of the Company that has been required to enter into a Subsidiary Guaranty and HY II Investments, L.L.C., as collateral agent, pursuant to which such subsidiary grants HY II Investments, L.L.C., as collateral agent for the benefit of the Holders, a security interest in and lien upon substantially all of the assets and property owned by such subsidiary, including any equity interests in any subsidiaries of the Company, subject to the terms of the Intercreditor Agreement., .

          IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered on its behalf by a duly authorized officer.

IRON AGE CORPORATION

By:

Name:
Title:

12

Annex B

2003 STOCKHOLDERS AGREEMENT

          THIS 2003 STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of               , 2003, by and among IAC Holdings, Inc., a Delaware corporation (the “Company”) and each of the holders of the Common Stock, as set forth on Schedule I, and each other holder of record of Common Stock who may execute this Agreement or hereafter execute a separate agreement to be bound by the terms hereof (each a “Stockholder” and collectively, the “Stockholders”). Capitalized terms used but not otherwise defined herein are defined in Section 24 hereof.

          WHEREAS, Iron Age Holdings Corporation, a Delaware corporation (“IAHC”), holds all of the issued and outstanding shares of (i) Common Stock of the Company (the “Existing Common Stock”) and (ii) common stock (“IAC Stock”) of Iron Age Corporation, a Delaware corporation (“IAC”);

          WHEREAS, IAC has issued 9-7/8% Senior Subordinated Notes due 2008 (the “Existing IAC Notes”) pursuant to an Indenture dated as of April 24, 1998 and IAHC has issued 12-1/8% Senior Discount Notes due 2009 (the “Existing IAHC Notes”) pursuant to an Indenture dated as of April 24, 1998 (Existing IAC Notes and Existing IAHC Notes collectively, “Existing Notes”);

          WHEREAS, IAC and IAHC have defaulted under the terms of their senior credit facility and, together with the Company, desire to restructure such debt obligations by amending the terms of such facility and the lenders thereunder have agreed to such amendments and to waive such defaults;

          WHEREAS, the Company, IAC and IAHC desire to further restructure such debt obligations by (i) IAHC contributing the IAC Stock to the Company, thereby resulting in IAC becoming a wholly-owned subsidiary of the Company, (ii) the Company issuing, or causing IAC to issue, as applicable, to the holders of the Existing IAC Notes, in exchange therefor (the “IAC Note Exchange”), a combination of (A) new subordinated notes of IAC (the “New IAC Notes”) in the aggregate principal amount of $8,000,000 which are convertible into Common Stock and (B) additional shares of Common Stock (the “Additional Common Stock”) in an amount such that the Additional Common Stock will represent 95% of all of the issued and outstanding Common Stock as of the date hereof and the Existing Common Stock will represent 5% of all of the issued and outstanding Common Stock as of the date hereof and (iii) at least one business day thereafter, IAHC issuing to the holders of the Existing IAHC Notes, in exchange therefor (the “IAHC Note Exchange”), the Existing Common Stock, and the holders of the Existing IAC Notes and the Existing IAHC Notes have agreed to the IAC Note Exchange and the IAHC Note Exchange (collectively, the “Note Exchanges”);

          WHEREAS, the parties hereto desire to enter into this Agreement in order to further define their respective rights and obligations with respect to the Common Stock; and

          WHEREAS, the execution and delivery of this Agreement is a condition to the consummation of the restructuring and the Note Exchanges;

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

          1. Termination of Certain Agreements. All prior stockholder agreements, if any, with respect to the capital stock of the Company, IAC or IAHC are hereby terminated effective as of the date hereof, and all further obligations of the parties thereunder are terminated, null and void as of the date hereof.

          2. Amendments to Certain Agreements. The certificate or articles of incorporation and the bylaws of each Subsidiary shall be amended, as necessary, to make such corporate governance documents consistent with the provisions of this Agreement, including without limitation Section 6(h) hereof.

          3. Execution of Certain Agreements. The Registration Rights Agreement shall be executed by the parties thereto as of the date hereof in the form attached as Exhibit A hereto.

          4. Representations, Warranties and Covenants of the Stockholders. Each Stockholder represents and warrants that (i) such Stockholder is the record owner of the number of shares of Common Stock issued to such Stockholder pursuant to the Note Exchanges in exchange for the outstanding principal amounts owing under the Existing Notes to such Stockholder immediately prior to the closing of the Note Exchanges, which principal amounts are set forth opposite such Stockholder’s name on Schedule I hereto and which number of shares shall be set forth opposite such Stockholder’s name on an amended Schedule I hereto promptly after the closing of the Note Exchanges, (ii) this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms, and (iii) such Stockholder is not a party to any agreement or subject to any material law which is violated by, inconsistent with or conflicts with any provision of this Agreement. Each Stockholder covenants that such Stockholder will not become party to any other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

          5. Representations, Warranties and Covenants of the Company. The Company represents and warrants that (i) this Agreement has been duly authorized, executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, and (ii) the Company is not a party to any agreement or subject to any material law which is violated by, inconsistent with or conflicts with any provision of this Agreement. The Company covenants that it will not become party to any other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

          6. Board of Directors. From and after the date hereof, each Stockholder shall vote all of its respective shares of Common Stock and other Company Voting Securities, now owned or hereafter acquired, over which such holder has voting control and shall take all other necessary or desirable actions within its control (whether in its capacity as a stockholder, director, member of a committee of the Company Board or any Sub Board (each as hereinafter defined) or officer of the Company or otherwise, and including, without limitation, attendance at

2

meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including without limitation, calling special Company Board, Sub Board and stockholder meetings), so that from and after the closing of the Note Exchanges:

          (a) the authorized number of directors of the Board of Directors of the Company (the “Company Board”) and of each hereafter existing Subsidiary, if any, (each a “Sub Board”) shall be established initially at five (5) directors, and such initial authorized number of members constituting the Company Board and any Sub Board shall not be increased or decreased without the prior written consent of both of HY and GSC;

          (b) the composition of the Company Board and, unless otherwise agreed by HY and GSC in writing or except to the extent otherwise required by applicable law, the composition of any Sub Board shall be as follows:

(i) two members designated by HY (initially Mark A. Radzik and Matthew Zell) (the “HY Designees”);

(ii) one member designated by GSC (initially Daniel Lukas) (the “GSC Designee”):

(iii) the officer of the Company serving in the capacity of president or chief executive officer of the Company, as determined by HY and GSC (the “Management Designee”);

(iv) one member mutually agreed upon by a majority of all the other members of the Company Board or Sub Board, as applicable (the “Initial Member Designee”); and

(v) if the size of the Company Board or Sub Board is increased as provided above, such additional members as shall be mutually agreed upon by a majority of all the other members of the Company Board or Sub Board, as applicable (the “Additional Member Designees” and, together with the Initial Member Designee, the “Member Designees”)

          (c) the removal without cause from the Company Board or any Sub Board of an HY Designee or the GSC Designee shall only be at the applicable designating Stockholder’s written request and under no other circumstances;

          (d) the Management Designee and the Member Designees may be removed at any time, with or without cause, by the written concurrence of HY and GSC, and the resulting vacancy may be filled only by a person designated for such directorship in accordance with Section 6(b)(iii), (iv) or (v) as applicable;

          (e) in the event that any HY Designee or GSC Designee serving as a member of the Company Board or any Sub Board ceases to so serve for any reason, the resulting vacancy may be filled only by a person designated for such directorship in accordance with Section 6(b)(i) or (ii) as applicable, subject to Section 6(f) below;

3

          (f) in the event HY or GSC, as the case may be, fails to designate an HY Designee or the GSC Designee, as the case may be, to fill a directorship vacancy pursuant to the terms of Section 6(e) for in excess of one calendar year following the commencement of the vacancy, the Stockholder having the right to so designate under this Section 6 shall automatically forfeit its rights to fill such vacancy and any subsequent vacancy of that directorship, and thereafter the election of an individual to such directorship and to fill any subsequent vacancy thereof shall be accomplished in accordance with the Company’s bylaws and applicable law;

          (g) the Company shall pay or reimburse the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Company Board, any Sub Board and any committee thereof. During and for no less than five years after service as a director to the Company or any Subsidiary, the Company shall maintain directors and officers indemnity insurance coverage reasonably satisfactory to HY and GSC and shall extend such coverage on substantially similar terms and conditions to all former directors and officers of the Company, IAHC, IAC and any other Subsidiary who were serving in such capacity immediately prior to the closing of the Note Exchanges. The Company’s Certificate of Incorporation and Bylaws and any Subsidiary’s certificate of incorporation and bylaws shall provide for indemnification and exculpation of directors and the advancement of expenses to the fullest extent permitted under applicable law; and

          (h) In the event HY, together with its Affiliates who have executed counterparts to this Agreement agreeing to be bound by the terms hereof, collectively own a number of shares of Common Stock which is less than 50% but equal to or greater than 25% of the shares of Common Stock originally issued to HY pursuant to the Note Exchanges, HY shall lose its right to designate one of the HY Designees pursuant to Section 6(b)(i) and shall cause one of the HY Designees to resign from the Company Board and any Sub Board upon which he or she serves promptly thereupon. In the event HY, together with its Affiliates who have executed counterparts to this Agreement agreeing to be bound by the terms hereof, collectively own a number of shares of Common Stock which is less than 25% of the shares of Common Stock originally issued to HY pursuant to the Note Exchanges, HY shall lose its right to designate both HY Designees pursuant to Section 6(b)(i) and shall cause each of the HY Designees to resign from the Company Board and any Sub Board upon which he or she serves promptly thereupon. In the event GSC, together with its Affiliates who have executed counterparts to this Agreement agreeing to be bound by the terms hereof, collectively own a number of shares of Common Stock which is less than 25% of the shares of Common Stock originally issued to GSC pursuant to the Note Exchanges, GSC shall lose its right to designate the GSC Designee pursuant to Section 6(b)(ii) and shall cause the GSC Designee to resign from the Company Board and any Sub Board upon which he or she serves promptly thereupon. In the event of any vacancy resulting from the operation of this Section 6(h), the resulting vacancy may be filled in accordance with the Company’s bylaws and applicable law. In the event that HY or GSC, as the case may be, loses all of its designation rights by operation of this Section 6(h), such Stockholder shall also lose its approval rights specified in (i) the introductory clause to Section 6(b) and (ii) Section 6(d).

4

          7. Restrictions on Transfer of Equity Securities.

          (a) Transfer of Restricted Securities. In addition to any other restrictions in this Agreement, Restricted Securities are transferable only pursuant to (1) public offerings registered under the Securities Act, (2) Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rule or rules then in force) if such rule is available, and (3) subject to the conditions specified in Section 7(b) and 7(c) below, any other legally available means of Transfer.

          (b) Opinion Delivery. Unless otherwise waived in writing by the Company, in connection with the Transfer of any Restricted Securities pursuant to Section 7(a)(3) above, the holder thereof shall deliver to the Company, in addition to the Sale Notice required by Section 9(a), an opinion of counsel which is knowledgeable in securities law matters (to the Company’s reasonable satisfaction) to the effect that such Transfer of Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act. In addition, if the holder of the Restricted Securities delivers to the Company an opinion of such counsel that no subsequent Transfer of such Restricted Securities shall require registration under the Securities Act, the Company shall promptly upon such contemplated Transfer deliver new certificates for such Restricted Securities which do not bear the Securities Act legend set forth in Section 8(b). If the Company is not required to deliver new certificates for such Restricted Securities not bearing such legend, the holder thereof shall not Transfer the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in Sections 7(a), 7(b), 7(c) and 8(b).

          (c) Execution by Transferees. No Transfer of Common Stock (other than a transferee pursuant to clause (1) of Section 7(a)) shall be valid or effective for any purpose unless the transferee shall have executed and delivered to the Company and each Stockholder party hereto an agreement to be bound by the terms hereof to the same extent as the transferring Stockholder has been bound as if such transferee were an original Stockholder party hereto.

          (d) Tandem Transfer of Common Stock and New IAC Notes. No Transfer of Common Stock issued in connection with the IAC Note Exchange (the “Tandem Common Stock”) or of any New IAC Note prior to January 1, 2006 (the “Conversion Expiration Date”) by a Stockholder holding Tandem Common Stock and New IAC Notes, including without limitation to a Permitted Transferee or pursuant to Section 9 hereof, shall be valid or effective for any purpose (other than to issue a replacement certificate or replacement New IAC Note or upon exercise of the conversion right associated with such New IAC Note) unless the Stockholder effecting such Transfer of Tandem Common Stock or New IAC Note Transfers both Tandem Common Stock and a proportionate principal amount of New IAC Notes (“New IAC Note Required Principal Amount”) calculated by multiplying the aggregate principal amount of all New IAC Notes held by such Stockholder by a fraction, the numerator of which is the number of shares of Tandem Common Stock to be Transferred by such Stockholder and the denominator of which is the aggregate number of all shares of Tandem Common Stock held by such Stockholder.

          (e) No Avoidance. No party hereto shall avoid the provisions of this Section 7 or any other provision of this Agreement imposing Transfer Restrictions by making one or

5

more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferees.

          8. Legends. (a) Each certificate evidencing Common Stock and each New IAC Note shall be stamped or otherwise imprinted with a legend in substantially the following form:

“The holders of the securities represented by this certificate or note are entitled to certain rights and are subject to certain restrictions on transfer and other obligations set forth in the 2003 Stockholders Agreement dated as of , 2003 and as amended and modified from time to time between IAC Holdings, Inc. (the “Company”) and the Company’s stockholders. A copy of such 2003 Stockholders Agreement will be furnished without charge by the Company to the holder hereof upon written request.”

          The Company shall imprint such legend on certificates outstanding prior to the date hereof.

          (b) In addition, each certificate evidencing Restricted Securities and each New IAC Note shall be stamped or otherwise imprinted with a legend in substantially the following form:

“The securities represented by this certificate or note have not been registered under the Securities Act of 1933, as amended, or any state securities law. The securities represented by this certificate or note may not be transferred, sold, assigned, exchanged, mortgaged, pledged, hypothecated or otherwise disposed of or encumbered without compliance with the provisions of, and are otherwise restricted by the provisions of, the Securities Act of 1933, as amended, and the rules and regulations thereunder.”

          (c) Legend Removal. Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing the Securities Act legend set forth in Section 8(b).

          9. First Refusal; Tag-Along; Drag-Along Rights.

          (a) Sale Notice. In the event that one or more Stockholders (the “Initiating Stockholders”) desire to Transfer any Common Stock to a Person that is not a Permitted Transferee of the applicable Initiating Stockholder (a “Proposed Transfer”), such Initiating Stockholders shall provide a written notice (the “Sale Notice”) to each other Stockholder (the “Non-Initiating Stockholders”) prior to consummating such Proposed Transfer. The Sale Notice shall contain the following information: (i) the identity of the Initiating Stockholders, the identity of a single individual representative thereof and the address of such representative for purposes of notice delivery by Non-Initiating Stockholders (the “Initiating Stockholders’ Representative”); (ii) the identity of the proposed purchasers and, if any purchaser is an entity or known nominee,

6

the ultimate parties in interest in respect thereof to the extent known by the Initiating Stockholders; (iii) the number of shares of Common Stock proposed to be sold by each Initiating Stockholder (the “Offered Shares”); (iv) each Non-Initiating Stockholder’s Pro Rata Share of the Offered Shares, the calculation of which will be provided in writing by the Company to the Initiating Stockholders before the Sale Notice is delivered to the Non-Initiating Stockholders, promptly upon request by the Non-Initiating Stockholders; and (v) the amount and type of consideration to be received on a Per-Share (as defined below) basis (before expenses) in connection with the Proposed Transfer; (vi) the proposed date, time and place of the Proposed Transfer, to the extent established; (vii) any other material terms and conditions of the Proposed Transfer; and (viii) if the Initiating Stockholders are entitled and desire to exercise their “drag-along” rights pursuant to Section 9(d) in the event all the Offered Shares are not sold to Non-Initiating Stockholders pursuant to “first refusal rights” specified in Section 9(b), a statement to that effect. The Sale Notice shall be accompanied by copies of any definitive letter of intent, purchase agreement and other material transaction documents summarizing or governing the Proposed Transfer.

          (b) First Refusal Rights.

          (i) In connection with any Proposed Transfer, each Non-Initiating Stockholder may elect to purchase from the Initiating Stockholders (A) all or any portion of such Non-Initiating Stockholder’s Pro Rata Share (defined below) of the Offered Shares (collectively the “Basic Offered Shares”), plus (B) subject to cut-back as described below, all or any portion of such additional number of Offered Shares not elected to be purchased by the other Non-Initiating Stockholders (collectively “Additional Offered Shares”), for the consideration and on the other terms and conditions specified in the Sale Notice by delivering written notice of such election (“Purchase Notice”) to the Initiating Stockholders’ Representative at the address specified in the Sale Notice within 10 business days after delivery of the Sale Notice (the “Election Period”). Each Non-Initiating Stockholder’s Purchase Notice must specify the total number of Basic Offered Shares and the total number of Additional Offered Shares such Non-Initiating Stockholder is electing to Purchase. “Pro Rata Share” means, with respect to any Non-Initiating Stockholder, a fraction, the numerator of which is the number of shares of Common Stock held by such Non-Initiating Stockholder and the denominator of which is the aggregate number of shares of Common Stock held by all Non-Initiating Stockholders, in each case, as of the date of delivery of the Sale Notice. If the total number of Additional Offered Shares elected to be purchased by all Non-Initiating Stockholders specified in their Purchase Notices exceeds the total number of Additional Offered Shares available for purchase by all electing Non-Initiating Stockholders, each electing Non-Initiating Stockholder shall be deemed to have elected to purchase a number of available Additional Offered Shares in proportion to the number of Basic Offered Shares such Non-Initiating Stockholder elected to purchase as specified its Purchase Notice, but not to exceed the number of Additional Offered Shares elected to be purchased by such Non-Initiating Stockholder as specified in its Purchase Notice.

          (ii) If collectively the Non-Initiating Stockholders have properly and timely elected to purchase all (and not less than all) of the Offered Shares from the Initiating Stockholders, the Initiating Stockholders shall be required to sell to each electing Non-Initiating Stockholder, and each electing Non-Initiating Stockholder shall be required to purchase from the Initiating Stockholders, the number of Offered Shares elected (or deemed to have been elected)

7

to be purchased by such electing Non-Initiating Stockholder, all at the purchase price and the other terms and conditions of Transfer specified in the Sale Notice. The closing of such purchases and sales of the Offered Shares shall take place as soon as practicable and in no event later than ten (10) business days after the expiration of the Election Period. If collectively the Non-Initiating Stockholders have not properly and timely elected to purchase all (and not less than all) of the Offered Shares from the Initiating Stockholders within the Election Period, the Initiating Stockholders shall be free for a period of ninety (90) days after expiration of the Election Period to complete the Proposed Transfer of the Offered Shares to the purchasers specified in the Sale Notice for consideration and upon other terms and conditions no more materially favorable to the Initiating Stockholders than those specified in the Sale Notice. If such Proposed Transfer is not consummated within such ninety (90) day period by the Initiating Stockholders, the Offered Shares shall again be subject to a right of first offer by the Initiating Stockholders pursuant to this Section 9(a).

          (c) Tag-Along Rights. In connection with any Proposed Transfer where (i) the number of Offered Shares proposed to be Transferred by the Initiating Stockholders in any single or related series of Transfers equals or exceeds an aggregate of 20% of the shares of Common Stock outstanding immediately after the closing of the Note Exchanges and (ii) the Offered Shares pertaining to such Proposed Transfer are not sold to electing Non-Initiating Stockholders, if any, pursuant to their “first refusal rights” under Section 9(b), each Non-Initiating Stockholder shall have the right, but not the obligation, to sell in the Proposed Transfer a total number of shares of Common Stock equal to such Non-Initiating Stockholder’s Tag-Along Number (defined below), or fewer shares if the Non-Initiating Stockholder so elects, for the same Per-Share consideration and other terms and conditions as those applicable to the Initiating Stockholders as specified in the Sale Notice, including the same time of sale. A Non-Initiating Stockholder seeking to exercise its rights under this Section 9(c) shall give written notice thereof to the Initiating Stockholders Representative within 10 business days from the delivery of the Sale Notice, which notice shall specify the number of shares of Common Stock that such Non-Initiating Stockholder intends to sell. Each such Non-Initiating Stockholder (1) shall bear the same proportion of the expenses of Transfer as the number of shares of Common Stock sold in such Proposed Transfer by such Non-Initiating Stockholder bears to the total number of shares of Common Stock sold in such Proposed Transfer, and (2) shall Transfer shares of Common Stock on the same terms and conditions as those applicable to the Proposed Transfer by each other participating Stockholder; provided, further, that if such Proposed Transfer is not consummated within 90 days after expiration of the Election Period, then any elections made hereunder shall become void and the Offered Shares proposed to be sold pursuant to the Sale Notice shall once again become subject to the provisions of this Section 9. “Tag-Along Number” means, with respect to any Non-Initiating Stockholder, the product of the number of shares of Common Stock owned by such Stockholder multiplied by a fraction the numerator of which is the number of Offered Shares specified in the applicable Sale Notice and the denominator of which is the aggregate number of shares of Common Stock owned by the Initiating Stockholders, in each case, at the time the Sale Notice was delivered.

          (d) Drag-Along Rights. In connection with any Proposed Transfer of 100% of the Common Stock and other Company Voting Securities, if any, outstanding as of the date the Sale Notice is delivered, whether held by Initiating Stockholders or Non-Initiating Stockholders, initiated by Required Holders, where the Offered Shares pertaining to such Proposed Transfer

8

are not sold to electing Non-Initiating Stockholders, if any, pursuant to their “first refusal rights” under Section 9(b), then upon the election of the Required Holders as specified in the Sale Notice, each Non-Initiating Stockholder shall have the obligation to sell in the Proposed Transfer, together with the Initiating Stockholders, all of the shares of Common Stock and other Company Voting Securities, if any, held by such Stockholder at the time the Sale Notice is given, for the same Per-Share consideration and on the same other terms and conditions as those applicable to the Required Holders as specified in the Sale Notice, including the same time of sale. Each such Non-Initiating Stockholder (1) shall bear the same proportion of the expenses of Transfer as the number of shares of Common Stock sold in such Proposed Transfer by such Non-Initiating Stockholder bears to the total number of shares of Common Stock sold in such Proposed Transfer, and (2) shall sell shares of Common Stock and other Company Voting Securities, if any, on the same terms and conditions as those applicable to the sale by each other participating Stockholder; provided, further, that if such Proposed Transfer is not consummated within 90 days after expiration of the Election Period, the Non-Initiating Stockholders’ obligations under this Section 9(d) in respect of such Proposed Transfer shall be void and the Offered Shares proposed to be sold pursuant to the Sale Notice shall once again become subject to the provisions of this Section 9.

          (e) Elections Irrevocable; Consummation. Each Sale Notice given, or written election made in response thereto, by a Stockholder pursuant to this Section 9 shall be irrevocable. Each Non-Initiating Stockholder receiving a Sale Notice shall promptly take all steps described in the Sale Notice to effectuate the sale by it of the shares of Common Stock to be sold by it in accordance with Sections 9(c) and 9(d) including without limitation the provision of information customarily provided in connection with such a sale and the execution of customary sale documents, with customary representations, warranties, agreements and covenants; provided that (1) liability for representations, warranties, agreements and covenants (A) made individually, including without limitation any warranty of title to shares, shall be the sole obligation of such Stockholder, and (B) made jointly shall be in proportion to the proceeds received from any such sale; and (2) the liability of any Stockholder selling in such sale shall be limited to the proceeds thereof received by such Stockholder.

          (f) Tandem Transfers and Per Share Calculation. All Transfers of Tandem Common Stock prior to the Conversion Expiration Date pursuant to the first refusal rights, tag-along rights or drag-along rights set forth in this Section 9 shall be expressly subject to the provisions of Section 7(d) hereof which require the concurrent Transfer of the New IAC Notes in an amount equal to the New IAC Note Required Principal Amount. All references in this Section 9 to “Per-Share” shall mean the per-share price calculated as though all shares of Common Stock issuable upon the conversion of the New IAC Notes to be Transferred pursuant to this Section 9 have been issued.

          10. Pre-emptive Rights. As long as a Stockholder owns any Common Stock or Common Equivalent Shares, such Stockholder shall, in connection with any proposed issuance by the Company of additional Common Stock or Common Equivalent Shares exclusively for cash or cash equivalents, other than in connection with an Excluded Issuance (a “Triggering Issuance”), have the right to subscribe for and purchase from the Company its Preemptive Share of additional Common Stock or Common Equivalent Shares of the same kind, at the same per-share price and form of payment and on such other terms and conditions identical

9

in all material respects to the terms and conditions upon which such Common Stock and/or Common Equivalent Shares are offered to any other Person pursuant to the Triggering Issuance; provided, however, that, the Company may, with the approval of a majority of the Company Board, grant additional preemptive rights to any other Person in addition to the Stockholders (“Other Preemptive Rights Holder”), at any time, from time to time, provided such rights are not senior to the preemptive rights granted herein and are not more favorable to Other Preemptive Rights Holders than the preemptive rights granted herein; and, provided further that, if any Stockholder or, if applicable, Other Preemptive Rights Holder, elects to purchase less than the total number of shares of Common Stock or Common Equivalent Shares available to such Stockholder or Other Preemptive Rights Holder for purchase hereunder, any remaining Common Stock or Common Equivalent Shares shall be allocated pro rata among subscribing Stockholders and Other Preemptive Rights Holders, based on the initial number of shares of Common Stock and Common Equivalent Shares for which each such Stockholder or Other Preemptive Rights Holder subscribed in the Triggering Issuance. Such right to subscribe shall be exercised within such reasonable period of time (not to be less than 10 business days) as may be established by the Company Board after the giving of written notice of the proposed issuance to the Stockholders.

          11. Financial Reporting. The Company shall deliver to each Stockholder:

          (a) Quarterly Reports. As soon as practicable, and in any event within forty-five (45) days after the end of each of the first three fiscal quarters in each fiscal year, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such period and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, certified by the chief financial officer of the Company on behalf of the Company as fairly presenting in all material respects the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated, subject to normal year end adjustments, and a comparison of the statements of income and cash flows to the same period of the prior year.

          (b) Annual Reports. As soon as practicable, and in any event within ninety (90) days after the end of each fiscal year, (i) the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal year, and in comparative form the corresponding figures for the previous fiscal year and (ii) an audit report of independent certified public accountants of recognized national standing, which audit report shall be unqualified and shall state that such financial statements fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards. The deliveries made pursuant to this clause (b) shall be accompanied by a certificate of such accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any default under any of the Company’s material agreements (including the Certificate of Incorporation), or if, in the opinion of such accountants,

10

any default shall exist, stating the nature and status thereof. In addition, promptly after receipt thereof, the Company shall deliver any management letter or similar communication prepared by the above-referenced accountants.

          (c) Officer’s Certificate. Accompanying the financial statements referred to in clauses (a) and (b), an Officer’s Certificate stating that neither the Company nor any of its Subsidiaries is in default under any of its material agreements (including the Certificate of Incorporation) or, if any such default exists, specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto.

          (d) Budgets. Prior to the beginning of each fiscal year, an annual budget prepared on a monthly basis for the Company and its Subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows and balance sheets), and any revisions of such annual budget promptly upon the revision thereof.

          (e) Notice of Default. Promptly (but in any event within five business days) after the discovery or receipt of notice of any default under any material agreement (including the Certificate Incorporation) to which it or any of its Subsidiaries is a party, any condition or event which is reasonably likely to result in any material liability under any Environmental Law or any other material adverse change, event or circumstance affecting the Company or any Subsidiary (including, without limitation, the filing of any material litigation against the Company or any Subsidiary or the existence of any dispute with any Person which involves a reasonable likelihood of such litigation being commenced), an Officer’s Certificate specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto.

          (f) Confidentiality. Unless otherwise agreed to in writing by the Company, each Stockholder agrees, except as required by law, to keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any Person other than (i) to its Representatives (defined below) and (ii) in connection with a Proposed Transfer, to the purchasers with whom the Stockholder is negotiating the Proposed Transfer and the Representatives of such purchasers who are actively and directly participating in the evaluation of the Proposed Transfer or who otherwise need to know the Proprietary Information for the purpose of evaluating the Proposed Transfer. All Persons to whom Proprietary Information may be disclosed pursuant to this Section 11(f) shall be specifically informed of the confidential nature of such Proprietary Information and that by receiving such information they are agreeing to be bound by the terms of this Agreement. In the event that the Person receiving the Proprietary Information is requested pursuant to, or required by, applicable law, regulation or stock exchange rule or by legal process to disclose any Proprietary Information, such Person agrees that it will provide the Company with prompt notice of such request or requirement in order to enable the Company, if it so desires, to seek an appropriate protective order or other remedy or to consult with such Person with respect to the taking of steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Section 11(f). In the event that no such protective order or remedy is obtained, or that the Company waives compliance with the terms of this Section 11(f), the Person receiving the Proprietary Information will furnish only that portion of any Proprietary Information which

11

such Person is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Proprietary Information. “Representative” means, as to any Person, such Person’s affiliates and its and their directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants) and controlling persons.

          12. Negative Covenants. The Company shall not, without the prior written consent of the Required Holders, directly or indirectly:

          (a) declare or pay any dividends or make any distributions upon any of its capital stock or other equity securities, except for dividends payable in shares of Common Stock issued upon the outstanding shares of Common Stock;

          (b) redeem, purchase or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any of the Company’s or any Subsidiary’s capital stock or other equity securities (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities), or directly or indirectly redeem, purchase or make any payments with respect to any stock appreciation rights, phantom stock plans or similar rights or plans, except for repurchases of Common Stock and options from employees of the Company and its Subsidiaries upon termination of employment pursuant to arrangements approved by the Company Board;

          (c) acquire any interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise), enter into any joint venture, or permit any Subsidiary to acquire any interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise) or enter into any joint venture or any commitment for the development of any product or series of products;

          (d) enter into the ownership, active management or operation of any business other than those businesses of the nature currently conducted by the Company;

          (e) incur or agree to incur any indebtedness for borrowed money other than (i) the New Company Notes and (ii) pursuant to the terms of that certain Amended and Restated Loan and Security Agreement dated as of                     , 2003 and made by and among the Company, Wells Fargo Foothill Inc. (formerly known as Foothill Capital Corporation), as agent, and the lenders from time to time party thereto, as amended from time to time;

          (f) authorize or make, or permit any Subsidiary to authorize or make, any expenditure in any single transaction or any series of related transactions for, or borrow money in excess of, $1,000,000 or more in the case of any calendar year;

          (g) fail to maintain in full force and effect with good and responsible insurance companies adequate insurance covering risks of such types and in such amounts as are customary for corporations of similar size engaged in similar lines of business;

          (h) make any amendment to the Company’s Certificate of Incorporation;

12

          (i) sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, more than 10% of the consolidated assets of the Company and its Subsidiaries (computed on the basis of fair market value, as determined by the Company Board in its reasonable good faith judgment) in any transaction or series of related transactions;

          (j) liquidate, dissolve or effect a merger, recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes);

          (k) enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary’s officers, directors, employees, holders of equity securities representing 1% or more of the voting power of the Company on a fully diluted basis (it being agreed that any transactions with holders of equity securities representing less than 1% of the voting power of the Company on a fully diluted basis must in any event be on reasonable, arms-length terms), or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such Person or individual owns a beneficial interest, except for customary employment arrangements and benefit programs on reasonable, arms-length terms and except as otherwise expressly contemplated by or in connection to this Agreement;

          (l) except as expressly contemplated by this Agreement, authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of, (i) additional Shares of Common Stock, Common Equivalent Shares or other equity securities of the Company, or (ii) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or options or warrants or containing profit participation features) or other hybrid securities;

          (m) create or establish a Lien in or over the assets of the Company or any Subsidiary, except for Permitted Liens; or

          (n) cause to be issued equity or debt securities by a Subsidiary, other than issuances to the Company or any direct or indirect wholly-owned Subsidiary of the Company.

          13. Amendment, Waiver and Termination.

          (a) Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective (i) against the Company unless approved in writing by the Company or the Required Holders or (ii) against the Stockholders unless approved in writing by the Required Holders; provided, however, that no modification, amendment or waiver that adversely affects (A) any Stockholder’s tag-along or drag-along rights set forth in Sections 9(c) and 9(d), respectively, shall be enforceable against such Stockholder unless approved in writing by such Stockholder or (B) a current or former director’s or officer’s right to insurance coverage pursuant to Section 6(g) shall be effective unless approved in writing by such director or officer. The failure of any party to enforce any of the provisions of this Agreement

13

shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

          (b) This Agreement shall terminate upon the occurrence of any of the following events:

(i) an initial public offering by the Company of its Common Stock;

(ii) a sale of all or substantially all of the assets of the Company, including the stock of IAC;

(iii) a merger of the Company in which the Stockholders of the Company immediately prior to consummation of the merger do not own more than 50% of the voting securities of the surviving entity immediately after consummation of the merger; or

(iv) a Transfer of 100% of the Common Stock pursuant to the drag-along rights set forth in Section 9(d) hereof;

provided, however, that in the event of the occurrence of an event described in either clause (iii) or (iv) of this Section 13(b) involving consideration payable to the Stockholders in the form of securities that are not listed for trading on a national exchange or quoted on Nasdaq, the Stockholders shall be entitled to receive tag-along rights with respect to such securities on substantially similar contractual terms to the provisions of Section 9(c) hereof.

          14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          15. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          16. Successors and Assigns; Third Party Beneficiaries. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns, and the Stockholders and any subsequent holders of Common Stock and the respective successors and assigns of each of them, so long as they hold Common Stock. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided, however, that

14

each current or former (now or in the future) director or officer of the Company, IAHC, IAC and any other Subsidiary shall be entitled to enforce against the Company its rights to directors and officers indemnity insurance coverage required under Section 6(g), unless specifically waived in writing by such current or former director or officer.

          17. Remedies. The Company and the Stockholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

          18. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Schedules hereto and to any subsequent holder of Common Stock subject to this Agreement at such address as indicated by the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service. The Company’s address is:

          Iron Age Corporation

          Three Robinson Plaza

          Suite 400

          Pittsburgh, PA 15205

          Fax No.: 412-787-8112

          Telephone No.: 412-494-3354

          Attention: Chief Financial Officer

          19. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

          20. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or any other day on which banks are not open for business in Chicago, Illinois and New York, New York, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

          21. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The

15

use of the word “including” in this Agreement shall be by way of example rather than by limitation.

          22. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

          23. Execution by Letter of Transmittal; Counterparts. This Agreement shall be deemed executed as of the day and year first above written by each holder of Existing Notes executing a Letter of Transmittal, including Annex B thereto, tendering Existing Notes in connection with the Note Exchanges and each such holder shall be bound by the terms and provisions hereof. Any subsequent joinders to this Agreement by new parties may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

          24. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

          “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

          “Agreement” has the meaning specified in the first paragraph of this Agreement.

          “Bylaws” means the Bylaws of the Company, as may be amended or restated from time to time.

          “Certificate of Incorporation” means the Certificate of Incorporation of the Company, as may be amended or restated from time to time.

          “Common Equivalent Shares” means any equity or debt securities of the Company convertible, exchangeable or exercisable for Common Stock, without additional consideration other than the relinquishment of rights pertaining to such securities.

          “Common Stock” means the Company’s Common Stock, $0.01 par value per share, whether held as of the date hereof or subsequently acquired by a Stockholder, including without limitation pursuant to the conversion of the New IAC Notes.

          “Company” has the meaning specified in the first paragraph of this Agreement.

          “Company Voting Securities” means, collectively, Common Stock and any other class or series of Company securities entitled to vote for the election of directors.

          “Environmental Law” means any foreign, federal, state or local law, statute, rule, regulation, code or ordinance enacted, adopted, issued or promulgated by any governmental authority or regulatory body concerning worker health and safety, pollution or protection of the environment.

16

          “Excluded Issuance” means any issuance or sale of Common Stock or Common Equivalent Shares (or options or rights therefor): (i) to officers, directors or employees of, or consultants and advisors to, the Company or any Subsidiary pursuant to a stock grant, option plan or purchase plan or other stock incentive program or arrangement approved by the Company Board; (ii) in connection with an acquisition by the Company or any Subsidiary, whether by merger, consolidation, purchase of assets or otherwise; (iii) to a strategic partner in connection with a strategic relationship or similar transaction approved by the Company Board; (iv) to service providers and vendors of the Company or any Subsidiary, in each case as approved by the Company Board; (v) in connection with a split or subdivision of the outstanding shares of Common Stock or Common Equivalent Shares, or a dividend or distribution on Common Stock or Common Equivalent Shares; (vi) to financial institutions or lessors in connection with commercial credit arrangements, debt financings, equipment lease financings, real estate leases or similar transactions in each case, as approved by the Company Board; (vii) in connection with an underwritten initial public offering; (viii) solely to Persons who are not then (A) Stockholders or other holders of Common Stock or Common Equivalent Shares or their respective Affiliates, or (B) officers, directors or employees of the Company or any Subsidiary and their respective Affiliates; and (ix) in connection with the conversion, exercise or exchange of the New IAC Notes or any other debt or equity securities of the Company which by their terms are convertible, exercisable or exchangeable for Common Stock or Common Equivalent Shares.

          “Family Group” means an individual’s spouse and descendants (whether natural or adopted) and any trust solely for the benefit of the individual and/or the individual’s spouse and/or descendants.

          “GSC” means collectively GSC Recovery II, L.P. and GSC Recovery IIA, L.P.

          “HY” means collectively HY I Investments, L.L.C. and HY II Investments, L.L.C.

           “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, lien (statutory or otherwise), preference, priority, security interest, chattel mortgage or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property and any lease having substantially the same effect as any of the foregoing.

          “Permitted Liens” means any Liens: (a) held by Wells Fargo Foothill, Inc., as agent for certain lenders from time to time party to that certain Amended and Restated Loan and Security Agreement dated as of                      , 2003 (as the same may be amended, restated, renewed or replaced from time to time, including, without limitation, any successor or replacement agreement), pursuant to the terms thereof; (b) for unpaid taxes that either (i) are not yet delinquent or (ii) are being protested in good faith; (c) under operating leases; (d) in respect of purchase money interests or the interests of lessors under capital leases to the extent that such Liens secure purchase money indebtedness and so long as such Liens attach only to the assets purchased or acquired and the proceeds thereof; (e) arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business; (f) arising from deposits made in connection with obtaining

17

worker’s compensation or other unemployment insurance; (g) to secure performance of bids, tenders, or leases incurred in the ordinary course of business and not in connection with the borrowing of money; (h) granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business; (i) resulting from any judgment or award so long as the enforcement of such judgment or award has been stayed by reason of a pending appeal or otherwise; (j) in respect of real property consisting of easements, rights of way, zoning restrictions, title defects, title exceptions and other similar charges, restrictions or encumbrances on the use of real property; and (k) held by HY II Investments, L.L.C., as collateral agent for certain noteholders, pursuant to that certain Security Agreement dated as of              , 2003 (as the same may be amended, restated, renewed or replaced from time to time, including, without limitation, any successor or replacement agreement).

          “Permitted Transferees” means (i) in the case of any Stockholder who is an individual, such Stockholder’s Family Group, (ii) in the case of any Stockholder who is not an individual, such Stockholder’s Affiliates and (iii) in the case of any Stockholder who is not an individual and is an initial party to this Agreement, such Stockholder’s Affiliates, partners, members, stockholders and their respective Affiliates.

          “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or governmental entity or any department, agency or political subdivision thereof.

          “Preemptive Share” means, with respect to any Stockholder, a fraction, the numerator of which is the number of shares of Common Stock held by such Stockholder plus the number of shares of Common Stock issuable to such Stockholder on conversion, exchange or exercise of Common Equivalent Shares held by such Stockholder, and the denominator of which is the number of shares of Common Stock held by all other Stockholders and Other Preemptive Rights Holders plus the number of shares of Common Stock issuable to all such other Stockholders and Other Preemptive Rights Holders on conversion, exchange or exercise of Common Equivalent Shares held by them.

          “Proprietary Information” means, with respect to any Stockholder, all reports and other information received by the Stockholder pursuant to Section 11 and all other non-public, confidential and proprietary information concerning the Company received by the Stockholder in writing or verbally from the Company or any of the Company’s Representatives.

          “Required Holders” means any combination of those Stockholders who immediately after the closing of the Note Exchanges hold shares of Common Stock representing 60% or more (the “Threshold”) of the number of shares of Common Stock outstanding immediately after the closing of the Note Exchanges. For the avoidance of doubt, additional shares of Common Stock issued after the closing of the Note Exchanges shall be excluded from the calculation of the Threshold. Notwithstanding anything to the contrary provided herein, if any Stockholder Transfers any shares of Common Stock otherwise includable in the calculation of the Threshold: (i) to any person other than a Permitted Transferee or other Stockholder, the number of transferred shares shall be excluded from both the numerator and denominator in calculating the Threshold, as if such shares had not been outstanding immediately after the closing of the Note Exchanges; (ii) to a Permitted Transferee, the number of transferred shares

18

shall be included in calculating the Threshold as if owned by the Stockholder who originally held the transferred shares; and (iii) to another Stockholder, the number of transferred shares shall be included in calculating the Threshold as if owned by such other Stockholder.

          “Restricted Securities” means (i) the Common Stock held by the Stockholders on the date hereof, (ii) any Common Stock issued upon conversion of the New IAC Notes or upon exercise of the pre-emptive rights set forth herein, and (iii) any Common Stock issued with respect to the Common Stock referred to in clauses (i) or (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) become eligible for sale pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or (c) been otherwise Transferred and new certificates for them not bearing the Securities Act legend set forth in Section 8(b) have been delivered by the Company. Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing the Securities Act legend set forth in Section 8(b).

          “Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

          “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

          “Stockholder(s)” has the meaning specified in the first paragraph of this Agreement.

          “Subsidiaries” means any corporation, partnership, limited liability company, joint venture or other entity in which the Company (a) owns, or at any relevant time owned, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner.

          “Transfer” means a sale, pledge, gift, or any other transfer or disposition of beneficial ownership in Common Stock by a Stockholder.

* * * * *

19

          IN WITNESS WHEREOF, the Company has executed this Agreement as of the day and year first above written.

IAC HOLDINGS, INC.

By:

Name:
Title:

20

SCHEDULE I

STOCKHOLDERS

	Principal Outstanding Under IAC Notes or IAHC		Shares of Common Stock
	Notes Immediately Prior to Completion of		Held Upon Completion of

	IAC Note Exchange	IAHC Note Exchange	IAC Note Exchange	IAHC Note Exchange

Name and Address

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT

The Registration Rights Agreement has been purposefully omitted. Reference the Registration Rights Agreement in Annex C.

Annex C

REGISTRATION RIGHTS AGREEMENT

dated as of __________, 2003

among

IAC HOLDINGS, INC.

and

THE HOLDERS OF REGISTRABLE SECURITIES REFERRED TO HEREIN

REGISTRATION RIGHTS AGREEMENT

          Registration Rights Agreement (this “Agreement”) dated as of        , 2003 among IAC Holdings, Inc., a Delaware corporation (the “Company”), and the Persons named on Schedule I as Holders (each a “Holder” and collectively, the “Holders”).

RECITALS

          WHEREAS, Iron Age Holdings Corporation, a Delaware corporation (“IAHC”), holds all of the issued and outstanding shares of (i) Common Stock of the Company (the “Existing Common Stock”) and (ii) common stock (“IAC Stock”) of Iron Age Corporation, a Delaware corporation (“IAC”);

          WHEREAS, IAC has issued 9-7/8% Senior Subordinated Notes due 2008 (the “Existing IAC Notes”) pursuant to an Indenture dated as of April 24, 1998 and IAHC has issued 12-1/8% Senior Discount Notes due 2009 (the “Existing IAHC Notes”) pursuant to an Indenture dated as of April 24, 1998 (Existing IAC Notes and Existing IAHC Notes collectively, “Existing Notes”);

          WHEREAS, IAC and IAHC have defaulted under the terms of their senior credit facility and, together with the Company, desire to restructure such debt obligations by amending the terms of such facility and the lenders thereunder have agreed to such amendments and to waive such defaults;

          WHEREAS, the Company, IAC and IAHC desire to further restructure such debt obligations by (i) IAHC contributing the IAC Stock to the Company, thereby resulting in IAC becoming a wholly-owned subsidiary of the Company, (ii) the Company issuing, or causing IAC to issue, as applicable, to the holders of the Existing IAC Notes, in exchange therefor (the “IAC Note Exchange”), a combination of (A) new subordinated notes of IAC (the “New IAC Notes”) in the aggregate principal amount of $8,000,000 which are convertible into Common Stock and (B) additional shares of Common Stock (the “Additional Common Stock”) in an amount such that the Additional Common Stock will represent 95% of all of the issued and outstanding Common Stock as of the date hereof and the Existing Common Stock will represent 5% of all of the issued and outstanding Common Stock as of the date hereof and (iii) at least one business day thereafter, IAHC issuing to the holders of the Existing IAHC Notes, in exchange therefor (the “IAHC Note Exchange”), the Existing Common Stock, and the holders of the Existing IAC Notes and the Existing IAHC Notes have agreed to the IAC Note Exchange and the IAHC Note Exchange (collectively, the “Note Exchanges”);

          WHEREAS, as a condition to the consummation of the restructuring and the Note Exchanges, the Company has agreed to provide certain rights to Holders to cause Registrable Securities (as defined herein) to be registered pursuant to the Securities Act (as defined herein); and

          WHEREAS, the parties hereto hereby desire to set forth the Holders’ rights and the Company’s obligations to cause the registration of the Registrable Securities pursuant to the Securities Act;

          NOW, THEREFORE, in consideration of the restructuring and the Note Exchanges, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          Section 1. Definitions and Usage.

               As used in this Agreement:

               1.1 Definitions.

               Affiliate. “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

               Agent. “Agent” means the principal placement agent on an agented placement of Registrable Securities.

               Certificate of Incorporation. “Certificate of Incorporation” means the Company’s Certificate of Incorporation, as the same may be further amended or restated from time to time.

               Commission. “Commission” shall mean the Securities and Exchange Commission.

               Common Stock. “Common Stock” shall mean (i) the common stock, $0.01 par value per share, of the Company, and (ii) shares of capital stock of the Company issued by the Company in respect of or in exchange for shares of such common stock in connection with any stock dividend or distribution, stock split-up, recapitalization, recombination or exchange by the Company generally of shares of such common stock.

               Continuously Effective. “Continuously Effective”, with respect to a specified registration statement, shall mean that it shall not cease to be effective and available for Transfers of Registrable Securities thereunder for longer than either (i) any ten (10) consecutive business days, or (ii) an aggregate of fifteen (15) business days during the period specified in the relevant provision of this Agreement.

               Demand Registration. “Demand Registration” shall have the meaning set forth in Section 2.1(i).

               Demanding Holders. “Demanding Holders” shall have the meaning set forth in Section 2.1(i).

               Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934.

2

               Family Group. “Family Group” means an individual’s spouse and descendants (whether natural or adopted) and any trust solely for the benefit of the individual and/or the individual’s spouse and/or descendants.

               Holder. “Holders” shall mean the Persons named on Schedule I as Holders of Registrable Securities and Transferees of such Persons’ Registrable Securities with respect to the rights that such Transferees shall have acquired in accordance with Section 8, at such times as such Persons shall own Registrable Securities.

               Initial Public Offering. “Initial Public Offering” means the first offering of shares of Common Stock registered pursuant to the Securities Act.

               Majority Selling Holders. “Majority Selling Holders” means those Selling Holders whose Registrable Securities included in such registration represent a majority of the Registrable Securities of all Selling Holders included therein.

               Permitted Transferees. “Permitted Transferee” means (i) in the case of any Holder who is an individual, such Holder’s Family Group, (ii) in the case of any Holder who is not an individual, such Holder’s Affiliates and (iii) in the case of any Holder who is not an individual and is an initial party to this Agreement, such Holder’s Affiliates, partners, members, stockholders and their respective Affiliates.

               Person. “Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or other agency or political subdivision thereof.

               Piggyback Registration. “Piggyback Registration” shall have the meaning set forth in Section 3.

               Register, Registered and Registration. “Register”, “registered”, and “registration” shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering by the Commission of effectiveness of such registration statement or document.

               Registrable Securities. “Registrable Securities” shall mean, subject to Section 8 and Section 10.3: (i) the Shares owned by Holders on the date hereof, and owned by a Holder on the date of determination, (ii) any shares of Common Stock or other securities issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange by the Company generally for, or in replacement by the Company generally of, such Shares; and (iii) any securities issued in exchange for Shares in any merger or reorganization of the Company; provided, however, that Registrable Securities shall not include any securities which have theretofore been registered and sold pursuant to the Securities Act or which have been sold to the public pursuant to Rule 144 or any similar rule promulgated by the Commission pursuant to the Securities Act, and, provided further, the Company shall have no obligation under Sections 2 and 3 to register any Registrable Securities of a Holder if the Company shall deliver to the Holders requesting such registration an opinion of counsel reasonably satisfactory to such Holders and its counsel to the effect that the proposed sale or disposition of all of the Registrable Securities for

3

which registration was requested does not require registration under the Securities Act for a sale or disposition in a single public sale, and offers to remove any and all legends restricting transfer from the certificates evidencing such Registrable Securities. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the then-existing right to acquire such Registrable Securities (by conversion, purchase or otherwise), whether or not such acquisition has actually been effected.

               Registrable Securities then outstanding. “Registrable Securities then outstanding” shall mean, with respect to a specified determination date, the Registrable Securities owned by all Holders on such date.

               Registration Expenses. “Registration Expenses” shall have the meaning set forth in Section 6.1.

               Required Holders. “Required Holders” means any combination of those Holders who immediately after the closing of the Note Exchanges hold Registrable Securities representing 60% or more (the “Threshold”) of the number of Registrable Securities outstanding immediately after the closing of the Note Exchanges. For the avoidance of doubt, additional Registrable Securities issued after the closing of the Note Exchanges shall be excluded from the calculation of the Threshold. Notwithstanding anything to the contrary provided herein, if any Holder Transfers any shares of Common Stock otherwise includable in the calculation of the Threshold: (i) to any person other than a Permitted Transferee or other Holder, the number of transferred shares shall be excluded from both the numerator and denominator in calculating the Threshold, as if such shares had not been outstanding immediately after the closing of the Note Exchanges; (ii) to a Permitted Transferee, the number of Transferred Shares shall be included in calculating the Threshold as if owned by the Holder who originally held the transferred shares; and (iii) to another Holder, the number of transferred shares shall be included in calculating the Threshold as owned by such other Holder.

               Securities Act. “Securities Act” shall mean the Securities Act of 1933.

               Selling Holders. “Selling Holders” shall mean, with respect to a specified registration pursuant to this Agreement, Holders whose Registrable Securities are included in such registration.

               Shares. “Shares” shall mean the shares of Common Stock issued to the Holders pursuant to the Note Exchanges, upon conversion of the New IAC Notes or upon exercise by the Holders of their pre-emptive rights set forth in the Certificate of Incorporation.

               Shelf Registration. “Shelf Registration” shall have the meaning set forth in Section 2.2.

               Substantial Holder. “Substantial Holder” shall mean any Holder that owned on the date of this Agreement 15% or more of the Registrable Securities then outstanding and such Transferee, if any, to whom such Person Transfers Registrable Securities and assigns such Substantial Holder’s rights as a Substantial Holder as permitted by Section 8.

4

               Transfer. “Transfer” shall mean and include the act of selling, giving, transferring, creating a trust (voting or otherwise), assigning or otherwise disposing of (other than pledging, hypothecating or otherwise transferring as security) (and correlative words shall have correlative meanings); provided however, that any transfer or other disposition upon foreclosure or other exercise of remedies of a secured creditor after an event of default under or with respect to a pledge, hypothecation or other transfer as security shall constitute a “Transfer”.

               Underwriters’ Representative. “Underwriters’ Representative shall mean the managing underwriter, or, in the case of a co-managed underwriting, the managing underwriter designated as the Underwriters’ Representative by the co-managers.

               Violation. “Violation” shall have the meaning set forth in Section 7.1.

               1.2. Usage.

               (i) References to a Person are also references to its assigns and successors in interest (by means of merger, consolidation or sale of all or substantially all the assets of such Person or otherwise, as the case may be).

               (ii) References to Registrable Securities “owned” by a Holder shall include Registrable Securities beneficially owned by such Person but which are held of record in the name of a nominee, trustee, custodian, or other agent, but shall exclude shares of Common Stock held by a Holder in a fiduciary capacity for customers of such Person.

               (iii) References to a document are to it as amended, waived and otherwise modified from time to time and references to a statute or other governmental rule are to it as amended and otherwise modified from time to time (and references to any provision thereof shall include references to any successor provision).

               (iv) References to Sections or to Schedules or Exhibits are to sections hereof or schedules or exhibits hereto, unless the context otherwise requires.

               (v) The definitions set forth herein are equally applicable both to the singular and plural forms and the feminine, masculine and neuter forms of the terms defined.

               (vi) The term “including” and correlative terms shall be deemed to be followed by “without limitation” whether or not followed by such words or words of like import.

               (vii) The term “hereof” and similar terms refer to this Agreement as a whole.

               (viii) The “date of” any notice or request given pursuant to this Agreement shall be determined in accordance with Section 13.

5

          Section 2. Demand Registration.

               2.1

               (i) At any time on or after six months after the Initial Public Offering if one or more Holders that own an aggregate of 33% or more of the Registrable Securities then outstanding shall make a written request to the Company (the “Demanding Holders”), the Company shall cause there to be filed with the Commission a registration statement meeting the requirements of the Securities Act (a “Demand Registration”), and each Demanding Holder shall be entitled to have included therein (subject to Section 2.7) all or such number of such Demanding Holder’s Registered Shares, as the Demanding Holder shall report in writing; provided, however, that no request may be made pursuant to this Section 2.1 if within six (6) months prior to the date of such request a Demand Registration Statement pursuant to this Section 2.1 shall have been declared effective by the Commission. Any request made pursuant to this Section 2.1 shall be addressed to the attention of the Secretary of the Company, and shall specify the number of Registrable Securities to be registered, the intended methods of disposition thereof and that the request is for a Demand Registration pursuant to this Section 2.1(i).

               (ii) The Company shall be entitled to postpone for up to 60 days the filing of any Demand Registration statement otherwise required to be prepared and filed pursuant to this Section 2.1, if the Board determines, in its good faith reasonable judgment (with the concurrence of the managing underwriter, if any), that such registration and the Transfer or Registrable Securities contemplated thereby would materially interfere with, or require premature disclosure of, any financing, acquisition or reorganization involving the Company or any of its wholly owned subsidiaries and the Company promptly gives the Demanding Holders notice of such determination; provided, however, that the Company shall not have postponed pursuant to this Section 2.1(ii) the filing of any other Demand Registration statement otherwise required to be prepared and filed pursuant to this Section 2.1 during the 12-month period ended on the date of the relevant request pursuant to Section 2.1(i).

               (iii) Whenever the Company shall have received a demand pursuant to Section 2.1(i) to effect the registration of any Registrable Securities, the Company shall promptly give written notice of such proposed registration to all Holders. Any such Holder may, within twenty (20) days after receipt of such notice, request in writing that all of such Holder’s Registrable Securities, or any portion thereof designated by such Holder, be included in the registration.

               2.2. On or after the 180th day following an Initial Public Offering, each Substantial Holder that shall make a written request to the Company (the “Initiating Substantial Holder”), shall be entitled to have all or any number of such Initiating Substantial Holder’s Registrable Securities included in a registration with the Commission in accordance with the Securities Act for an offering on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (a “Shelf Registration”). Any request made pursuant to this Section 2.2 shall be addressed to the attention of the Secretary of the Company, and shall specify the number of Registrable Securities to be registered, the intended methods of disposition thereof and that the request is for a Shelf Registration pursuant to this Section 2.2.

6

               2.3. Following receipt of a request for a Demand Registration or a Shelf Registration, the Company shall:

               (i) File the registration statement with the Commission as promptly as practicable, and shall use the Company’s best efforts to have the registration declared effective under the Securities Act as soon as reasonably practicable, in each instance giving due regard to the need to prepare current financial statements, conduct due diligence and complete other actions that are reasonably necessary to effect a registered public offering.

               (ii) Use the Company’s best efforts to keep the relevant registration statement Continuously Effective (x) if a Demand Registration, for up to 180 days or until such earlier date as of which all the Registrable Securities under the Demand Registration statement shall have been disposed of in the manner described in the Registration Statement and (y) if a Shelf Registration, until such time as each Holder of Registrable Securities included in such Shelf Registration is entitled to sell all of its shares of Registrable Securities pursuant to Rule 144(k) under the Securities Act and, accordingly, Rule 144(e)(1) under the Securities Act is not applicable to any such Holder. Notwithstanding the foregoing, if for any reason the effectiveness of a registration pursuant to this Section 2 is suspended or, in the case of a Demand Registration, postponed as permitted by Section 2.1(ii), the foregoing period shall be extended by the aggregate number of days of such suspension or postponement.

               2.4. The Company shall be obligated to effect no more than one Demand Registration during any consecutive 12-month period and such number of Shelf Registrations as may be necessary to provide each and every Substantial Holder with the right to request one Shelf Registration. For purposes of the preceding sentence, registration shall not be deemed to have been effected (i) unless a registration statement with respect thereto has become effective, (ii) if after such registration statement has become effective, such registration or the related offer, sale or distribution of Registrable Securities thereunder is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason not attributable to the Selling Holders and such interference is not thereafter eliminated, or (iii) if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived, other than by reason of a failure on the part of the Selling Holders. If the Company shall have complied with its obligations under this Agreement, a right to demand a registration pursuant to this Section 2 shall be deemed to have been satisfied (i) if a Demand Registration, upon the earlier of (x) the date as of which all of the Registrable Securities included therein shall have been disposed of pursuant to the Registration Statement, and (y) the date as of which such Demand Registration shall have been Continuously Effective for a period of 180 days, and (ii) if a Shelf Registration, upon the effective date of a Shelf Registration, provided no stop order or similar order, or proceedings for such an order, is thereafter entered or initiated.

               2.5. A registration pursuant to this Section 2 shall be on such appropriate registration form of the Commission as shall (i) be selected by the Company and be reasonably acceptable to the Majority Selling Holders, or by the Initiating Substantial Holder, as the case may be, and (ii) permit the disposition of the Registrable Securities in accordance with the intended method or methods of disposition specified in the request pursuant to Section 2.1(i) or Section 2.2, respectively.

7

               2.6. If any registration pursuant to Section 2 involves an underwritten offering (whether on a “firm”, “best efforts” or “all reasonable efforts” basis or otherwise), or an agented offering, the Majority Selling Holders or the Initiating Substantial Holder, as the case may be, shall have the right to select the underwriter or underwriters and manager or managers to administer such underwritten offering or the placement agent or agents for such agented offering; provided, however, that each Person so selected shall be reasonably acceptable to the Company. The Majority Selling Holders or the Initiating Substantial Holder, as the case may be, shall have the right to require that any registration pursuant to Section 2 be conducted as an underwritten offering.

               2.7. Whenever the Company shall effect a registration pursuant to this Section 2 in connection with an underwritten offering by one or more Selling Holders of Registrable Securities: (i) if such Selling Holders have requested the inclusion therein of more than one class of Registrable Securities, and the Underwriters’ Representative or Agent advises each such Selling Holder in writing that, in its opinion, the inclusion of more than one class of Registrable Securities would adversely affect such offering, the Demanding Holders holding at least a majority of the Registrable Securities proposed to be sold therein by them, shall decide which class of Registrable Securities shall be included therein in such offering and the related registration, and the other class shall be excluded; and (ii) if the Underwriters’ Representative or Agent advises each such Selling Holder in writing that, in its opinion, the amount of securities requested to be included in such offering (whether by Selling Holders or others) exceeds the amount which can be sold in such offering within a price range acceptable to the Majority Selling Holders, securities shall be included in such offering and the related registration, to the extent of the amount which can be sold within such price range, and on a pro rata basis among all Selling Holders; first for the account of the Substantial Holders, and second by all other Selling Holders.

          Section 3. Piggyback Registration.

               3.1. If at any time the Company proposes to register (including for this purpose a registration effected by the Company for shareholders of the Company other than the Holders) securities under the Securities Act in connection with the public offering solely for cash on Form S-1, S-2 or S-3 (or any replacement or successor forms), the Company shall promptly give each Holder of Registrable Securities written notice of such registration (a “Piggyback Registration”). Upon the written request of each Holder given within 20 days following the date of such notice, the Company shall cause to be included in such registration statement and use its best efforts to be registered under the Securities Act all the Registrable Securities that each such Holder shall have requested to be registered: provided, however, that such right of inclusion shall not apply to (i) the registration statement for the Initial Public Offering, or (ii) any registration statement covering an underwritten offering of convertible debt securities, unless the Underwriters’ Representative or Agent expressly consents thereto. The Company shall have the absolute right to withdraw or cease to prepare or file any registration statement for any offering referred to in this Section 3 without any obligation or liability to any Holder.

               3.2. If the Underwriters’ Representative or Agent shall advise the Company in writing (with a copy to each Selling Holder) that, in its opinion, the amount of Registrable Securities requested to be included in such registration would materially adversely

8

affect such offering, or the timing thereof, then the Company will include in such registration, to the extent of the amount and class which the Company is so advised can be sold without such material adverse effect in such offering: First, all securities proposed to be sold by the Company for its own account; second, the Registrable Securities requested to be included in such registration by Holders pursuant to this Section 3, and all other securities being registered pursuant to the exercise of contractual rights comparable to the rights granted in this Section 3, pro rata based on the estimated gross proceeds from the sale thereof; and third all other securities requested to be included in such registration.

               3.3. Each Holder shall be entitled to have its Registrable Securities included in an unlimited number of Piggyback Registrations pursuant to this Section 3.

               3.4. If the Company has previously filed a registration statement with respect to Registerable Securities pursuant to Section 2 or pursuant to this Section 3, and if such previous registration has not been withdrawn or abandoned, the Company will not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or any successor form), whether on its own behalf or at the request of any holder or holders of such securities, until a period of 180 days has elapsed from the effective date of such a previous registration.

          Section 4. Registration Procedures. Whenever required under Section 2 or Section 3 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as practicable:

               4.1. Prepare and file with the Commission a registration statement with respect to such Registrable Securities and use the Company’s best efforts to cause such registration statement to become effective; provided, however, that before filing a registration statement or prospectus or any amendments or supplements thereto, including documents incorporated by reference after the initial filing of the registration statement and prior to effectiveness thereof, the Company shall furnish to one firm of counsel for the Selling Holders (selected by Majority Selling Holders or the Initiating Substantial Holder, as the case may be) copies of all such documents in the form substantially as proposed to be filed with the Commission at least four (4) business days prior to filing for review and comment by such counsel, which opportunity to comment shall include an absolute right to control or contest disclosure if the applicable Selling Holder reasonably believes that it may be subject to controlling person liability under applicable securities laws with respect thereto.

               4.2. Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act and rules thereunder with respect to the disposition of all securities covered by such registration statement. If the registration is for an underwritten offering, the Company shall amend the registration statement or supplement the prospectus whenever required by the terms of the underwriting agreement entered into pursuant to Section 5.2. Subject to Rule 415 under the Securities Act, if the registration statement is a Shelf Registration, the Company shall amend the registration statement or supplement the prospectus so that it will remain current and in

9

compliance with the requirements of the Securities Act until such time as each Holder of Registrable Securities included in such Shelf Registration is entitled to sell all of its shares of Registrable Securities pursuant to Rule 144(k) under the Securities Act and, accordingly, Rule 144(e)(1) under the Securities Act is not applicable to any such Holder, and if during such period any event or development occurs as a result of which the registration statement or prospectus contains a misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, the Company shall promptly notify each Selling Holder, amend the registration statement or supplement the prospectus so that each will thereafter comply with the Securities Act and furnish to each Selling Holder of Registrable Securities such amended or supplemented prospectus, which each such Holder shall thereafter use in the Transfer of Registrable Securities covered by such registration statement. Pending such amendment or supplement each such Holder shall cease making offers or Transfers of Registrable Securities pursuant to the prior prospectus. In the event that any Registrable Securities included in a registration statement subject to, or required by, this Agreement remain unsold at the end of the period during which the Company is obligated to use its best efforts to maintain the effectiveness of such registration statement, the Company may file a post-effective amendment to the registration statement for the purpose of removing such Securities from registered status.

               4.3. Furnish to each Selling Holder of Registrable Securities, without charge, such numbers of copies of the registration statement, any pre-effective or post-effective amendment thereto, the prospectus, including each preliminary prospectus and any amendments or supplements thereto, in each case in conformity with the requirements of the Securities Act and the rules thereunder, and such other related documents as any such Selling Holder may reasonably request in order to facilitate the disposition of Registrable Securities owned by such Selling Holder.

               4.4. Use the Company’s best efforts (i) to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such states or jurisdictions as shall be reasonably requested by the Underwriters’ Representative or Agent (as applicable, or if inapplicable, the Majority Selling Holders), and (ii) to obtain the withdrawal of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of the offer and transfer of any of the Registrable Securities in any jurisdiction, at the earliest possible moment; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

               4.5. In the event of any underwritten or agented offering, enter into and perform the Company’s obligations under an underwriting or agency agreement (including indemnification and contribution obligations of underwriters or agents), in usual and customary form, with the managing underwriter or underwriters of or agents for such offering. The Company shall also cooperate with the Majority Selling Holders or Initiating Substantial Holder, as the case may be, and the Underwriters’ Representative or Agent for such offering in the marketing of the Registerable Shares, including making available the Company’s officers, accountants, counsel, premises, books and records for such purpose, but the Company shall not be required to incur any material out-of-pocket expense pursuant to this sentence.

10

               4.6. Promptly notify each Selling Holder of any stop order issued or threatened to be issued by the Commission in connection therewith (and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

               4.7. Make generally available to the Company’s security holders copies of all periodic reports, proxy statements, and other information referred to in Section 10.1 and an earnings statement satisfying the provisions of Section 11(a) of the Securities Act no later than 90 days following the end of the 12-month period beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of each registration statement filed pursuant to this Agreement.

               4.8. Make available for inspection by any Selling Holder, any underwriter participating in such offering and the representatives of such Selling Holder and Underwriter (but not more than one firm of counsel to such Selling Holders), all financial and other information as shall be reasonably requested by them, and provide the Selling Holder, any underwriter participating in such offering and the representatives of such Selling Holder and Underwriter the opportunity to discuss the business affairs of the Company with its principal executives and independent public accountants who have certified the audited financial statements included in such registration statement, in each case all as necessary to enable them to exercise their due diligence responsibility under the Securities Act; provided, however, that information that the Company determines, in good faith, to be confidential and which the Company advises such Person in writing, is confidential shall not be disclosed unless such Person signs a confidentiality agreement reasonably satisfactory to the Company or the related Selling Holder of Registrable Securities agrees to be responsible for such Person’s breach of confidentiality on terms reasonably satisfactory to the Company.

               4.9. Use the Company’s best efforts to obtain a so-called “comfort letter” from its independent public accountants, and legal opinions of counsel to the Company addressed to the Selling Holders, in customary form and covering such matters of the type customarily covered by such letters, and in a form that shall be reasonably satisfactory to Majority Selling Holders or the Initiating Substantial Holder, as the case may be. The Company shall furnish to each Selling Holder a signed counterpart of any such comfort letter or legal opinion. Delivery of any such opinion or comfort letter shall be subject to the recipient furnishing such written representations or acknowledgements as are customarily provided by selling shareholders who receive such comfort letters or opinions.

               4.10. Provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement.

               4.11. Use all reasonable efforts to cause the Registrable Securities covered by such registration statement (i) if the Common Stock is then listed on a securities exchange or included for quotation in a recognized trading market, to continue to be so listed or included for a reasonable period of time after the offering, and (ii) to be registered with or approved by such other United States or state governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Selling Holders of Registrable Securities to consummate the disposition of such Registrable Securities.

11

               4.12. Use the Company’s reasonable efforts to provide a CUSIP number for the Registrable Securities prior to the effective date of the first registration statement including Registrable Securities.

               4.13. Take such other actions as are reasonably required in order to expedite or facilitate the disposition of Registrable Securities included in each such registration.

     Section 5. Holders’ Obligations. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any Selling Holder of Registrable Securities that such Selling Holder shall:

               5.1. Furnish to the Company such information regarding such Selling Holder, the number of the Registrable Securities owned by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Selling Holder’s Registrable Securities, and to cooperate with the Company in preparing such registration;

               5.2. Agree to sell their Registrable Securities to the underwriters at the same price and on substantially the same terms and conditions as the Company or the other Persons on whose behalf the registration statement was being filed have agreed to sell their securities, and to execute the underwriting agreement agreed to by the Majority Selling Holders (in the case of a registration under Section 2) or the Company and the Majority Selling Holders (in the case of a registration under Section 3).

          Section 6. Expenses of Registration. Expenses in connection with registrations pursuant to this Agreement shall be allocated and paid as follows:

               6.1. With respect to each Demand Registration and Shelf Registration, the Company shall bear and pay all expenses incurred in connection with any registration, filing, or qualification of Registrable Securities with respect to such Demand Registrations for each Selling Holder (which right may be assigned to any Person to whom Registrable Securities are Transferred as permitted by Section 8), including all registration, filing and National Association of Securities Dealers, Inc. fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the reasonable fees and disbursements of counsel for the Company, and of the Company’s independent public accountants, including the expenses of “cold comfort” letters required by or incident to such performance and compliance, and the reasonable fees and disbursements of one firm of counsel for the Selling Holders of Registrable Securities (selected by Demanding Holders owning a majority of the Registrable Securities owned by Demanding Holders to be included in a Demand Registration or by the Initiating Substantial Holder, as the case may be) (the “Registration Expenses”), but excluding underwriting discounts and commissions relating to Registrable Securities (which shall be paid on a pro rata basis by the Selling Holders) provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2 if the registration is subsequently withdrawn at the request of the Majority Selling Holders (in which case all Selling Holders shall bear such expense), unless Holders whose Registrable Securities constitute a majority of the Registrable

12

Securities then outstanding agree that such withdrawn registration shall constitute one of the demand registrations under Section 2 hereof.

               6.2. The Company shall bear and pay all Registration Expenses incurred in connection with any Piggyback Registrations pursuant to Section 3 for each Selling Holder (which right may be Transferred to any Person to whom Registrable Securities are Transferred as permitted by Section 8), but excluding underwriting discounts and commissions relating to Registrable Securities (which shall be paid on a pro rata basis by the Selling Holders of Registrable Securities).

               6.3. Any failure of the Company to pay any Registration Expenses as required by this Section 6 shall not relieve the Company of its obligations under this Agreement.

          Section 7. Indemnification; Contribution. If any Registrable Securities are included in a registration statement under this Agreement:

               7.1. To the extent permitted by applicable law, the Company shall indemnify and hold harmless each Selling Holder, each Person, if any, who controls such Selling Holder within the meaning of the Securities Act, and each officer, director, partner, and employee of such Selling Holder and such controlling Person, against any and all losses, claims, damages, liabilities and expenses (joint or several), including attorneys’ fees and disbursements and expenses of investigation, incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation, or to which any of the foregoing Persons may become subject under the Securities Act, the Exchange Act or other federal or state laws, insofar as such losses, claims, damages, liabilities and expenses arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

               (i) Any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein, or any amendments or supplements thereto;

               (ii) The omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

               (iii) Any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any applicable state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any applicable state securities law;

provided, however, that the indemnification required by this Section 7.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or expense if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or expense to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished to the Company by the indemnified party expressly for use in connection with such registration; provided, further, that the indemnity agreement contained in this Section 7 shall not apply to any underwriter to the extent that any such loss is based on or arises out of an untrue statement or alleged untrue statement of a material fact, or an omission or alleged omission to state a material

13

fact, contained in or omitted from any preliminary prospectus if the final prospectus shall correct such untrue statement or alleged untrue statement, or such omission or alleged omission, and a copy of the final prospectus has not been sent or given to such person at or prior to the confirmation of sale to such person if such underwriter was under an obligation to deliver such final prospectus and failed to do so. The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers, directors, agents and employees and each person who controls such persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as provided above with respect to the indemnification of the Selling Holders.

               7.2. To the extent permitted by applicable law, each Selling Holder shall indemnify and hold harmless the Company, each of its directors, each of its officers who shall have signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, any other Selling Holder, any controlling Person of any such other Selling Holder and each officer, director, partner, and employee of such other Selling Holder and such controlling Person, against any and all losses, claims, damages, liabilities and expenses (joint and several), including attorneys’ fees and disbursements and expenses of investigation, incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation, or to which any of the foregoing Persons may otherwise become subject under the Securities Act, the Exchange Act or other federal or state laws, insofar as such losses, claims, damages, liabilities and expenses arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Selling Holder expressly for use in connection with such registration; provided, however, that (x) the indemnification required by this Section 7.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or expense if settlement is effected without the consent of the relevant Selling Holder of Registrable Securities, which consent shall not be unreasonably withheld, and (y) in no event shall the amount of any indemnity under this Section 7.2 exceed the gross proceeds from the applicable offering received by such Selling Holder.

               7.3. Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, suit, proceeding, investigation or threat thereof made in writing for which such indemnified party may make a claim under this Section 7, such indemnified party shall deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and disbursements and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time following the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 7 but shall not relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than pursuant to this Section

14

7. Any fees and expenses incurred by the indemnified party (including any fees and expenses incurred in connection with investigating or preparing to defend such action or proceeding) shall be paid to the indemnified party, as incurred, within thirty (30) days of written notice thereof to the indemnifying party (regardless of whether it is ultimately determined that an indemnified party is not entitled to indemnification hereunder). Any such indemnified party shall have the right to employ separate counsel in any such action, claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expenses of such indemnified party unless (i) the indemnifying party has agreed to pay such fees and expenses or (ii) the indemnifying party shall have failed to promptly assume the defense of such action, claim or proceeding or (iii) the named parties to any such action, claim or proceeding (including any impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the indemnifying party and that the assertion of such defenses would create a conflict of interest such that counsel employed by the indemnifying party could not faithfully represent the indemnified party (in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action, claim or proceeding on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action, claim or proceeding or separate but substantially similar or related actions, claims or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all such indemnified parties, unless in the reasonable judgment of such indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such action, claim or proceeding, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels). No indemnifying party shall be liable to an indemnified party for any settlement of any action, proceeding or claim without the written consent of the indemnifying party, which consent shall not be unreasonably withheld.

               7.4. If the indemnification required by this Section 7 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to in this Section 7:

               (i) The indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any Violation has been committed by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Violation. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include,

15

subject to the limitations set forth in Section 7.1 and Section 7.2, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

               (ii) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in Section 7.4(i). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

               7.5. If indemnification is available under this Section 7, the indemnifying parties shall indemnify each indemnified party to the full extent provided in this Section 7 without regard to the relative fault of such indemnifying party or indemnified party or any other equitable consideration referred to in Section 7.4.

               7.6. The obligations of the Company and the Selling Holders of Registrable Securities under this Section 7 shall survive the completion of any offering of Registrable Securities pursuant to a registration statement under this Agreement, and otherwise.

16

          Section 8. Transfer of Registration Rights. Rights with respect to Registrable Securities may be Transferred as follows: (i) the rights of a Substantial Holder to require a Shelf Registration pursuant to Section 2.2 may be Transferred to any Person in connection with the Transfer to such Person by such Substantial Holder of a number of Registrable Securities equal to 15% or more of the Registrable Securities outstanding on the date of this Agreement, and (ii) all other rights of a Holder with respect to Registrable Securities pursuant to this Agreement may be Transferred by such Holder to any of its Person in connection with the Transfer of Registrable Securities to such Person, in all cases, if (x) any such Transferee that is not a party to this Agreement shall have executed and delivered to the Secretary of the Company a properly completed agreement substantially in the form of Exhibit 1, and (y) the Transferor shall have delivered to the Secretary of the Company, no later than 15 days following the date of the Transfer, written notification of such Transfer setting forth the name of the Transferor, name and address of the Transferee, and the number of Registrable Securities which shall have been so Transferred.

          Section 9. Holdback. Each Holder entitled pursuant to this Agreement to have Registrable Securities included in a registration statement prepared pursuant to this Agreement, if so requested by the Underwriters’ Representative or Agent in connection with an offering of any Registrable Securities, shall not effect any public sale or distribution of shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock, including a sale pursuant to Rule 144 under the Securities Act (except as part of such underwritten or agented registration), during the five business days prior to, and during the 90-day period beginning on, the date such registration statement is declared effective under the Securities Act by the Commission, provided that such Holder is timely notified of such effective date in writing by the Company or such Underwriters’ Representative or Agent. In order to enforce the foregoing covenant, the Company shall be entitled to impose stop-transfer instructions with respect to the Registrable Securities of each Holder until the end of such period.

          Section 10. Covenants of the Company. The Company hereby agrees and covenants as follows:

               10.1. With a view to making available the benefits of certain rules and regulations of the Commission that may at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

               (i) make and keep adequate current public information available satisfying the requirements of Rule 144(c)(1) under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public so long as the Company is subject to the reporting requirements of the Exchange Act;

               (ii) use its commercially reasonable best efforts to file with the Commission in a timely manner all reports and other documents required to be filed by the Company under the Securities Act and the Exchange Act (at all times it is subject to such reporting requirements);

17

               (iii) so long as a Holder owns any Registrable Securities, to furnish to the Holder promptly upon request (x) at any time after 90 days after the effective date of the first Registration Statement filed by the Company for an offering of its securities to the general public, a written statement by the Company as to whether it has complied with the reporting requirements specified in Rule 144(c)(1), (y) a copy of the most recent annual or quarterly report of the Company, and (z) such other reports and documents of the Company, and take such further actions as are customary, as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such Registrable Securities without registration (at all times it is subject to the reporting requirements of the Exchange Act); and

               (iv) in connection with any sale or transfer of the Registrable Securities that will result in the security being delivered no longer being Registrable Securities, cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold, which certificates shall not bear any transfer restrictive legends if sold pursuant to Rule 144 or to the Company, and to enable such Registrable Securities to be in such denominations and registered in such names as the Holders may request at least two Business Days prior to any sale of the Registrable Securities.

               10.2.

               (i) The Company shall not, and shall permit its majority owned subsidiaries to, effect any public sale or distribution of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock, during the five business days prior to, and during the 90-day period beginning on, the commencement of a public distribution of the Registrable Securities pursuant to any registration statement prepared pursuant to this Agreement (other than by the Company pursuant to such registration if the registration is pursuant to Section 3). The Company shall not effect any registration of its securities (other than on Form S-4, Form S-8, or any successor forms to such forms or pursuant to such other registration rights agreements as may be approved in writing by the Majority Selling Holders or the Initiating Substantial Holder, as the case may be, or effect any public or private sale or distribution of any of its securities, including a sale pursuant to Regulation D under the Securities Act, whether on its own behalf or at the request of any holder or holders of such securities from the date of a request for a Demand Registration pursuant to Section 2.1 until the earlier of (x) 90 days following the date as of which all securities covered by such Demand Registration statement shall have been Transferred, and (y) 180 days following the effective date of such Demand Registration statement, unless the Company shall have previously notified in writing all Selling Holders of the Company’s desire to do so, and Selling Holders owning a majority of the Registrable Securities or the Underwriters’ Representative, if any, shall have consented thereto in writing.

               (ii) Any agreement entered into after the date of this Agreement pursuant to which the Company or any of its majority owned subsidiaries issues or agrees to issue any privately placed securities similar to any issue of the Registrable Securities (other than (x) shares of Common Stock pursuant to a stock incentive, stock option, stock bonus, stock purchase or other employee benefit plan of the Company approved by its Board of Directors, and (y) securities issued to Persons in exchange for ownership interests in any Person in connection

18

with a business combination in which the Company or any of its majority owned subsidiaries is a party) shall contain a provision whereby holders of such securities agree not to effect any public sale or distribution of any such securities during the periods described in the first sentence of Section 10.2(i), in each case including a sale pursuant to Rule 144 under the Securities Act (unless such Person is prevented by applicable statute or regulation from entering into such an agreement).

               10.3. The Company shall not, directly or indirectly, (x) enter into any merger, consolidation or reorganization in which the Company shall not be the surviving corporation or (y) Transfer or agree to Transfer all or substantially all the Company’s assets, unless prior to such merger, consolidation, reorganization or asset Transfer, the surviving corporation or the Transferee, respectively, shall have agreed in writing to assume the obligations of the Company under this Agreement, and for that purpose references hereunder to “Registrable Securities” shall be deemed to include the securities which the Holders of Registrable Securities would be entitled to receive in exchange for Registrable Securities pursuant to any such merger, consolidation or reorganization.

               10.4. The Company shall not grant to any Person (other than a Holder of Registrable Securities) any registration rights with respect to securities of the Company, or enter into any agreement, that would entitle the holder thereof to have securities owned by it included in a Demand Registration or Shelf Registration.

          Section 11. Amendment, Modification and Waivers; Further Assurances.

               (i) This Agreement may be amended with the consent of the Company, and the Company may take any action herein prohibited or omit to perform any act herein required to be performed by it, in each case only if the Company shall have obtained the written consent of the Required Holders; provided that no amendment of this Agreement shall be made that affects any Holder disproportionately in relation to the other Holders unless the Holder so affected consents to such amendment in writing.

               (ii) No waiver of any terms or conditions of this Agreement shall operate as a waiver of any other breach of such terms and conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. No written waiver hereunder, unless it by its own terms explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provisions being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision.

               (iii) Each of the parties hereto shall execute all such further instruments and documents and take all such further action as any other party hereto may reasonably require in order to effectuate the terms and purposes of this Agreement.

          Section 12. Assignment; Benefit. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their

19

respective heirs, assigns, executors, administrators or successors; provided, however, that except as specifically provided herein with respect to certain matters, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by the Company without the prior written consent of Holders owning Registrable Securities possessing a majority in number of the Registrable Securities outstanding on the date as of which such delegation or assignment is to become effective. A Holder may Transfer its rights hereunder to a successor in interest to the Registrable Securities owned by such assignor only as permitted by Section 8.

          Section 13. Miscellaneous.

               13.1. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

               13.2. Notices. All notices and requests given pursuant to this Agreement shall be in writing and shall be made by hand-delivery, first-class mail (registered or certified, return receipt requested), confirmed facsimile or overnight air courier guaranteeing next business day delivery to the relevant address specified on Schedule I to this Agreement or in the relevant agreement in the form of Exhibit 1 whereby such party became bound by the provisions of this Agreement. Except as otherwise provided in this Agreement, the date of each such notice and request shall be deemed to be, and the date on which each such notice and request shall be deemed given shall be: at the time delivered, if personally delivered or mailed; when receipt is acknowledged, if sent by facsimile; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next business day delivery.

               13.3. Entire Agreement; Integration. This Agreement supersedes all prior agreements between or among any of the parties hereto with respect to the subject matter contained herein and therein, and such agreements embody the entire understanding among the parties relating to such subject matter.

               13.4. Injunctive Relief. Each of the parties hereto acknowledges that in the event of a breach by any of them of any material provision of this Agreement, the aggrieved party may be without an adequate remedy at law. Each of the parties therefore agrees that in the event of such a breach hereof the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach hereof. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

               13.5. Section Headings. Section headings are for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

               13.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which shall together constitute one and the same instrument. All signatures need not be on the same counterpart.

               13.7. Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability

20

of the remaining provisions of this Agreement, unless the result thereof would be unreasonable, in which case the parties hereto shall negotiate in good faith as to appropriate amendments hereto.

               13.8. Filing. A copy of this Agreement and of all amendments thereto shall be filed at the principal executive office of the Company with the corporate recorder of the Company.

               13.9. Termination. This Agreement may be terminated at any time by a written instrument signed by the parties hereto. Unless sooner terminated in accordance with the preceding sentence, this Agreement (other than Section 7 hereof) shall terminate in its entirety on such date as there shall be no Registrable Securities outstanding, provided that any shares of Common Stock previously subject to this Agreement shall not be Registrable Securities following the sale of any such shares in an offering registered pursuant to this Agreement.

               13.10. Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees (including any fees incurred in any appeal) in addition to its costs and expenses and any other available remedy.

               13.11. No Third Party Beneficiaries. Nothing herein expressed or implied is intended to confer upon any person, other than the parties hereto or their respective permitted assigns, successors, heirs and legal representatives, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

               13.12. Letter of Transmittal. This Agreement shall be deemed executed by each holder of Existing Company Notes or Existing IAHC Notes executing a Letter of Transmittal, including Annex B thereto, tendering Existing Company Notes or Existing IAHC Notes in connection with the Note Exchanges and each such holder shall be bound by the terms and provisions hereof.

21

          IN WITNESS WHEREOF, the Company has executed this Agreement as of the day and year first above written.

IAC HOLDINGS, INC.

By:

Name:
Title:

SCHEDULE I

HOLDERS

Name of Holders Upon Completion of Company Note Exchange

Name of Additional Holders Upon Completion of IAHC Note Exchange

EXHIBIT 1

to Registration
Rights Agreement

AGREEMENT TO BE BOUND
BY THE REGISTRATION RIGHTS AGREEMENT

          The undersigned, being the transferee of      shares of the common stock,      par value per share [or describe other capital stock received in exchange for such common stock] (the “Registrable Securities”), of           , a Delaware corporation (the “Company”), as a condition to the receipt of such Registrable Securities, acknowledges that matters pertaining to the registration of such Registrable Securities is governed by the Registration Rights Agreement dated as of      , 2003 initially among the Company and the Holders referred to therein (the “Agreement”), and the undersigned hereby (1) acknowledges receipt of a copy of the Agreement, and (2) agrees to be bound as a Holder by the terms of the Agreement, as the same has been or may be amended from time to time.

          Agreed to this      day of                     ,      .

*

*

*Include address for notices.

Annex D

COLLATERAL AGENCY AGREEMENT

Dated as of _____________________, 2003

By and Among

THE HOLDERS OF THE
15% SUBORDINATED CONVERTIBLE SECURED NOTES DUE 2007
ISSUED BY IRON AGE CORPORATION

and

HY II INVESTMENTS, L.L.C.
as Collateral Agent

- i -

4.12.	Counterparts	11
4.13.	Governing Law	11
4.14.	Waiver of Jury Trial	11
4.15.	Conflict among Note Documents	11
4.16.	No Reliance by Company	11
4.17.	Subordination	11

COLLATERAL AGENCY AGREEMENT

          THIS COLLATERAL AGENCY AGREEMENT (this “Agreement” or “Collateral Agency Agreement”), dated as of      , 2003, is among (i) the holders (the “Holders”) from time to time of the 15% Subordinated Convertible Secured Notes due April 30, 2008 issued by Iron Age Corporation,(ii) Iron Age Corporation, a Delaware corporation (the “Company”), (iii) HY II Investments, L.L.C., as collateral agent hereunder and under the Security Agreements hereinafter referred to (in such capacity, together with its successors in such capacity, the “Collateral Agent”) acting for the benefit of the Holders.

W I T N E S S E T H:

          WHEREAS, on the date hereof, the Company proposes to issue to the Holders up to $8,000,000 in aggregate principal amount of its 15% Subordinated Convertible Secured Notes due April 30, 2008 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Notes”) in exchange for 9 7/8% Senior Subordinated Notes due 2008 of Iron Age Corporation; and

          WHEREAS, in connection herewith, (i) the Company and the Collateral Agent will enter into a Security Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Company Security Agreement”), for the purpose, among other things, of securing the Note and (i) Falcon Shoe Mfg. Co, a Maine corporation (the “Subsidiary”), and the Collateral Agent will enter into a Security Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Subsidiary Security Agreement” and, together with the Company Security Agreement, the “Security Agreements”), for the purpose, among other things, of securing Subsidiary’s performance under a Guaranty, dated as of the date hereof, under which Subsidiary will guarantee the Company’s performance of the Notes; and

          WHEREAS, in connection with the foregoing, the Holders wish to provide for the appointment of the Collateral Agent and for certain other matters relating to the Collateral as security for the Secured Obligations.

          NOW, THEREFORE, for and in consideration of the premises and of the covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

          Section 1 Definitions.

          The following capitalized terms used herein shall have the respective meanings set forth below.

“Affiliate” has the meaning assigned to that term in the Credit Agreement.

“Collateral” means all collateral and other rights granted as security for the Secured Obligations pursuant to the Security Agreements, including the “Collateral” as defined and provided in said Security Agreements.

“Collateral Agent” has the meaning assigned to that term in the Preamble.

“Company” has the meaning assigned to that term in the Preamble.

“Company Security Agreements” has the meaning assigned to that term in the Preamble.

“Documents” means this Agreement, the Security Agreements, the Intercreditor Agreement and the Notes.

“Enforcement Action” has the meaning assigned to that term in Section 6.06.

“Event of Default” means an “Event of Default” (or similar event, howsoever denominated) as defined and provided in the Notes.

“Holder” means a holder of a Note or Notes, and “Holders” means holders of all of the Notes.

“Intercreditor Agreement” means the Intercreditor and Subordination Agreement, dated as of the date hereof, among Wells Fargo Foothill, Inc., as agent for certain lenders, the Company and the Collateral Agent, as the same may be amended, restated, renewed or replaced from time to time, including, without limitation, any successor or replacement agreement, whether with the same lenders or group of lenders or any other lenders or group of lenders, as such successor agreement may be amended, restated, renewed or replaced from time to time.

“Note Documents” means this Agreement, the Security Agreements and the Notes.

“Notice of Default” means a notice delivered to the Collateral Agent stating that an Event of Default has occurred and is continuing and specifying the nature of such Event of Default.

“Person” shall mean any natural person, corporation, business trust, association, company, partnership or government or any agency or political subdivision thereof.

“Required Holders” means Holders holding at the time sixty percent (60%) or more of the outstanding principal amount of the Notes.

“Secured Obligations” means, at any time, the sum of: (i) all of the outstanding indebtedness, liabilities and obligations of the Company to the Holders of the Notes and (ii) all indemnification costs, expenses, fees and other compensation, reimbursements or other amounts owing to the Collateral Agent under or in respect of this Agreement.

“Security Agreements” has the meaning assigned to that term in the Preamble.

“Subsidiary Security Agreement” has the meaning assigned to that term in the Preamble.

Section 2 The Collateral Agent.

2.01. Appointment, Powers and Immunities.

          Each Holder, by its acceptance of a Note, appoints and authorizes the Collateral Agent to act as its agent hereunder and under the Security Agreements and the Intercreditor Agreement with such powers as are specifically delegated to the Collateral Agent by the terms of this Agreement, the Security Agreements and the Intercreditor Agreement, together with such other powers as are reasonably incidental thereto. Each Holder authorizes the Collateral Agent to act as agent for the Holders for the purposes of executing and delivering on behalf of the Holders the Security Agreements and the Intercreditor Agreement. Such appointment is irrevocable, subject however to the rights of removal set forth in Section 2.09 hereof and the provisions of Section 6.10 hereof. The Collateral Agent:

(a) shall have no duties or responsibilities except those expressly set forth in this Agreement, the Security Agreements and the Intercreditor Agreement, and shall not by reason of this Agreement, the Security Agreements or the Intercreditor Agreement be a trustee or fiduciary for any Holder;

(b) shall not be responsible to the Holders for any recitals, statements, representations or warranties contained in any of the Documents, or in any certificate or other document referred to or provided for in, or received by any of them under, any of the Documents, unless made by the Collateral Agent in its capacity as such, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Documents or any other document referred to or provided for herein or therein or for any failure by the Company or any other person to perform any of its obligations thereunder;

(c) shall not, except to the extent expressly instructed as provided herein with respect to the Collateral, be required to initiate or conduct any litigation or collection proceedings under any of the Documents or in respect of the Collateral; and

(d) shall not be responsible for any action taken or omitted to be taken by it hereunder, under any of the Documents or any document or instrument referred to or provided for therein or in connection therewith, except for its own gross negligence or willful misconduct.

The Collateral Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. HY II Investments, L.L.C. hereby accepts such appointment as Collateral Agent hereunder and agrees to administer the Collateral and to receive, deposit and disburse all revenues and other amounts delivered to it pursuant to the terms of this Agreement.

          2.02. Direction of Collateral Agent.

          Except as expressly provided herein (including, without limitation, Sections 4.06 and 4.07), the Collateral Agent must take all actions under the Documents at the direction, or may take such actions with the consent, of the Required Holders.

          2.03. Reliance by Collateral Agent.

          The Collateral Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Collateral Agent. As to any matters not expressly provided for by a Document, the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, thereunder in accordance with instructions given by the Required Holders (in each case, as required hereunder).

          2.04. Events of Default.

          The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default unless it has received a Notice of Default from a Holder or the Company specifying such Event of Default and stating that such notice is a ‘Notice of Default’. The Collateral Agent shall, subject to Sections 2.08 and 4.06 hereof, take such action with respect to such Event of Default as shall be directed by the Required Holders, provided that unless and until it shall have received such directions, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interest of the Holders except to the extent that any Document expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Holders or such other number or percentage of the Holders as may be provided herein.

          2.05. Notices to Holders.

          The Collateral Agent shall promptly notify the Holders (a) in the event that it shall receive any Notice of Default, (b) in the event that it shall receive any instructions to commence an Enforcement Action, (c) in the event that it shall receive any other material instruction, notice, request, demand or other communication from any person that is directly related to the Collateral or any Document, and (d) of any action taken by the Collateral Agent under this Agreement in respect of the foregoing.

          2.06. Indemnification.

          The Holders, by their acceptance of the Notes, evidence their agreement to indemnify the Collateral Agent, its affiliates and its affiliates’ officers, directors, employees and agents (collectively, the “Indemnified Parties”), to the extent not reimbursed under Section 4.03 hereof, but without limiting the obligations of the Company under said Section 4.03, ratably in accordance with the respective principal amount of Notes held by each such Holder, measured as of the time of the action giving rise to the claim for indemnification for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Collateral Agent (including by any Holder) arising out of or by reason of any investigation in or in any way relating to or arising out of any Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that the Company is obligated to pay under Section 4.03 hereof, but excluding, unless an Event of Default has occurred and is continuing, customary administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided that no Holder shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

          2.07. Non-Reliance on Collateral Agent and Other Holders.

          Each Holder, by its acceptance of a Note, acknowledges and agrees that it has, independently and without reliance on the Collateral Agent, its officers, directors, employees, agents or any other Holder, and based on such documents and information as it has deemed appropriate, made its own credit analysis of IAC Holdings, Inc., a Delaware corporation, the Company and their subsidiaries and its own decision to enter into the Documents to which it is a party and to consummate the transactions contemplated thereby and that it will, independently and without reliance upon the Collateral Agent, its officers, directors, employees and agents or any other Holder, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under any of the Documents. The Collateral Agent, in its capacity as such, shall not be required to keep itself informed as to the performance or observance by the Company or its subsidiaries of any Document or any other document referred to or provided for herein or therein or to inspect the properties or books of the Company or any of its subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to a Holder by the Collateral Agent hereunder or under the Security Agreements, the Collateral Agent shall not have any duty or responsibility to provide any Holder with any information concerning the affairs, financial condition or business of IAC Holdings, Inc., the Company or any of their subsidiaries that may come into the possession of the Collateral Agent.

          2.08. Failure to Act.

          Except for action expressly required of the Collateral Agent under any of the Documents, the Collateral Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its reasonable satisfaction from the other Holders of their indemnification obligations under Section 2.06 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action, other than liability and expenses that may be incurred as a result of its gross negligence or willful misconduct.

          2.09. Resignation or Removal of Collateral Agent.

          Subject to the appointment and acceptance of a successor Collateral Agent as provided below, the Collateral Agent may resign at any time by giving notice thereof to the Company and each Holder, and the Collateral Agent may be removed at any time with or without cause by the Required Holders. Upon any such resignation or removal, the Required

Holders shall have the right to appoint a successor Collateral Agent. If no successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Collateral Agent’s giving of notice of resignation or the removal of such retiring Collateral Agent, then such retiring Collateral Agent may, on behalf of the Holders, appoint a successor Collateral Agent. Upon the acceptance of any appointment as Collateral Agent by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of such retiring Collateral Agent, and such retiring Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Section 2 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Collateral Agent.

          Section 3 Application of Proceeds.

          Except as otherwise expressly provided herein, the proceeds of any collection, sale or other realization of all or any part of the Collateral shall be applied by the Collateral Agent to the payment of the Secured Obligations as follows:

FIRST, to the payment of the costs and expenses of such collection, sale or other realization, including reasonable out-of-pocket costs and expenses of the Collateral Agent and the fees and expenses of its agents and counsel, and all expenses incurred and advances made by the Collateral Agent in connection herewith;

SECOND, to the pro-rata payment of the accrued but unpaid interest on the Notes, without priority of one over the other;

THIRD, to the pro-rata payment of the unpaid principal on the Notes, without priority of one over the other;

FOURTH, to the ratable payment of all other Secured Obligations owing to the Holders;

FIFTH, the balance, if any, of such proceeds remaining will be distributed to the Company free and clear of any Lien granted in the Security Agreements; provided, however, that if at the time of receipt by the Collateral Agent of any such amount, there has occurred and is continuing an Event of Default under any of the Documents, such amounts will not be distributed to the Company, and instead will be held by the Collateral Agent as part of the Collateral until such Event of Default shall no longer be continuing.

As used in this Section 3, “proceeds” of Collateral shall mean cash, securities and other property realized in respect of, and distributions in kind of, collateral, including any thereof received under any reorganization, liquidation or adjustment of debt of the Company or any issuer of or obligor on any of the Collateral.

          Section 4 Miscellaneous.

          4.01. Waiver.

          No failure on the part of the Collateral Agent or any Holder to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any of the Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

          The Company irrevocably waives, to the fullest extent permitted by applicable law, any claim that any action or proceeding commenced by the Collateral Agent or any Holder relating in any way to any Document should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by the Company relating in any way to such Loan Document whether or not commenced earlier. To the fullest extent permitted by applicable law, the Company shall take all measures necessary for any such action or proceeding commenced by the Collateral Agent or any Holder to proceed to judgment prior to the entry of judgment in any such action or proceeding commenced by the Company.

          4.02. Notices.

          All notices, requests and other communications provided for under the Documents (including, without limitation, any modifications of, or waivers, requests or consents under, any of the Documents) shall be given or made in writing (including, without limitation, by telex or telecopy), delivered to the intended recipient at the “Address for Notices” specified below its name on Schedule 1 hereof, or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid. The Collateral Agent agrees to give a copy of each notice it receives from the Company to each other Holder promptly following receipt thereof by the Collateral Agent from the Company.

          4.03. Expenses, Indemnification, Etc.

          Without limiting the obligations of the Company under any other Document, the Company agrees to pay or reimburse the Collateral Agent for: (a) all reasonable out-of-pocket costs and expenses of the Collateral Agent (including, without limitation, the reasonable fees and expenses of legal counsel to Collateral Agent) in connection with (i) the negotiation, preparation, execution and delivery of any of the Documents and (ii) the negotiation or preparation of any modification, supplement or waiver of any of the terms of any of the Documents (whether or not consummated); (b) all reasonable out-of-pocket costs and expenses of the Holders (including, without limitation, the reasonable fees and expenses of legal counsel and the administrative costs and expenses of the Collateral Agent incident to the performance of its agency duties hereunder) in connection with (i) any Event of Default and any enforcement or collection proceedings resulting therefrom, including, without limitation, all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 4.03; and (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of any Document or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Document or any other document referred to therein.

          The Company hereby agrees to indemnify the Collateral Agent and each other Holder and their respective affiliates, directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them (including, without limitation, any and all losses, liabilities, claims, damages or expenses incurred by the Collateral Agent to any other Holder, whether or not the Collateral Agent or any other Holder is a party thereto) arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any Document or the Collateral, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the person to be indemnified). Without limiting the generality of the foregoing, the Company will indemnify the Collateral Agent and each other Holder from, and hold the Collateral Agent and each other Holder harmless against, any losses, liabilities, claims, damages or expenses described in the preceding sentence (including any Lien filed against any Collateral in favor of any governmental entity, but excluding, as provided in the preceding sentence, any loss, liability, claim, damage or expense incurred by reason of the gross negligence or willful misconduct of the person to be indemnified) arising under any environmental law as a result of the past, present or future operations of the Company or any of its subsidiaries (or any predecessor in interest to the Company or any of its subsidiaries), or the past, present or future condition of any site or facility owned, operated or leased at any time by the Company or any of its subsidiaries (or any such predecessor in interest), or any release or threatened release of any hazardous materials at or from any such site or facility, including any such release or threatened release that shall occur during any period when the Collateral Agent or any other Holder shall be in possession of any such site or facility following the exercise by the Collateral Agent or any other Holder of any of its rights and remedies under any of the Documents.

          4.04. Amendments, Etc.

          Except as otherwise expressly provided in this Agreement (including without limitation Section 4.05), this Agreement may be amended, modified or supplemented only by an instrument in writing signed by (only to the extent party thereto prior to such amendment, modification or supplement proposed to be made) the Collateral Agent and the Required Holders, and any provision of this Agreement may be waived in writing by the Required Holders or by the Collateral Agent acting with the written consent of the Required Holders; provided that no modification, supplement or waiver shall:

(i) release the Company from all of its obligations under this Agreement or the Company Security Agreements, or the obligations of the Subsidiary under the Subsidiary Security Agreement, unless such release is evidenced by an instrument signed by each Holder;

(ii) release any material portion of the Collateral or otherwise terminate any Lien granted under any of the Documents, unless by an instrument signed by each Holder;

(iii) alter the manner or priority in which proceeds of Collateral are to be applied to the Secured Obligations under this Agreement, unless by an instrument signed by each Holder; or

(iv) amend this Section 4.04.

Notwithstanding the foregoing, (x) no consent shall be required to partially or fully release or otherwise terminate any Lien granted under any Document if such release is (1) expressly authorized by the applicable Security Agreement as of the date hereof or (2) required pursuant to the terms of the Intercreditor Agreement, and (y) the Company’s written consent shall be required for any amendment of or modification to Sections 4.03.

          4.05. Enforcement Action.

          The Required Holders may direct the Collateral Agent to take an Enforcement Action; provided, however, that no such direction shall be required for any application of funds received from the Company or the Subsidiary (in the order of priority specified in Section 3 of this Agreement) to the payment of Secured Obligations as and when such Secured Obligations shall become due and payable in accordance with the terms of the relevant Document(s).

          An “Enforcement Action” refers to any of the following actions:

(a) the application of the Collateral to the payment of Secured Obligations;

(b) the exercising of any power of sale or other rights granted by any of the Documents;

(c) the sale of the Collateral either as an entirety or, if permitted by applicable law, in portions to the highest bidder at a public auction at such place and at such time and upon such terms as the relevant Enforcement Action request may specify or may be required by applicable law;

(d) the proceeding to protect and enforce the rights of any Holders under this Agreement by sale pursuant to judicial proceedings or by a proceeding in equity or at law or otherwise, whether for the enforcement of the security interests created under or pursuant to any Document or for the enforcement of any other legal, equitable or other remedy;

(e) the exercising in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to the Holders, to the extent permitted by applicable law; and

(f) the charge, setoff or other application of all or any part of the Secured Obligations against the Collateral.

          4.06. Rights of the Holders.

          No Holder (other than the Collateral Agent or the Required Holders pursuant to this Section 4.06) shall have any right to institute in its own name any action, suit or proceeding at law or in equity or otherwise for the sale or other disposition of any of the Collateral, for the appointment of a receiver of any Collateral or for the enforcement of any other right to realize upon any Collateral; provided, however, that nothing contained in any Note Document shall affect or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest included in the Secured Obligations and to perform all other Secured Obligations, at the time, place, and in the manner expressed in the Note Documents, or affect or impair the right, which is also absolute and unconditional, of the Holders to enforce by action at law, the payment thereof or any other right or remedy available to them (otherwise than in respect of the Collateral) under the Note Documents; provided, further, that the foregoing shall not prohibit any Holder from exercising its rights of setoff so long as any setoff amount is remitted to the Collateral Agent for distribution pursuant to the terms of this Agreement.

          4.07. Bankruptcy Proceedings.

          Nothing contained herein shall limit or restrict the independent right of any Holder to initiate an action or actions in any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar proceeding in its individual capacity or in its capacity as holder of Secured Obligations and to appear or be heard on any matter before the bankruptcy or other applicable court in any such proceeding. The Collateral Agent is not authorized in any such proceeding to enter into any agreement for, or give any authorization or consent with respect to, the post-petition usage of Collateral, unless such agreement, authorization or consent has been approved in writing by the Required Holders. This Agreement shall survive the commencement of any such bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar proceeding.

          4.08. Successors and Assigns.

          Whenever in this Agreement any party hereto is named or referred to, the successors and assigns of such party shall be deemed to be included and all covenants, promises and agreements in this Agreement by or on behalf of the respective parties hereto shall bind and inure to the benefit of the respective successors and assigns of such parties, whether so expressed or not.

          4.09. Termination.

          If no Notice of Default shall have been given and be outstanding, this Agreement shall (subject to any provisions hereof which by their terms survive the termination of this Agreement) cease and terminate and shall be of no further force or effect after receipt by the Collateral Agent of a certificate from the Required Holders stating that all outstanding Secured Obligations have been paid in full or indicating that such party consents to the termination of this Agreement.

          Upon termination of this Agreement as provided above, the Collateral Agent, at the written request and expense of the Company, will execute and deliver to the Company a proper instrument or instruments acknowledging the satisfaction and termination of this Agreement (subject to any provisions hereof which by their terms survive the termination of this Agreement), and will duly assign, transfer and deliver to the Company all of its right, title and interest in and to the Collateral at the time held by the Collateral Agent under the Documents.

          4.10. Survival.

          The obligations of the Company under Section 4.03 hereof and the obligations of the Holders under Section 2.06 hereof shall survive the repayment of the Notes.

          4.11. Headings.

          The title of and section headings in this Agreement are for convenience of reference only and shall not govern the interpretation of any of the terms and provisions of this Agreement.

          4.12. Counterparts.

          This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

          4.13. Governing Law.

          This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware.

          4.14. Waiver of Jury Trial.

          Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

          4.15. Conflict among Note Documents.

          In the event of conflict between this Agreement and any other Note Document, this Agreement controls.

          4.16. No Reliance by Company.

          The Company agrees that it does not have any rights under this Agreement and shall not be entitled, in any manner whatsoever, to rely upon or enforce, or to raise as a defense, the provisions of this Agreement or the failure of the Collateral Agent or any other Holder to comply with such provisions.

          4.17. Subordination.

          Notwithstanding anything to the contrary contained in any Note Document, the parties hereto acknowledge and agree that (i) all rights and remedies of the Collateral Agent and the Holders under any Note Document and (ii) all obligations of the Company and its Affiliates under any Note Document, shall, in each case, be subject to the provisions of the Intercreditor Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

IRON AGE CORPORATION,
as Company

By:
Name:
Title:

HY II INVESTMENTS, L.L.C.,
as Collateral Agent

By:
Name:
Title:

SCHEDULE 1

ADDRESS FOR NOTICES

If to a Holder:

If to the Collateral Agent:

If to the Company: